SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Webco Industries, Inc.

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WEBCO INDUSTRIES, INC.
9101 West 21st Street
Sand Springs, Oklahoma 74063
(918) 241-1000
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON           , 2004

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting” or the “Meeting”) of Webco Industries, Inc., an Oklahoma corporation (the “Company” or “Webco”), will be held on      , 2004, at 11:00 a.m., central time, at the offices of Webco at 9101 West 21st Street, Sand Springs, Oklahoma, for the following purpose, as more fully described in the Proxy Statement accompanying this Notice:

To consider and vote upon proposals to amend Webco’s Certificate of Incorporation to effect one of four alternative reverse/forward stock split combinations (each having the net effect of a one-for-10 reverse split), as determined by the Board of Directors in its discretion.

     The proposals to amend Webco’s Certificate of Incorporation provide for Webco to effect both a reverse and forward stock split of Webco’s issued and outstanding shares of common stock. If these reverse and forward stock splits are approved and effected, Webco anticipates that it will have fewer than 300 stockholders of record. As a result, Webco will be eligible to and intends to terminate the registration of its Common Stock under the Securities Exchange Act of 1934, in which case Webco will no longer be required to file annual and periodic reports or make other filings with the Securities and Exchange Commission that are applicable to public companies and the Common Stock will no longer be listed on the American Stock Exchange.

     Webco has set the close of business on          , 2004, as the record date for determining stockholders who are entitled to notice of and to vote at the Special Meeting.

     All stockholders are cordially invited to attend the Special Meeting in person. Whether or not you expect to attend the Meeting, your vote is important. To assure your representation at the Meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States.

By order of the Board of Directors,

F. William Weber

Chairman of the Board

Sand Springs, Oklahoma

          , 2004

Your vote is very important, regardless of the number of shares you own. Please read the attached proxy statement carefully, complete, sign and date the enclosed proxy card as promptly as possible and return it in the enclosed envelope.

WEBCO INDUSTRIES, INC.
9101 West 21st Street
Sand Springs, Oklahoma 74063
(918) 241-1000

PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON           , 2004

     The Board of Directors of Webco Industries, Inc., an Oklahoma corporation (the “Company” or “Webco”), is providing this proxy statement to its stockholders to solicit their vote for use at a Special Meeting of Stockholders (the “Special Meeting” or the “Meeting”) to be held on      , 2004. The Special Meeting will be held at the offices of Webco, 9101 West 21st Street, Sand Springs, Oklahoma, at 11:00 a.m., central time. This proxy statement and the accompanying proxy card are being mailed on or about    , 2004, to stockholders of record as of    , 2004.

     At the Special Meeting, stockholders will vote on proposals to amend Webco’s Certificate of Incorporation to effect, as determined by the Board of Directors in its discretion, one of four alternative reverse/forward stock split combinations (each having a net effect of a one-for-10 reverse split). As permitted under Oklahoma law, stockholders whose shares are converted into less than one share in the reverse split (because they had fewer shares than the reverse split ratio at the effective time of the reverse split) will receive a cash payment from Webco in the amount of $6.50, without interest, for each share of common stock, par value $.01 per share (the “Common Stock”), they held immediately before the reverse split. Stockholders who own more than one share after the reverse split will receive one share for every 10 shares they owned prior to the reverse split and for each fractional share they would otherwise receive as a result of the forward split, stockholders will receive a cash payment in the amount of $6.50, without interest, per pre-reverse-split share in lieu of a fractional share. The reverse stock split and forward stock split to be effected by the amendment to our Certificate of Incorporation, the cash payments to stockholders and other related matters are referred to in this proxy statement as the “Transaction.”

     After the Transaction, Webco anticipates that it will have fewer than 300 stockholders of record. As a result, Webco will be eligible to and intends to terminate the registration of its Common Stock under the Securities Exchange Act of 1934, in which case Webco will no longer be required to file annual and periodic reports or make other filings under the federal securities laws that are applicable to public companies. Additionally, the Common Stock will no longer be listed on the American Stock Exchange.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Transaction, passed upon the merits or fairness of the Transaction or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

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FORWARD LOOKING STATEMENTS

     Certain statements in this proxy statement, including statements preceded by, or predicated upon the words “anticipates,” “appears,” “believes,” “expects,” “estimated,” “hopes,” “plans,” “should,” “would” or similar words constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Webco or industry results to differ materially from any future results, performance or achievements expressed or implied herein. Such risks, uncertainties and factors include, among others: general economic and business conditions, market conditions, labor availability, natural gas prices, changes in manufacturing technology, banking environment, monetary policy, raw material costs and availability, industry capacity, domestic and international competition, loss of significant customers and customer work stoppages, equipment outages, effects of major capital expansions, significant customer claims, technical and data processing capabilities, insurance costs and availability, stockholder lawsuits and the number of record holders after the Transaction.

SUMMARY TERM SHEET

     The following summary briefly describes the proposed Transaction. While this summary describes what Webco believes are the most material terms and features of the Transaction, stockholders should read the entire proxy statement and the documents incorporated in this proxy statement by reference before voting. As used in this proxy statement, “Transaction” refers to the reverse/forward stock split to be effected by the amendment of our Certificate of Incorporation, together with the related cash payments to stockholders and other related matters.

Summary of the Transaction

     The Board of Directors has authorized, and recommends that stockholders approve, EACH of four proposals to amend Webco’s Certificate of Incorporation to effect, as determined by the Board of Directors in its discretion, one of the following four alternative reverse/forward stock split combinations:

•	a reverse one-for-200 stock split followed immediately by a forward 20-for-one stock split of the Common Stock;

•	a reverse one-for-500 stock split followed immediately by a forward 50-for-one stock split of the Common Stock;

•	a reverse one-for-800 stock split followed immediately by a forward 80-for-one stock split of the Common Stock; and

•	a reverse one-for-1,000 stock split followed immediately by a forward 100-for-one stock split of the Common Stock.

     IN THE FOLLOWING DISCUSSIONS, THE TERMS “MINIMUM NUMBER” AND “FORWARD NUMBER” MEAN: 200 AND 20, RESPECTIVELY, IF THE ONE-FOR-200 REVERSE/20-FOR-ONE FORWARD SPLIT IS IMPLEMENTED; 500 AND 50, RESPECTIVELY, IF THE ONE-FOR-500 REVERSE/50-FOR-ONE FORWARD SPLIT IS IMPLEMENTED; 800 AND 80, RESPECTIVELY, IF THE ONE-FOR-800 REVERSE/80-FOR-ONE FORWARD SPLIT IS IMPLEMENTED; AND 1,000 AND 100, RESPECTIVELY, IF THE ONE-FOR-1,000 REVERSE/100-FOR-ONE FORWARD SPLIT IS IMPLEMENTED.

     Each of these four alternative reverse/forward stock split combinations is comprised of a reverse stock split whereby each Minimum Number of shares of Common Stock held of record by a stockholder at the effective time of the reverse split will be converted into one share of Common Stock, followed immediately by a forward stock split whereby each share of Common Stock outstanding upon consummation of the reverse split will be converted into the Forward Number of shares of Common Stock. As permitted under Oklahoma law, shares of Common Stock that would be converted into less than one share of Common Stock in the reverse split will instead be converted into the right to receive a cash payment as described below. However, if a stockholder of record holds the Minimum Number or more shares of Common Stock in his or her account at the effective time of the reverse split, only fractional shares remaining after the forward split will be cashed out such that at the end of the Transaction, each such holder will have a whole number of shares.

     Webco is submitting separate proposals to approve each of the four alternative reverse/forward stock split combinations described above, and the Board in its discretion may elect to effect any one (but not more than one) of these four combinations that are approved by the requisite vote of the stockholders of Webco. The Board will also have the discretion to determine if and when to effect any of these reverse/forward stock split combinations that are approved by the stockholders and reserves the right to abandon the Transaction even if it is approved by the stockholders (see “—Reservation of Rights” beginning on page 9). Webco expects that, if stockholders approve and the Board elects to implement one of the four alternative reverse/forward split combinations, it would be consummated within 30 days after the date of the Special Meeting upon the filing of the necessary amendment to Webco’s Certificate of Incorporation with the Secretary of State of the State of Oklahoma. If the Board determines to implement any of the four alternative reverse/forward stock split combinations approved by the stockholders, as soon as practicable after the effectiveness of the reverse/forward stock split, Webco will publicly announce in a press release and post on its website at http://www.webcoindustries.com which of the approved alternative combinations the Board has elected to effect. The form of proposed amendment to Webco’s Certificate of Incorporation necessary to effect the Transaction is set forth under “Proposals to Amend Webco’s Certificate of Incorporation—Proposed Language Amending Webco’s Certificate of Incorporation—Reverse/Forward Split Amendment” beginning on page 71.

Special Factors

Purpose of the Transaction

     The primary purpose of the Transaction is to reduce the number of Webco’s stockholders of record to fewer than 300, thereby enabling Webco (1) to terminate its obligation to file annual and periodic reports and make other filings under the federal securities laws and (2) to terminate the registration of its Common Stock under the Securities Exchange Act of 1934, or the 1934 Act. Webco will no longer be subject to the Sarbanes-Oxley Act of 2002 and our officers will no longer be required to certify the accuracy of our financial statements. Webco will thereafter be considered a private company. Webco is undertaking the Transaction for the reasons, and to attain the benefits, set forth below.

     F. William Weber, Chairman of the Board, Chief Executive Officer and a principal stockholder of Webco, and Dana S. Weber, Vice Chairman of the Board, President, Chief Operating Officer, and a principal stockholder of Webco may be deemed to be engaged in the proposed Transaction as a result of their affiliation with Webco, and thus are “filing persons” with Webco of the Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the proposed Transaction. For purposes of this proxy statement, F. William Weber and Dana S. Weber are sometimes referred to as the “Transaction Affiliates.” Mr. Weber and Ms. Weber fully concur with the reasons for and benefits and disadvantages of the Transaction described below.

     See “Special Factors—Purpose of the Transaction” on page 12.

Reasons for and Benefits of the Transaction

     The reasons for the Transaction include the following:

•	Webco believes that the governance requirements of the Sarbanes-Oxley Act of 2002, along with the current environment for public companies, will increase the cost and difficulty of retaining and recruiting qualified and experienced members of its Board of Directors.

•	Webco believes that the legal costs and liability risks of being public are substantial and increasing.

•	Webco believes that our characteristics (low market capitalization and relatively low historical average return on assets or equity), the characteristics of our Common Stock (low price, limited trading volume, no dividend and no analyst coverage), as well as the general volatility of our industry, have had and will continue to have a negative effect on our long-term stock price.

•	Webco believes that the characteristics of our Common Stock discussed above do not allow us to use stock as a currency for acquisition opportunities or to generate additional capital for other strategic opportunities.

•	Webco recognizes that our stock is already relatively illiquid, (averaging 6,745 and 4,593 shares per day during the 12 and 36 months, respectively, prior to the public announcement of the proposed Transaction) and that this illiquidity causes price volatility whenever relatively large blocks of stock are sought to be purchased or sold.

•	Webco believes that the disclosures that we are required to make as a public company put us at a competitive disadvantage to our mostly non-public competitors. We believe that we will benefit from no longer having to place this information into the public domain.

     See “Special Factors—Reasons for and Benefits of the Transaction” beginning on page 12.

     Benefits of the Transaction to Webco are expected to include the following:

•	Eliminating the current cost of being public, which are substantial and which we expect will increase significantly in fiscal 2005 and 2006. (For a breakdown of our expected costs, see “Special Factors—Reasons for and Benefits of the Transaction” beginning on page 12);

•	Reducing the substantial time that management and other employees spend preparing and reviewing the periodic reports required of publicly-traded companies and managing stockholder relations and communications, thus enabling them to devote more of their time and energy to our strategy and operations; and

•	Increasing management’s flexibility to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce quarterly earnings per share growth.

     See “Special Factors—Reasons for and Benefits of the Transaction” beginning on page 12.

     Benefits of the Transaction to affiliates of Webco include the following:

•	Webco’s officers and directors will increase their percentage ownership in Webco by between 0.6% to 1.3%, depending on the reverse/forward split proposal selected;

•	The Weber family will increase its percentage ownership in Webco by between 0.5% to 1.1%, depending on the reverse/forward split proposal selected;

•	Remaining affiliated stockholders may benefit from the reduction in total shares outstanding or from the cost savings by Webco not being public, either or both of which may result in higher earnings per share, which in turn may result in a higher price (adjusted for the net one-for-ten reverse split) for their shares than they would have received if Webco remained public;

•	Webco’s officers and employees will benefit from eliminating the time and effort associated with implementation of the Section 404 internal controls certification provisions of the Sarbanes-Oxley Act: and

•	Webco’s officers and directors will benefit from eliminating the legal risks associated with being a public company.

     See “Special Factors—Reasons For and Benefits of the Transaction—Benefits of the Transaction to Affiliates of Webco” beginning on page 16 and “Special Factors—Interests of Webco’s Directors and Executive Officers in the Transaction” beginning on page 36.

     Benefits of the Transaction to unaffiliated stockholders of Webco include the following:

•	Unaffiliated stockholders holding fewer shares than the Minimum Number will receive cash for their shares without having to pay brokerage commissions and other transaction costs;

•	Unaffiliated stockholders receiving the $6.50 for their shares are receiving an amount that is 17% above the upper threshold of the per share valuation range presented by Southwest Securities. (See “Special Factors—Opinion and Report of Southwest Securities” beginning on page 38.)

•	Remaining unaffiliated stockholders may benefit from the reduction in total shares outstanding or from the cost savings by Webco not being public, either or both of which may result in higher earnings per share, which in turn may result in a higher price (adjusted for the net one-for-ten reverse split) for their shares than they would have received if Webco remained public; and

•	Remaining unaffiliated stockholders may benefit from future operating results of Webco.

     See “Special Factors—Reasons for and Benefits of the Transaction—Benefits of the Transaction to Unaffiliated Stockholders” beginning on page 17.

Disadvantages of the Transaction

     Disadvantages of the Transaction to Webco include the following:

•	Webco’s working capital and assets will be decreased and indebtedness increased, to fund the purchase of fractional shares, option buy outs and the other costs of the Transaction, including extending loans to certain officers and employees of Webco, as described below under “—Interests of Webco’s Directors and Executive Officers in the Transaction” beginning on page 7; and

•	The limited ability that Webco has to raise capital in the public securities markets or to use our stock as an acquisition currency will be effectively eliminated.

     See “Special Factors—Disadvantages of the Transaction—Disadvantages of the Transaction to Webco” beginning on page 17.

     Disadvantage of the Transaction to affiliates of Webco include the following:

•	Webco’s officers and directors and the Weber family are likely to experience reduced liquidity for their shares of Common Stock, even if the Common Stock trades on the Pink Sheets, and this reduced liquidity may adversely affect the market price of the Common Stock.

     See “Special Factors—Disadvantages of the Transaction—Disadvantages of the Transaction to Affiliates of Webco” beginning on page 17.

     Disadvantages of the Transaction to unaffiliated stockholders of Webco include the following:

•	The cash price offered to stockholders under the proposed Transaction could be less than the market price at the time the Board decides to implement the Transaction and is substantially less than the $8.25 book value of the Common Stock as of July 31, 2004;

•	Remaining stockholders are likely to experience reduced liquidity for their shares of Common Stock, even if the Common Stock trades on the Pink Sheets, and this reduced liquidity may adversely affect the market price of the Common Stock;

•	Less public information about Webco will be required or available after the Transaction and officers will no longer be required to certify the accuracy of our financial statements, although Webco will continue to provide quarterly press releases as to our financial condition and results of operations, which we expect may be accessed at www.pinksheets.com (see “Special Factors—Reasons For and Benefits of the Transaction” beginning on page 12);

•	Stockholders who are cashed out will be unable to participate in any future operating results of Webco unless they buy stock after the Transaction; and

•	Stockholders who are cashed out for $6.50 per pre-split share in the Transaction may receive less for their shares than they would if the Common Stock continued trading on the American Stock Exchange.

     See “Special Factors—Disadvantages the Transaction—Disadvantages of the Transaction to Affiliates of Webco” beginning on page 17.

Effects of the Transaction.

     The Board is soliciting stockholder approval for each of the four alternative reverse/forward stock split proposals. If approved by the stockholders and implemented by the Board, the Transaction will become effective on such date as may be determined by the Board. See “Proposals to Amend Webco’s Certificate of Incorporation—Reservation of Rights” beginning on page 72.

     If the Transaction is completed, the following will occur:

•	Stockholders who own less than the Minimum Number of shares before the Transaction will receive a cash payment in the amount of $6.50 per pre-reverse split share in exchange for their shares of Common Stock and will no longer have any interest in Webco.

•	Stockholders who own exactly the Minimum Number of shares before the Transaction (after giving effect to the reverse and forward splits) will receive one share for every 10 shares they owned prior to the Transaction.

•	Stockholders who own more than the Minimum Number of shares before the Transaction will receive one share for every 10 shares they owned prior to the Transaction (after giving effect to the reverse and forward splits); for fractional shares remaining after the forward split, they will receive a cash payment in the amount of $6.50 per pre-reverse split share; and they will continue to have an interest in Webco to the extent of their remaining whole shares.

•	Webco expects to have fewer than 300 record holders of Common Stock and, therefore, would be eligible to terminate registration of the Common Stock with the Securities and Exchange Commission, which would terminate our obligation to continue filing annual and periodic reports and make other filings under the federal securities laws that are applicable to public companies, would terminate the obligation of our officers to certify the accuracy of our financial statements, and we would no longer be considered a public company.

•	Our Common Stock will no longer be listed on the American Stock Exchange.

•	The number of shares subject to currently outstanding options and the corresponding exercise prices will be adjusted in accordance with the terms of Webco’s option plan to give effect to the Transaction. Any options for fewer than the Minimum Number will become a right to receive a cash payment in the amount of $6.50 per pre-reverse split share, irrespective of vesting status, less the exercise price, and will result in the elimination of any rights to acquire fractional shares; if the value of this right is $0 or less, the options will be cancelled. Any options for more than the Minimum Number will be adjusted so that the holder will have 1/10th as many options at 10 times the exercise price. The vesting schedule related to options still in effect after the Transaction will remain unchanged.

     For a description of the provisions regarding the treatment of shares held in street name, see “Special Factors—Effect of the Transaction on Stockholders” beginning on page 20. Shares held in “street name” are shares held in a stock brokerage account or by a bank or other nominee.

Alternatives Considered

     Prior to deciding to pursue the Transaction, Webco and its financial adviser, Benedetto, Gartland and Company, Inc., considered and rejected a number of alternatives, including maintaining the status quo, increasing the public float, selling Webco, liquidating Webco, an all-cash transaction and other “going private” transactions.

     See “Special Factors—Alternatives Considered” beginning on page 22.

Determination of the Fairness of the Transaction by the Special Committee, the Board and the Transaction Affiliates

     Each of a Special Committee of independent directors appointed by the Board to consider the Transaction, the Board of Directors and the Transaction Affiliates has determined that the Transaction is fair to the unaffiliated stockholders who will be cashed out in the Transaction and to those unaffiliated stockholders who will remain stockholders after the Transaction and unanimously recommend that stockholders vote “FOR” each of the four reverse/forward split combinations in order to effect the Transaction.

     The determination of the Special Committee, the Board and the Transaction Affiliates is based on a number of procedural and substantive factors, including the following:

     Procedural Factors:

•	The Special Committee was established with sole power to make the decision to recommend the Transaction; and the Special Committee’s membership consists entirely of independent directors to represent the interests of Webco’s minority stockholders.

•	The Special Committee retained its own independent financial adviser and legal counsel.

•	Webco retained its own financial adviser and legal counsel.

•	The stockholders will have an opportunity to make changes to their ownership before the effective date of the Transaction so that they can increase, decrease, divide or otherwise adjust their existing holdings prior to the effective date, in order to retain some, none or all of their shares or to receive cash for some or all of their shares.

•	The Special Committee negotiated with Webco and thoroughly deliberated and evaluated the net one-for-10 reverse/forward stock split combinations, with the result that the payment to Webco’s cashed-out holders was increased from $4.00 to $4.75 and ultimately to $6.50 per pre-split share.

•	The Transaction will be effected in accordance with applicable requirements under Oklahoma law.

     Substantive Factors:

•	Based on the Special Committee’s determination that the Transaction is fair to the unaffiliated stockholders who will be cashed out in the Transaction and to the unaffiliated stockholders who will remain after the Transaction, and that the cash price of $6.50 per pre-reverse split share to be paid to holders of less than one share of Common Stock (post-reverse split) and to holders of fractional shares (post-forward split) is fair, the Special Committee recommended the Transaction.

•	The terms of the Transaction, including the cash payment to holders of less than one share of Common Stock (post-reverse split) and to holders of fractional shares (post-forward split) in the amount of $6.50 per pre-reverse split share, resulted from arms’-length negotiations between Webco and the Special Committee.

•	The Board believes that the Transaction is the superior transaction for Webco, its unaffiliated stockholders who will be cashed out and the unaffiliated stockholders who will remain after the Transaction as compared to the feasible alternatives considered. See “Special Factors—Alternatives Considered” beginning on page 22 and “Special Factors – Recommendation of the Board; Fairness of the Transaction” beginning on page 31.

•	The Special Committee’s financial adviser, Southwest Securities, Inc., has rendered its opinion that the cash price of $6.50 per pre-reverse split share is fair to Webco’s cashed-out stockholders from a financial point of view.

•	The Board noted management’s intention after the Transaction to provide quarterly financial information and the expected impact of the forward split to create a per-share price immediately after the Transaction of approximately 10 times the current price of the Common Stock. The Board believes that these two factors will enhance the possibility for trading on the Pink Sheets.

•	Based on the recommendation by the Special Committee, the fairness opinion of Southwest Securities, the fact that the $6.50 per share price is above the range of each of the three valuation methods used by Southwest Securities as well as the overall valuation, that it is at the high end of the trading range of the Common Stock over the past five years, that no commissions will be paid by those receiving cash and the expected cost savings from no longer being a public company, the Board and the Transaction Affiliates concurred with the Special Committee that the Transaction is fair to unaffiliated stockholders who will be cashed out in the Transaction and to those unaffiliated stockholders who will remain stockholders after the Transaction.

     See “Special Factors—Recommendation of the Board; Fairness of the Transaction” beginning on page 31 and “Special Factors—Interests of Webco’s Directors and Executive Officers in the Transaction” beginning on page 36.

Approval of Security Holders

     Approval of each of the proposals requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote on such proposal. Webco’s directors and executive officers, and members of the Weber family, all of whom have indicated to us that they intend to vote their shares for each of the proposals, owned an aggregate of 4,048,553 shares of Common Stock, representing 57% of our outstanding shares as of October 1, 2004. See “Security Ownership of Certain Beneficial Owners” beginning on page 86 and “Special Factors—Interests of Webco’s Directors and Executive Officers in the Transaction” beginning on page 36. Accordingly, it is likely that the Transaction will be approved by stockholders at the Meeting. Other than the expressed intent of directors and executive officers and the Weber family to vote their shares for the Transaction, we have not obtained any assurances or agreements from any of our stockholders as to how they will vote on the proposals.

     See “The Special Meeting—Vote Required” beginning on page 67.

Fairness Opinion of Southwest Securities

     On November 3, 2004, Southwest Securities delivered to the Special Committee and the Board of Directors its opinion to the effect that, as of the date of such opinion and based upon and subject to the matters stated in the opinion, the cash consideration to be paid in the proposed Transaction is fair, from a financial point of view, to Webco’s unaffiliated stockholders receiving such payments. The full text of the written opinion of Southwest Securities, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix A to this proxy statement. You should read the opinion carefully in its entirety, along with the discussion under “Special Factors—Opinion and Report of Southwest Securities” beginning on page 38.

Interests of Webco’s Directors and Executive Officers in the Transaction

     In considering the recommendation of the Board of Directors with respect to the Transaction, stockholders should be aware that Webco’s executive officers and directors have interests in the Transaction that are in addition to, or different from, our stockholders generally. These interests may create potential conflicts of interest and include the following:

•	Each executive officer and each member of the Board of Directors holds shares or vested options in excess of the Minimum Number and will, therefore, retain shares of Common Stock or options to purchase Common Stock after the Transaction. See “Security Ownership of Certain Beneficial Owners” beginning on page 86.

•	As a result of the Transaction, the stockholders who own of record on the record date, more shares than the Minimum Number, including Webco’s executive officers and directors, will increase their percentage ownership interest in Webco as a result of the Transaction.

•	After the deregistration of the Common Stock under the 1934 Act becomes effective, Webco intends to lend $1,495,000 to F. William Weber, Chairman of the Board and Chief Executive Officer, $105,000 to Dana S. Weber, Vice Chairman, President and Chief Operating Officer, $280,000 to David E. Boyer, Senior Vice President of Tubular Operations and Corporate Secretary, and $120,000 to other employees to be used by them solely to repay currently outstanding loans with various financial institutions that are secured by shares of our Common Stock. See “Special Factors—Interests of Webco’s Directors and Executive Officers in the Transaction” beginning on page 36.

•	Members of the Special Committee will each receive compensation for serving on the Special Committee.

•	According to a Schedule 13G dated February 16, 2004, Strong Capital Management, a principal stockholder of Webco, owned 1,976,998 shares, or 11.7%, of the outstanding common stock of Matrix Services Company. Bradley S. Vetal, a member of the Special Committee, is Chairman and Chief Executive Officer of Matrix Services Company.

•	While there are still significant controls, regulations and liabilities for directors and executive officers of private companies, the additional legal exposure for Webco’s directors and executive officers from securities laws relating to public companies will be eliminated.

•	Depending on the reverse split selected and whether or not they combine their shares with other shares held, certain of our directors and executive officers may receive cash for their shares as a result of the Transaction. See “Special Factors—Interests of Webco’s Directors and Executive Officers in the Transaction” (beginning on page 36) and “Special Factors—Effect of the Transaction on Certain Affiliates” beginning on page 20.

     The Transaction will not trigger any change of control provisions in any of our executive officers’ employment agreements.

     See “Special Factors—Interests of Webco’s Directors and Executive Officers in the Transaction” beginning on page 36.

Source of Funds; Financing of the Transaction

     Based on estimates of record ownership of shares of Common Stock and the number of shares outstanding and other information as of October 1, 2004, we estimate that the total funds required to pay the consideration to stockholders entitled to receive cash for their shares, to cash out options, to make loans to certain of our executive officers and employees solely to replace existing loans that they have with third party lenders and to pay the other costs of the Transaction, will be approximately $4,382,000 (assuming the Minimum Number is 1,000), $4,240,000 (assuming the Minimum Number is 800), $4,033,000 (assuming the Minimum Number is 500) or $3,646,000 (assuming the Minimum Number is 200). We intend to fund this requirement using available cash and amounts available under our loan agreement. See “Special Factors—Source of Funds; Financing of the Transaction” beginning on page 63.

Conduct of Webco’s Business after the Transaction

     Webco expects to conduct its business and operations after the effective date of the Transaction in substantially the same manner as they are currently being conducted, except as described in this proxy statement, particularly with respect to: (1) the expected borrowing under our credit facility to finance a portion of the Transaction and related costs and (2) Webco’s plans to deregister its Common Stock under the 1934 Act and delist it from the

American Stock Exchange. See “Special Factors—Conduct of Webco’s Business After the Transaction” on page 64.

Federal Income Tax Consequences

     Generally, for stockholders who have fewer shares of Common Stock than the Minimum Number and for stockholders who have fractional shares after the forward split, the receipt of cash for fractional shares will be treated for tax purposes in the same manner as if the shares had been sold in the market for cash. As to stockholders who will remain stockholders of Webco following the Transaction, the tax consequences to those stockholders of the Transaction will depend on each stockholder’s own unique situation. Accordingly, stockholders may wish to consult their own tax adviser to determine the effect of the Transaction under applicable federal, state, local and foreign tax laws. See “Special Factors—Material Federal Income Tax Consequences” beginning on page 65 for a description of the material federal income tax consequences of the Transaction.

Recommendation of the Board

     The Board recommends that the stockholders vote “FOR” each of the proposals to approve the Reverse/Forward Split Amendment. Unless a contrary choice is specified, proxies solicited by the Board will be voted “FOR” approval of each of the proposals to approve the Reverse/Forward Split Amendment. See “Special Factors—Recommendation of the Board” on page 67.

Reservation of Rights

     The Board reserves the right to abandon the Transaction without further action by our stockholders at any time before the filing of the necessary amendment to our Certificate of Incorporation with the Oklahoma Secretary of State, even if the Transaction has been authorized by our stockholders at the Special Meeting. By voting in favor of any or all of the four alternative proposals, stockholders are also expressly authorizing the Board to determine not to proceed with the Transaction if the Board should so decide. For an explanation of the factors to be considered in selecting the Minimum Number and whether or not to proceed with the Transaction, see “Proposals to Amend Webco’s Certificate of Incorporation—Reservation of Rights” beginning on page 72.

Market Price of Common Stock

     The last sale price of the Common Stock on May 28, 2004, the day before Webco announced its consideration of a going-private transaction, was $4.86 per share. The closing price of the Common Stock on June 25, 2004, the day before Webco announced the approval of the Transaction by the Special Committee and Board of Directors and the proposed payment of $4.75 per share to be cashed out, was $4.08 per share. The closing price of the Common Stock on October 22, 2004, the day before Webco announced that the Special Committee would be reevaluating the cash-out price based on updated projections, was $5.05 per share. The closing price of the Common Stock on November 3, 2004, the day before Webco announced the revised $6.50 price for the shares to be cashed out in the Transaction, was $6.65 per share. On    , 2004 (the most recent practicable date prior to the printing of this proxy statement), the closing price of the Common Stock was $                       per share. See “Financial Information—Market Prices of the Common Stock” beginning on page 82.

Selected Per Share Financial Information

     The following table sets forth selected historical per share financial information for Webco and unaudited pro forma per share financial information for Webco giving effect to the Transaction as if it had been consummated as of July 31, 2004, in the case of book value per share information, and as of the beginning of August 1, 2003, in the case of income per share and weighted common share outstanding information. The information presented below is derived from (i) the consolidated historical financial statements of Webco, including the related notes thereto, and (ii) the unaudited Pro Forma Consolidated Financial Statements, including the related assumptions, beginning on page 73. This table should be read together with the Selected Historical Financial Information beginning on page 72, the unaudited Pro Forma Consolidated Financial Statements and the related assumptions and footnotes beginning on page 73 and the consolidated financial statements of Webco and the notes thereto included in Webco’s Annual Report on Form 10-K for the fiscal year ended July 31, 2004, which information is incorporated by reference in this proxy statement. As described in the assumptions to the unaudited Pro Forma Consolidated Financial Statements, the pro forma per share information assumes, based on a Minimum Number of 1,000, 800, 500 or 200, that 160,000, 140,000, 120,000 or 72,000 shares, respectively, of Common Stock will be cashed out in connection with the Transaction, options to purchase 177,000, 153,000, 73,000 or 1,000 shares, respectively, of Common Stock will be cancelled or cashed out at a cost of $167,000, $155,000, $78,000 or $3,000, respectively, and that the total cash required for the Transaction will be $4,382,000, $4,240,000, $4,033,000 or $3,646,000, respectively, including the cash paid for these shares and options, loans to be made to certain of our executive officers and employees solely to replace existing loans that they have with third party lenders and amounts required to pay the other costs of the Transaction. The pro forma information set forth below is not necessarily indicative of what Webco’s financial position or results of operations actually would have been if the Transaction had been consummated as of the above referenced dates or of Webco’s financial position or results of operations in the future.

As of and for the
Year Ended
July 31, 2004
(pro forma amounts
(Shares in thousands except Minimum Number and per share amounts)	are unaudited)
Webco—Historical
Net income per common share:
Basic	$1.02
Diluted	$1.01
Book value per common share (1)	$8.25
Ratio of earnings to fixed charges (2)	5.49
Dividends per common share	$—
Weighted average common shares outstanding:
Basic	7,082
Diluted	7,162
Webco—Pro Forma
(assuming a one-for-1000 split):
Net income per common share (3):
Basic	$10.49
Diluted	$10.37
Book value per common share(4)	$81.13
Dividends per common share	$—
Weighted average common shares outstanding:
Basic	692
Diluted	700
(assuming a one-for-800 split):
Net income per common share (3):
Basic	$10.48
Diluted	$10.36
Book value per common share(4)	$81.09
Dividends per common share	$—
Weighted average common shares outstanding:
Basic	694
Diluted	702
(assuming a one-for-500 split):
Net income per common share (3):
Basic	$10.52
Diluted	$10.40
Book value per common share(4)	$81.11
Dividends per common share	$—
Weighted average common shares outstanding:
Basic	696
Diluted	704

As of and for the
Year Ended
July 31, 2004
(pro forma amounts
(Shares in thousands except per share amounts)	are unaudited)
(assuming a one-for-200 split):
Net income per common share (3):
Basic	$10.53
Diluted	$10.41
Book value per common share(4)	$81.04
Dividends per common share	$—
Weighted average common shares outstanding:
Basic	701
Diluted	709

(1)	Historical book value per share of Common Stock is computed by dividing stockholders’ equity by the number of basic common shares outstanding at the end of the period.

(2)	The ratio of earnings to fixed charges for fiscal 2003 was 2.24.

(3)	Basic and diluted pro forma net income per share amounts are computed by dividing pro forma net income by the historical weighted average number of basic shares and diluted shares outstanding for the period, minus the shares of Common Stock assumed to be cashed out in the Transaction and giving effect to the change in outstanding options.

(4)	Pro forma book value per share of Common Stock is computed by dividing pro forma stockholders’ equity by the number of basic common shares outstanding at July 31, 2004, minus the number of shares of Common Stock assumed to be cashed out in the Transaction.

SPECIAL FACTORS

Purpose of the Transaction

     The primary purpose of the Transaction is to reduce the number of Webco’s stockholders of record to fewer than 300, thereby enabling Webco (1) to terminate its obligation to file annual and periodic reports and make other filings under the federal securities laws and (2) to terminate the registration of the Common Stock under the 1934 Act. As a result, we would be able to realize the cost savings that would be achieved by eliminating most of the expenses related to our disclosure, reporting and compliance requirements under the 1934 Act and our listing requirements on the American Stock Exchange for our Common Stock. Webco’s recent record financial results were not foreseen at the time this Transaction was initiated and are not a reason we are undertaking this Transaction at this time. Webco is undertaking the Transaction at this time in order to effect the cost savings referred to below as soon as possible and to avoid the significant prospective compliance costs relating to Sarbanes-Oxley described below, particularly the costs required to comply with the internal control certification requirements of that Act by July 31, 2005. In addition, the sooner that Webco completes the Transaction, the sooner stockholders who are to receive cash in the Transaction will receive and be able to reinvest or otherwise make use of such cash payments.

     F. William Weber and Dana S. Weber, the Transaction Affiliates, fully support the Transaction for the same reasons as stated above and concur with the reasons for and benefits and disadvantages of the Transaction set forth below. The Transaction Affiliates believe that the Transaction is in the best interests of Webco. While the ownership interest of the Transaction Affiliates in Webco will increase as a result of the Transaction, this increase will be small due to the small number of shares being bought out in the Transaction. (See “Benefits of the Transaction to Affiliates of Webco” beginning on page 16.) Unaffiliated stockholders who will remain stockholders after the Transaction will also experience an increase in their ownership interest of Webco as a result of the Transaction. The Transaction Affiliates are not engaging in this Transaction to increase their ownership interest in Webco, but because they believe that it will benefit and be in the best interests of Webco, since the substantial costs and burdens associated with being a public company will be largely eliminated.

Reasons for and Benefits of the Transaction

     As a public reporting company, we incur significant expenses, most of which would be eliminated or reduced significantly as a result of the Transaction, including the following:

•	fees and expenses of counsel to review and assist in the preparation of securities reports and news releases, as well as advising us on securities law and American Stock Exchange compliance matters;

•	American Stock Exchange listing fees for the Common Stock;

•	insurance premiums for directors’ and officers’ liability insurance in an amount sufficient to attract and retain qualified directors and executive officers;

•	fees and expenses of our transfer agent and others for printing, postage, stock transfer and other administrative expenses to service public stockholders, most of whom are holders of relatively small numbers of shares of our Common Stock;

•	fees and expenses of investor relations advisers and consultants hired from time to time;

•	independent accountants’ fees for auditing our financial statements and reviewing our quarterly financial statements and earnings releases; and

•	directors’ fees for their services and expenses related thereto;

     The Transaction would also have the effect of:

•	eliminating the cost of maintaining small stockholder accounts;

•	permitting small stockholders to receive cash for their shares without having to pay brokerage commissions or other fees; and

•	reducing the substantial time that management and other employees spend preparing and reviewing periodic reports required of publicly-traded companies and managing stockholder relations and communications; thus enabling them to devote more of their time and energies to Webco’s strategy and operations.

     As a public company, the following items, among others, must be prepared and filed with the Securities and Exchange Commission:

•	quarterly reports on Form 10-Q, including certifications by our chief executive officer and chief financial officer of the accuracy of the financial statements contained in those reports;

•	annual reports on Form 10-K, including certifications by our chief executive officer and chief financial officer of the accuracy of the financial statements contained in those reports;

•	proxy statements and annual stockholder reports as required by Regulation 14A under the 1934 Act;

•	current reports on Form 8-K; and

•	ownership change reports as required by regulations under Sections 13 and 16 of the 1934 Act.

     With a large number of small stockholders, the costs associated with these reports and other filing obligations result in significant overhead expenses. The cost of administering each stockholder’s account and the amount of time spent by Webco’s management in responding to stockholder inquiries is the same regardless of the number of shares held in the account. Accordingly, the burden to Webco of maintaining many small accounts is disproportionately high when compared with the total number of shares involved.

     Unlike many larger public companies, Webco does not have employees assigned to manage investor relations. Instead, our executive officers respond directly to stockholder requests, and time spent fulfilling these duties limits the time that such officers are able to allocate to other aspects of managing Webco. Therefore, our management believes that it would be beneficial to Webco and its stockholders as a whole to eliminate the administrative burden and cost associated with the estimated record and beneficial owners of less than the Minimum Number of shares of Common Stock.

     Webco incurs direct and indirect costs associated with compliance with the Securities and Exchange Commission’s filing and reporting requirements imposed on public companies. We also incur substantial indirect costs as a result of, among other things, management’s time expended in preparing and reviewing such filings. Since we have relatively few executive personnel, these indirect costs can be substantial. Based on our experience in prior years, the direct external annual costs resulting from Webco’s being a public company, and which can be avoided by being a private company, are estimated as follows:

Independent audit cost premium	$100,000
Investor relations	70,000
Board fees and expenses	65,000
Legal	30,000
Directors’ and officers’ liability insurance	30,000
Training, education and other	35,000

Total	$330,000

     Estimates of the annual savings expected to be realized if the Transaction is implemented are based upon (1) the actual historical costs to Webco of the services and disbursements in each of the above categories that were reflected in its recent historical financial statements and (2) the allocation to each category of management’s estimates of the portion of the expenses and disbursements in such category believed to be solely or primarily attributable to Webco’s public reporting company status. In some instances, Webco’s management’s estimates were based on information provided by others or upon verifiable assumptions. For example, discussions with other privately held companies and our own previous experience as a private company lead us to believe that there will be a reduction in auditing fees if we cease to be public, because of a reduction in risk and the absence of quarterly reviews. In addition, there will be limited need for legal counsel for securities matters, reduced cost associated with outside directors and the related expenses, limited need for printing services if we no longer file reports with the Securities and Exchange Commission, and reduced directors’ and officers’ liability insurance costs if we no longer face the legal risks associated with being a public company. Other estimates were more subjective (e.g., the savings in transfer agent’s fees that could be expected because of the reduction in the number of accounts to be handled by the transfer agent, the lower printing and mailing costs attributable to such reduction and the less complicated disclosure required by Webco’s private status, the need for fewer directors’ meetings (and the consequent reduction in associated expenses), and the reduction in direct miscellaneous clerical and other expenses (e.g., the word processing, edgarizing, telephone and fax charges associated with securities filings, and the elimination of the charges imposed by brokers and banks to forward materials to beneficial holders).

     The actual savings to be realized may be higher or lower than estimated above. We expect that the various costs associated with remaining a public company will continue to increase as a result of Sarbanes-Oxley and related regulations. We estimate that, in addition to the $330,000 in savings referred to above, the incremental out-of-pocket costs that will be avoided are as follows:

		Annually
Description of Expense	Fiscal 2005	Thereafter
Additional cost for audit, internal control certification and testing and information technology control certification and testing	$180,000	$115,000
Additional information technology personnel	160,000	160,000
Additional accounting personnel	115,000	115,000
Consulting and expenses	100,000	35,000
Software and hardware	50,000	25,000
Travel costs	50,000	50,000
Additional overtime and part-time	30,000	25,000
Legal	25,000	20,000
Other	25,000	25,000

Total	$735,000	$570,000

     None of these cost estimates includes the cost or time of any personnel or management currently employed by Webco. These estimates are consistent with a survey conducted by Financial Executives International in January, 2004. A recent update of that survey by Financial Executives International found that actual costs are running 40% above the amounts estimated in January by the surveyed companies Based on our size and resources, the Board does not believe the costs associated with remaining a public company are justified.

     Webco believes Sarbanes-Oxley and related regulations will have the effect of increasing the internal burdens and potential liabilities of being a public reporting company, as well as increasing compliance costs, legal fees, audit fees, director and officer insurance premiums and compensation for outside directors. The legal costs alone of a claim can be cost prohibitive to a small public company even if no liability is ultimately found and even if it is found to be a frivolous lawsuit.

     Currently, Webco has no in-house legal counsel and has generally relied upon outside legal counsel for advice on legal matters, including securities laws. We expect the total legal costs for securities reporting and compliance for fiscal 2005 to represent between a 75% and 100% increase over fiscal 2004 costs of approximately $30,000.

     Webco’s independent auditors have indicated an expectation for a fee increase over the amount paid in 2004 for audit fees, quarterly review fees and reviewing securities reporting documents. Our independent auditors have not given a specific estimate of fees required to perform a compliance review of the effectiveness of internal controls and procedures for financial reporting purposes as required by Section 404 of Sarbanes-Oxley, however these fees are expected to be a significant percentage of their audit fee. We would also need to hire a third party to review these internal controls and procedures in order to resolve any issues before the independent auditors’ required compliance review report is to be issued in 2005. We estimate that this would cost an additional $280,000. We would also need to hire additional personnel to meet the requirements of Sarbanes-Oxley at an estimated incremental cost of $275,000.

     In February 2004, Webco purchased a one-year directors’ and officers’ liability insurance policy for approximately $55,000. Indications are that future premiums could increase by 50% to 100% based on the current legal environment and the need to increase coverage levels. Webco’s outside directors have requested that we investigate increased levels of directors’ and officers’ liability insurance coverage.

     In 2003, outside director compensation was increased due to increasing liability and responsibilities imposed by new regulations. Our director fees in fiscal 2004 (excluding fees of the Special Committee of the Board appointed to consider the Transaction and all other fees incurred in connection with the Transaction) were 36% above the amounts paid in fiscal 2002, the year before the Sarbanes-Oxley Act was enacted. We believe that if we stay public, directors’ fees would need to be increased further. The level of compensation necessary to retain and attract qualified independent directors has not been quantified, but those costs are expected to increase. In addition, we believe that the litigation environment surrounding directors of public companies will make it increasingly difficult for smaller public companies to retain and attract qualified, independent directors.

     No longer being a reporting company will also free up management’s time currently spent on Webco’s securities reporting and compliance obligations to focus on core business operations. We have traditionally maintained a lean management team, and currently, this management team spends a considerable amount of its time dealing with the securities reporting and compliance obligations, particularly given the new internal and disclosure controls implemented by Webco. Furthermore, additional review time is spent by management with respect to their individual certifications related to each statement contained in periodic reporting documents filed with the Securities and Exchange Commission.

     The Transaction will permit Webco’s management team to focus its attention on creating long-term value, rather than the short-term earnings focus generally imposed on public reporting companies. Due to the highly cyclical and highly competitive nature of our business, operating results vary significantly from year-to-year and quarter-to-quarter. As a public company, our management may be required to make public disclosures, even though such disclosures may put us at a competitive disadvantage. As a private company, the pressure imposed by the investing community to generate short-term earnings and to disclose strategic initiatives will no longer exist, and operating decisions can be made with more of a long-term perspective.

     Webco believes that current and foreseeable market conditions limit opportunities for sustained and significant revenue and net income growth. Specifically: (a) we believe that our business is highly cyclical and the current cycle of higher revenues and earnings is similar to our experience in fiscal 1998 when our revenues and earnings increased 18% and 73%, respectively as compared to 1997, but decreased by 11% and 66%, respectively, in 1999; (b) we believe that long term organic growth of our business will be gradual but limited due to the maturity of the industry in which we compete; we have experienced a compounded annual growth rate of revenues of approximately 7% from fiscal 1999 to fiscal 2003; (c) we believe that overcapacity in the tubing marketplace will continue to challenge margins and net income, especially as steel becomes more readily available; (d) sustained organic growth would require additional facilities, because our manufacturing facilities are currently at or near capacity to meet the current cyclical high demand for our products, however given the long-term overcapacity in our industry, we have no current plans for significant additions to our manufacturing facilities; and (e) we are unaware of any attractive merger or acquisition opportunities in our industry. In addition, increasing expenses of being public due to regulatory requirements will adversely affect future profitability and cash flow.

     Webco’s public company status has not provided the originally anticipated benefit of better access to the capital markets or growth through merger and acquisition activity. We continue to find that financing expansion and growth through traditional, asset-based financing is in our best interest and is consistent with our organic growth strategy. Further, dilution and pricing would likely make it impossible for us to undertake a public follow-on offering that would be acceptable to us or our stockholders. We do not see any viable merger or acquisition opportunities in our industry, and therefore we are not able to use our Common Stock to effect acquisitions. If an acquisition target were to be identified, we believe that the dilution to and valuation of our stock would not make it an acceptable acquisition currency. Even as a publicly-traded stock, there is a very limited trading market for Webco’s shares, especially for sales of larger blocks of our shares, and we believe that stockholders derive little benefit from our status as a publicly-traded corporation.

     In addition, structuring the Transaction to cash out smaller stockholders without their incurring typical transaction costs, such as brokerage commissions, provides those smaller stockholders the best opportunity to realize the value attributable to their shares. While the $6.50 per pre-reverse split share being offered is less than the book value per share of our Common Stock, we believe that the market price of our Common Stock is unlikely to equal or exceed the book value because (1) book value has limited value in predicting future cash flows, which we believe is a key factor in determining value, (2) there are other valuation methodologies that are based on or comparable to the present value of cash flows, and (3) there appears to be no historical correlation between our book value per share and the market price of our Common Stock. See “—Recommendation of the Board; Fairness of the Transaction–Book Value” for a more detailed explanation.

     Although our Common Stock is listed on the American Stock Exchange, it is relatively illiquid and average daily trading volume during the 12 and 36 months prior to the initial announcement of the consideration of a proposed Transaction on June 1, 2004 have been approximately 6,745 and 4,593 shares, respectively. Significant potential disadvantages of the Transaction are reduced liquidity and the limited availability of public information for the remaining stockholders. While no assurances can be given that buyers or sellers will be available at any given time that a Webco stockholder wishes to sell all or part of his or her Common Stock after the Transaction, Webco is taking the following steps in an effort to enhance the possible liquidity of the Common Stock and to make information available after the Transaction:

•	implementing the forward split immediately following the reverse split for whichever of the four alternative reverse/forward stock split combinations is selected by the Board such that the net effect for remaining stockholders is a one-for-10 reverse split in an effort to keep the market price of the Common Stock in a reasonable trading range;

•	contacting the Pink Sheets and several of the companies listed on the Pink Sheets in order to determine what practices we can undertake to enhance the liquidity of the Common Stock without sacrificing the benefits of the Transaction, such as making limited financial information available to stockholders and maintaining outside directors on our Board; and

•	providing quarterly press releases as to our financial condition and results of operations, which we expect may be accessed at www.pinksheets.com.

     Management of Webco believes, and the Board concurs, that the long-term viability and ultimately the success of Webco is best served by taking it private. The going private proposal is being made at this time because the sooner the proposal can be implemented, the sooner we will cease to incur the expenses and burdens of being a public company (which are expected to significantly increase in the near future) and the sooner stockholders who are to receive cash in the Transaction will receive and be able to reinvest or otherwise make use of such cash payments. We have determined that there are limited advantages, and yet there are significant and increasing disadvantages for the company remaining public. Management believes, and the Board has agreed, that the Transaction is the most feasible way to become a private company.

Benefits of the Transaction to Affiliates of Webco

     Benefits of the Transaction to affiliates of Webco include the following:

•	Webco’s officers and directors currently own 59% of the Common Stock (including options currently exercisable). The Transaction will increase their percentage ownership in Webco by 1.3%, 1.1%, 0.9% or 0.6% (including options currently exercisable), based on a Minimum Number of 1,000, 800, 500 or 200, respectively;

•	The Weber family currently owns 48% of the Common Stock (including options currently exercisable). The Transaction will increase its percentage ownership in Webco by 1.1%, 1.0%, 0.8% or 0.5% (including options currently exercisable), based on a Minimum Number of 1,000, 800, 500 or 200, respectively;

•	Affiliated stockholders who remain stockholders of Webco after the Transaction may benefit from the reduction in total shares outstanding or from the cost savings by Webco not being public, either or both of which may result in higher earnings per share, which in turn may result in a higher price (adjusted for the net one-for-ten reverse split) for their shares than they would have received if Webco remained public;

•	Webco’s officers and employees will benefit from eliminating the time and effort associated with the implementation of the Section 404 internal controls certification provisions of the Sarbanes-Oxley Act: and

•	Webco’s officers and directors will benefit from eliminating the legal risks associated with being a public company.

See “—Interests of Webco’s Directors and Executive Officers in the Transaction” beginning on page 36.

Benefits of the Transaction to Unaffiliated Stockholders

     Benefits of the Transaction to unaffiliated stockholders of Webco include the following:

•	Unaffiliated stockholders holding fewer shares than the Minimum Number will receive cash for their shares without having to pay brokerage commissions and other transaction costs;

•	Unaffiliated stockholders receiving the $6.50 for their shares are receiving an amount that is 17% above the upper threshold of the per share valuation presented by Southwest Securities. (See “—Opinion and Report of Southwest Securities” beginning on page 38.);

•	Unaffiliated stockholders who remain stockholders of Webco after the Transaction may benefit from the reduction in total shares outstanding or from the cost savings by Webco not being public, either or both of which may result in higher earnings per share, which in turn may result in a higher price (adjusted for the net one-for-ten reverse split) for their shares than they would have received if Webco remained public; and

•	Remaining unaffiliated stockholders may benefit from future operating results of Webco.

Disadvantages of the Transaction

Disadvantages of the Transaction to Webco

Disadvantages of the Transaction to Webco include the following:

•	Webco’s working capital and assets will be decreased and indebtedness increased, to fund the purchase of fractional shares, option buy outs and the other costs of the Transaction, including extending loans to certain officers and employees of Webco, as described below under “—Interests of Webco’s Directors and Executive Officers in the Transaction” beginning on page 36; and

•	The limited ability that Webco has to raise capital in the public securities markets or to use our stock as an acquisition currency will be effectively eliminated.

Disadvantages of the Transaction to Affiliates of Webco

     Disadvantage of the Transaction to affiliates of Webco include the following:

•	Webco’s officers and directors and the Weber family are likely to experience reduced liquidity for their shares of Common Stock, even if the Common Stock trades on the Pink Sheets, and this reduced liquidity may adversely affect the market price of the Common Stock.

Disadvantages of the Transaction to Unaffiliated Stockholders of Webco

     Disadvantages of the Transaction to unaffiliated stockholders of Webco include the following:

•	The cash price offered to stockholders under the proposed Transaction could be less than the market price at the time the Board decides to implement the Transaction and is substantially less than the $8.25 book value of the Common Stock as of July 31, 2004;

•	Remaining stockholders are likely to experience reduced liquidity for their shares of Common Stock, even if the Common Stock trades on the Pink Sheets, and this reduced liquidity may adversely affect the market price of the Common Stock;

•	Less public information about Webco will be required or available after the Transaction and officers will no longer be required to certify the accuracy of our financial statements, although Webco will continue to provide quarterly press releases as to our financial condition and results of operations, which we expect may be accessed at www.pinksheets.com (see “—Reasons For and Benefits of the Transaction” beginning on page 12);

•	Stockholders who are cashed out will be unable to participate in any future operating results of Webco unless they buy stock after the Transaction; and

•	Stockholders who are cashed out for $6.50 per pre-reverse split share in the Transaction may receive less for their shares than they would if the Common Stock continued trading on the American Stock Exchange.

     See “—Effect of the Transaction on Stockholders” beginning on page 20 and “—Effect of the Transaction on Webco” beginning on page 18.

Effect of the Transaction on Webco

     Webco’s Certificate of Incorporation currently authorizes the issuance of 12,000,000 shares of Common Stock. The number of authorized shares of Common Stock will be adjusted one-for-10 based on the net reverse-split/forward-split combination upon consummation of the Transaction. After the consummation of the Transaction, Webco will have 1,200,000 authorized shares of Common Stock. As of the record date, the number of outstanding shares of Common Stock was 7,081,723. The estimated number of issued and outstanding shares of Common Stock resulting from the Transaction will depend on the Minimum Number selected by the Board as set forth in the table below. We have no current plans, arrangements or understandings to issue any shares of Common Stock except as options may be exercised under our stock option plan.

     The Common Stock is currently registered under Section 12(g) of the 1934 Act and, as a result, Webco is subject to the periodic reporting and other requirements of the 1934 Act. As a result of the Transaction, it is expected that we will have fewer than 300 holders of record of our Common Stock, and will be eligible to terminate our obligation to continue filing periodic reports under the 1934 Act. As soon as possible after the Transaction, we intend to file for deregistration of the Common Stock under the 1934 Act and thus become a “private” company. We anticipate that going private will result in substantial annual savings. See “—Reasons for and Benefits of the Transaction” beginning on page 12. In connection with the proposed Transaction, Webco has filed a Transaction Statement on Schedule 13E-3 with the Securities and Exchange Commission, which incorporates by reference some of the information contained in this proxy statement.

     The information in the table below as to the effect of the Transaction, depending on the proposal selected, is based on estimates of record and beneficial ownership of outstanding shares of Common Stock, and other information as of October 1, 2004.

Minimum Number:	1,000	800	500	200
Stockholders of record holding less than the Minimum Number (out of 345 in total at October 1, 2004) (1)	258	257	249	229
% of total stockholders of record	74.8%	74.5%	72.2%	66.4%
Shares owned by above stockholders (2)	28,000	27,000	22,000	17,000
% of total shares outstanding	0.4%	0.4%	0.3%	0.2%
Beneficial stockholders who are not stockholders of record holding less than the Minimum Number (out of 1,311 in total at October 1, 2004) (3)	826	801	689	479
% of total beneficial stockholders who are not stockholders of record (3)	63.0%	61.1%	52.6%	36.5%
Shares held by above beneficial stockholders (2) (3)	132,000	113,000	98,000	55,000
% of total shares outstanding	1.9%	1.6%	1.4%	0.8%
Total record and beneficial stockholders holding less than the Minimum Number (out of 1,656 in total at October 1, 2004)	1,084	1,058	938	708
% of total record and beneficial stockholders	65.5%	63.9%	56.6%	42.8%
Shares held by total record and beneficial stockholders holding less than the Minimum Number (2) (3)	160,000	140,000	120,000	72,000
% of total shares outstanding	2.3%	2.0%	1.7%	1.0%
Estimated Remaining Webco stockholders of record (reduced from approximately 345 at October 1, 2004)	87	88	96	116
Estimated outstanding shares of Common Stock after the Transaction (reduced from 7,081,723 in total at October 1, 2004)	692,000	694,000	696,000	701,000
Estimate of remaining beneficial stockholders of Common Stock (reduced from approximately 1,656 in total at October 1, 2004) (3)	572	597	718	948
Options to purchase shares of Common Stock that will be cancelled or	177,000	153,000	73,000	1,000
cashed out and the related cost (2)	$167,000	$155,000	$78,000	$3,000
Percentage ownership of Common Stock beneficially owned by executive officers and directors as a group (increased from 57.2% as of October 1, 2004) (4)	58.5%	58.3%	58.1%	57.7%
Percentage ownership of Common Stock beneficially owned by the Weber family (increased from 47.4% as of October 1, 2004) (4)	48.5%	48.4%	48.3%	47.9%
Pro forma stockholder equity as of July 31, 2004 (reduced from $58,456,000 as of October 1, 2004) (5)	$56,141,000	$56,278,000	$56,454,000	$56,811,000
Pro forma book value per share of Common Stock (increased from $8.25 per share on an historical basis) (6)	$81.13	$81.09	$81.11	$81.04
Estimate of total cash required for the Transaction (5)	$4,382,000	$4,240,000	$4,033,000	$3,646,000

(1)	Does not include beneficial owners whose shares may be held in street name.

(2)	Represents pre-split shares.

(3)	Webco has no direct knowledge of the number of shares of Common Stock owned beneficially (but not of record) by individual stockholders who hold their shares in street name, but has estimated these numbers based upon information obtained from our transfer agent and ADP Investor Communication Services.

(4)	Includes Common Stock beneficially owned by F. William Weber, Chairman of the Board and Chief Executive Officer, Dana S. Weber, President, Vice Chairman of the Board and Chief Operating Officer, and the members of their family.

(5)	Gives effect to the estimated cost of the Transaction, including the estimated cost to repurchase fractional shares, cash out options, pay the costs of the Transaction and make loans to certain officers and employees to replace currently outstanding loans from third parties to such officers as set forth in the following table:

Minimum Number:	1,000	800	500	200
Cash Required To (in thousands):
Repurchase fractional shares	$1,040	$910	$780	$468
Cash out options	$167	$155	$78	$3
Pay the costs of the Transaction	$1,175	$1,175	$1,175	$1,175
Make loans to certain officers and employees	$2,000	$2,000	$2,000	$2,000

Total Cash Required	$4,382	$4,240	$4,033	$3,646

     For more information with respect to the options, see “—Effect of the Transaction on Option Holders:” on page 21. For more information with respect to the costs, see “—Source of Funds; Financing of the Transaction on page 63. For more information with respect to the loans, see “—Interests of Webco’s Directors and Officers in the Transaction” on page 36 for information about the loans to certain officers and employees.

     In addition, if the Transaction had occurred on August 1, 2003, net income per share of Common Stock (including non-recurring income and expenses) for the fiscal year ended July 31, 2004, would have increased from $1.02 and $1.01 on an historical basis (both basic and fully diluted) to the following.

Reverse Split Ratio	one-for-1,000	One-for-800	one-for-500	one-for-200
Pro Forma basic net income per share	$10.49	$10.48	$10.52	$10.53
Pro Forma fully-diluted net income per share	$10.37	$10.36	$10.40	$10.41

     The Transaction is not expected to have any material tax consequences for Webco, except that a substantial portion of the Transaction may not be deductible for federal and state income tax purposes.

Effect of the Transaction on Certain Affiliates

     F. William Weber, Chairman of the Board, Chief Executive Officer and a principal stockholder of Webco, and Dana S. Weber, Vice Chairman of the Board, President, Chief Operating Officer and a principal stockholder of Webco, may be deemed to be engaged in the proposed transaction as a result of their affiliation with Webco, and thus are “filing persons” with Webco of the Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the proposed Transaction. The effect of the Transaction on each of the Transaction Affiliates’ interest in the book value and net earnings of Webco, depending on the Minimum Number selected, is set forth in the following table:

		Percentage		Net Income for the
	Minimum	Ownership	Book Value as of	Fiscal Year Ended
(all dollar amounts are in thousands)	Number	of Webco (1)	July 31, 2004 (2)	July 31, 2004 (2)
Historical Totals for Webco			$58,456	$7,218
Interest of F. William Weber and Dana S. Weber Prior to the Transaction:		47.5%	$27,767	$3,429
Interest of F. William Weber and Dana S. Weber After the Transaction:	200	47.9%	$27,212	$3,535
	500	48.3%	$27,267	$3,537
	800	48.4%	$27,239	$3,519
	1000	48.6%	$27,285	$3,528

(1)	The percentage ownership of Webco shown for Mr. Weber and Ms. Weber represents their beneficial ownership of shares of Common Stock as set forth in the table under “Security Ownership of Certain Beneficial Owners” beginning on page 86. As set forth in footnote (1) to that table, Mr. Weber and Ms. Weber disclaim beneficial ownership as to certain of such shares.

(2)	Book value is based on the pro forma balance sheet as of July 31, 2004, as if the Transaction had occurred on July 31, 2004, and net income information is based on the pro forma income statement for the fiscal year ended July 31, 2004, as if the Transaction had occurred on August 1, 2003. See “Financial Information—Pro Forma Consolidated Financial Statements (unaudited)” beginning on page 73.

     Because each of Mr. Weber, Ms. Weber and each member of their families own more than 1,000 shares (the largest Minimum Number proposed in the Transaction), the only shares owned by Mr. Weber, Ms. Weber or a member of the Weber family that might be cashed out in the Transaction will be fractional shares remaining after the forward split. Based on the shares owned by the Weber family as of October 1, 2004, we estimate that the following shares may be cashed out in the Transaction: F. William Weber, three shares for $19.50; Martha A. Weber, six shares for $39.00; Dana S. Weber, 15 shares for $97.50; Kimberly A. W. Frank, two shares for $13.00; and Ashley R. Weber, eight shares for $52.00 for a total of 34 shares for $221.00.

     See “—Interests of Webco’s Directors and Officers in the Transaction” beginning on page 36.

Effect of the Transaction on Stockholders

     The net effect of the Transaction on the record holders of Common Stock will be as follows:

•	Stockholders who own less than the Minimum Number of shares before the Transaction will receive a cash payment in the amount of $6.50 per pre-reverse split share in exchange for their shares of Common Stock and will no longer have any interest in Webco.

•	Stockholders who own exactly the Minimum Number of shares before the Transaction (after giving effect to the reverse and forward splits) will receive one share for every 10 shares they owned prior to the Transaction.

•	Stockholders who own more than the Minimum Number of shares before the Transaction will receive one share for every 10 shares they owned prior to the Transaction (after giving effect to the reverse and forward splits); for fractional shares remaining after the forward split, they will receive a cash payment in the amount of $6.50 per pre-reverse split share; and they will continue to have an interest in Webco to the extent of their remaining whole shares.

     Any holder of record who desires to retain an equity interest in Webco after the effective date may ensure that he or she will do so by purchasing, prior to the effective date, a sufficient number of shares of Common Stock in the open market such that the total number of shares held by him or her in one record account immediately prior to the reverse split is equal to or greater than 1,000, the maximum reverse split ratio that our stockholders may approve and our Board of Directors may select.

     Conversely, any holder of record who wishes to be cashed out in the reverse split could, prior to the effective date, dispose of a sufficient number of shares to cause the number of shares held of record by such holder on the effective date to be less than 200 shares, the minimum reverse split ratio that our stockholders may approve and our Board of Directors may select. A holder of record could also achieve this result by dividing shares beneficially owned by the holder among several record accounts such that fewer than 200 shares are held of record in each account. For example, a beneficial holder who holds 300 shares in street name with a broker could have the broker transfer 150 of the shares into the beneficial holder’s own name so that, on the effective date, 150 shares are held by the beneficial holder directly of record and 150 shares are held of record in street name. Since the record holders would be different, both lots of 150 shares would be cashed out in the reverse split.

     Similarly, if a stockholder beneficially owns a total of 1,500 shares or more, but holds them in different accounts of record so that each record account holds fewer than 1,000 shares, but the holder wishes to remain a stockholder after the reverse split, the stockholder could transfer all of the shares into one record account prior to the effective date.

Effect of the Transaction on Option Holders

     Upon effectiveness of the reverse split, any options under Webco’s 1994 Stock Incentive Plan for Employees and Non-Employee Directors that are less than the Minimum Number will become a right to receive $6.50 per pre-reverse split share subject to the option, irrespective of vesting status, less the exercise price, and will result in the elimination of any rights to acquire fractional shares; if the value of this right is $0 or less, the options will be cancelled. Upon effectiveness of the Transaction, any options that equal or exceed the Minimum Number will have their number of shares and exercise prices adjusted to give effect to the one-for-10 combined reverse/forward split. The vesting schedule for any options still in effect after the Transaction will remain unchanged.

Effect of the Transaction on 401(k) Plan Participants

     The trust under Webco’s 401(k) Plan will receive one share for every 10 shares held at the effective time, and will receive $6.50 per pre-reverse split share for any fractional shares remaining after the forward split. As of October 1, 2004, there were 113,026 shares of Common Stock in the 401(k) Plan. If the Transaction is effected, our 401(k) Plan will be amended to provide that, upon a distribution of shares of Common Stock to a participant, the participant will have a one-time opportunity to sell such shares to Webco at an appraised price to be determined at that time in accordance with the amended terms of the 401(k) Plan, during the 90-day period commencing on the date of distribution, subject to limitations under our loan agreement at the time, which will likely contain provisions restricting our ability to repurchase shares of Common Stock.

Alternatives Considered

     Prior to deciding to pursue this Transaction, Webco and its financial adviser, Benedetto, Gartland and Company, Inc. considered a number of alternatives to the Transaction. These alternatives were presented to and discussed by the Board. These alternatives are discussed below. However, for the reasons set forth below, management did not recommend any of these alternatives to the Board, and the Board and the Transaction Affiliates ultimately concurred that these alternatives should not be pursued:

     Maintaining the Status Quo. Webco considered whether maintaining the status quo would be a viable strategy. The costs associated with maintaining public company status (expected to be at least $900,000 per year beyond fiscal 2004) and the substantial increase in risks associated with being public made it clear that maintaining the status quo was not viable. We considered our size and resources, the relatively small and diminishing benefit that we believe Webco and our stockholders have received as a result of Webco’s being a publicly-held company and the increasing risks to Webco and our officers and directors in the current regulatory environment.

     Increasing Public Float. From time to time, Webco has considered issuing additional shares of Common Stock to increase the public float. However, given the decline in the Common Stock price and the virtual closure in public equity markets during the past two years for issuers of our size, we were unwilling, even if possible, to dilute the existing stockholders at these price levels. For similar reasons, we did not pursue the private equity markets. Because the stock price of the Common Stock was already less than $5.00, we were unwilling to consider a forward split to increase the number of outstanding shares without an offering because of the further reduction in stock price that would likely result and its effect on Webco’s ability to meet American Stock Exchange listing standards, among other things.

     Selling Webco. Webco determined that the sale of the company was not a viable strategy, given the controlling stockholders’ opposition to any such sale transaction. The cyclical and highly competitive nature of the steel tubing business, the weak financial condition of most of our competitors who we regard as potential likely acquirers and the high risk of failure of any merger with other steel tubing companies due to their unions, their legacy costs (retiree pension and medical costs), their financial condition, and their cultural issues, led us to believe that the controlling stockholders’ would oppose any such sale transaction and, therefore, obtaining stockholder approval of the sale would have been unlikely.

     Liquidating Webco. For purposes of a thorough strategic analysis, we and Benedetto Gartland reviewed orderly liquidation value appraisals of our fixed assets that had been conducted in connection with renegotiation of our senior credit facility. These appraisals estimated that the liquidation value for Webco’s fixed assets, net of the ordinary cost of disposal, would be approximately $31 million less than the book value of these assets. This review led us to believe that liquidation would be financially unattractive. In addition, obtaining stockholder approval of any liquidation would have been highly unlikely given the controlling stockholders’ opposition to such a liquidation.

     All-Cash Transaction. We believe that the very low appraised value of Webco’s assets would prevent us from being able to obtain adequate financing to do an all-cash transaction such as a management buy out. Even if such financing were available, we believe that it would lead to excessive leverage. Webco asked Benedetto Gartland to consider the feasibility of bringing in an outside financial partner to provide the additional cash needed to offer cash to all of the non-management stockholders. Benedetto Gartland expressed the view that very few private equity investors would be interested in a minority position in Webco, and most would be looking for a return in excess of that which could be sustained by Webco. In addition, Benedetto Gartland expressed its view that a financial partner would want an exit strategy, requiring sale, recapitalization or public offering of Webco, which are inconsistent with the reasons we are undertaking the Transaction and would likely be opposed by the controlling stockholders.

     Other “Going Private” Transactions. Webco considered various forms of “going private” transactions in addition to the reverse split that would make us eligible to terminate the registration of our Common Stock under the 1934 Act and our listing on the American Stock Exchange. For example, we considered an issuer tender offer to repurchase some of our shares of outstanding Common Stock. Webco also considered an odd-lot tender offer, whereby an offer to purchase share positions of fewer than 100 shares would be undertaken in an attempt to reduce the number of stockholders of record to fewer than 300. Because the tender of shares would be at the option of the stockholders, there would have been no assurance that an adequate number of record stockholder positions could have been eliminated. Management also determined that the cost of the tender offer process combined with the uncertainty of achieving the transaction objectives were significant disadvantages that made this alternative unattractive. No affiliate of Webco approached the Board with respect to such affiliate’s plan or proposal to personally purchase Webco or take it private.

     Webco also considered, in conjunction with a reverse split, an exchange offer whereby stockholders after the reverse split would be given an opportunity to exchange their shares of Common Stock for a new issue of Webco notes. Management also determined that costs and timing concerns and concerns about the complexity of such an exchange offer as well as concerns regarding the excessive leverage involved in the issuance of notes were significant disadvantages that made this alternative unattractive.

     In Summary. Webco and Benedetto Gartland presented these alternatives to the Board. Based on that presentation and the factors described in “—Reasons for and Benefits of the Transaction” beginning on page 12, the Board determined that changing Webco’s status from that of a public, reporting company to that of a private, non-reporting company is the appropriate strategy for Webco. Further, the Board concluded that the Transaction is the most expeditious and economical alternative to accomplish that objective.

     Webco has not sought, and has not received, any proposals from any persons for the merger or consolidation of Webco, or for the sale or other transfer of all or substantially all of Webco’s assets, or for the sale or other transfer of securities of Webco that would enable the holder thereof to exercise control of Webco. The Board did not seek any such proposals because such transactions are inconsistent with the narrower purpose of the proposed Transaction and because the holders of a majority of the outstanding shares have stated that they would not likely vote in favor of such a proposal.

Background of the Transaction

     In February 1994, Webco completed its initial public offering of 2,875,000 shares of Common Stock at a price of $14.00 per share. Original stockholders retained 3,464,000 shares, selling 200,000 shares included in the initial public offering. Initially, the Common Stock traded on NASDAQ and subsequently was listed on the American Stock Exchange on March 17, 1995. Since the initial public offering, the Common Stock closing price has ranged from a high of $17.25 (March 1994) to a low of $0.62 (December 2000). From January 1, 2003, through May 28, 2004 (the date prior to the public announcement of the consideration of a proposed Transaction), the closing price of the Common Stock has ranged from a high of $5.24 (April 13, 2004) to a low of $2.61 (August 18, 2003). Since 1997, the Common Stock has also had a low trading volume and has not had analyst coverage.

     In March 1999, Webco’s Board authorized a share repurchase plan under Rule 10b-18 under the 1934 Act to purchase up to $0.5 million worth of the Common Stock. The stock repurchase plan was adopted to provide some liquidity support for the Common Stock at a price that the Board then believed was attractive. During the first half of 1999, Webco purchased an aggregate of 95,045 shares at an aggregate cost of approximately $448,000, or at an average cost of $4.71 per share. Webco believed that any increase in trading volume or market price was insignificant during the time of the repurchases, and upon further evaluation of the impact of such purchases, including cash flow requirements to support the business and the continuing decline of the stock price and earnings, Webco suspended further buying activity.

     Webco’s 1994 Stock Incentive Plan for Employees and Non-Employee Directors was initiated at the time of the initial public offering. Originally 550,000 shares were authorized, which was increased to 850,000 in 1998 and to 1,050,000 in 2001. As of October 1, 2004, only 8,000 options have been exercised in the history of the plan, which occurred in 2002, and options to purchase 720,000 shares of Common Stock were outstanding, of which approximately 461,800 shares have an exercise price less than $6.50 per share.

     Throughout Webco’s history as a public company, management has investigated numerous opportunities to merge with or acquire other companies within the industry. While exploratory discussions were held with various parties, those discussions never progressed beyond the exploratory level, except that in 1998, Webco issued 830,000 shares of Common Stock to acquire Phillips & Johnston, Inc., which was owned by Christopher L. Kowalski and Robert N. Pressly. Mr. Kowalski is President and Chief Executive Officer of Phillips & Johnston, Inc. (currently a wholly owned subsidiary of Webco) and serves on the Webco and Phillips & Johnston, Inc. Boards of Directors. Mr. Pressly has retired, but continues to serve on the Board of Directors of Phillips & Johnston.

     Due to the nature of Webco’s business, operating results have varied significantly from year-to-year and quarter-to-quarter depending on, among other things, general economic and business conditions, market conditions, monetary policy, labor availability, natural gas prices, raw material costs and availability, banking environment, domestic and international competition, equipment outages, effects of major capital expansions, changes in manufacturing technology, industry capacity, loss of significant customers and customer work stoppages, significant customer claims, technical and data processing capabilities, insurance costs and availability and stockholder lawsuits. This volatility in our operating results has also contributed to the wide range of our stock price. The market price of our Common Stock has consistently been significantly lower than our book value. In addition to liquidity for our Common Stock, one of the benefits we had hoped to gain as a result of the initial public offering of our Common Stock was better access to the debt and equity capital markets as a means to finance growth. Webco has continued to use asset-based lenders for financing, since access to public debt or equity capital markets has never proved viable.

     In September 2002, we engaged an investor research firm to assist us in educating potential institutional stockholders and research analysts about us and our business. In the course of this engagement, the investor research firm contacted approximately 75 potential institutional investors and research analysts whose strategy and other investing characteristics, in the view of this investor research firm, rendered them suitable candidates to be potential investors in, or analysts for, our Common Stock. The process resulted in significant feedback to us on our business, both positive and negative. Positive feedback included the low valuation of the stock, growth in revenues, continued profitability, good management and position in industry with market niches. Negative comments were consistent with historical feedback that we have received, including inconsistency in earnings, Webco being closely held, our stock being too thinly traded and having too low a stock price and too small a market capitalization. The engagement resulted in several of the institutions making an investment in the Common Stock and a number of potential investors continuing to monitor our progress. Feedback from other potential institutional investors indicated no interest in the Common Stock for reasons that are included in the negative feedback described above. There was no indication of interest from any potential research analyst in providing research coverage on Webco. Contact was initiated by the investor research firm to the final group of institutional investors in early October 2003 and the project was discontinued in early February 2004.

     F. William Weber, Dana S. Weber, Michael P. Howard and David E. Boyer became concerned about the potential internal and external costs of implementing the internal control requirements of Sarbanes-Oxley based on articles they had read during the summer of 2003. Webco began investigating courses and conferences to increase its officers’ understanding of Sarbanes-Oxley and its consequences, as well as the means of compliance and related costs and to begin outlining our implementation plan.

     In early November 2003, J. A. Dilley, Corporate Controller, and P. David Reed, Chief Information Officer, attended a Sarbanes-Oxley compliance seminar presented by SAP, our enterprise software provider. Messrs. Dilley and Reed reported on the seminar to Ms. Weber and Messrs. Weber, Howard and Boyer on November 24, 2003. Mr. Reed stated that it would be necessary for Webco to hire two additional skilled programmers in order to comply with Section 404 of Sarbanes-Oxley. Mr. Reed further stated that it was too early to know Webco’s exact requirements, but he believed that on-going system demands to continue supporting Section 404 would require the continued support of these two programmers after the initial implementation.

     In early November 2003, Webco received an unsolicited invitation to participate in a conference call sponsored by an investment bank discussing going private transactions. While this was not something we were considering at the time, we believed it would be a good opportunity to learn about this type of transaction. Webco management (Ms. Weber and Messrs. Weber, Howard and Boyer) participated in the conference call on November 20, 2003.

     At the request of Webco’s outside directors, Mr. Howard asked our independent registered public accounting firm, PricewaterhouseCoopers LLP, to prepare and present a formal report to the Board, in conjunction with Messrs. Dilley and Reed, outlining the issues, our concerns and our best estimate as to the time and cost required to implement and maintain compliance with Section 404. This report was presented to the board at the December 3, 2003 Board meeting by a representative from of PricewaterhouseCoopers and Mr. Dilley and Mr. Reed of Webco.

Messrs. Vetal and McCarthy stated that their experiences with the respective companies of which they were officers supported our findings and concerns.

     Following the Board meeting, Ms. Weber and Messrs. Weber, Howard, Boyer and Kowalski met to review matters concerning the implementation of internal controls under Sarbanes-Oxley, the concepts discussed during the November 2003 conference call, the results and feedback from the investor research firm, and Webco’s growing knowledge of the costs and risks associated with the Sarbanes-Oxley Act and related regulations, including internal control certifications. As a result of this discussion, these officers decided that it would be prudent to investigate further the strategic alternatives available to Webco. In mid-December 2003, management met with Webco’s legal counsel, Proskauer Rose LLP, to discuss the process required to formally explore strategic alternatives. The following week, Messrs. Howard and Dilley attended the AICPA’s National Conference on current SEC developments covering a wide array of topics, including Sarbanes-Oxley and the internal controls section of the Sarbanes-Oxley Act. During the next two months, management continued preliminary research into our strategic alternatives in preparation for the February board meeting.

     At a meeting of Webco’s Board of Directors on February 26, 2004, Ms. Weber and Messrs. Weber, Howard and Boyer expressed their concerns about the requirements and costs of compliance with the Sarbanes-Oxley Act. Management presented a brief overview of the information obtained from the conference call in November and from the preliminary research. Management then proposed and the Board authorized management to research the strategic alternatives available to Webco, including the possibility of a going private transaction. The Board also authorized the retention of a financial adviser to assist with this research and to prepare a report for the Board. In making this decision, the Board considered our inability to generate significant investor or analyst interest in our Common Stock, the December 2003 presentation by our accountants outlining the substantial new internal and external accounting requirements and procedures imposed by recent legislation and regulations that would be expected to have a direct impact on the 2005 audit, and numerous communications from third parties, including corporate legal counsel and independent auditors about the increased burdens, time and expense that new legislation and related regulations are expected to impose on public companies, including Webco.

     During March and April 2004, Webco management, including Ms. Weber and Messrs. Weber, Howard, Boyer and Dilley further explored the alternatives available. Mr. Howard researched and interviewed potential financial advisers and received proposals from four of them. Selection considerations included comparable experience, availability, references and cost. Webco wanted to retain an adviser with extensive experience in many different types of transactions so that it could help us research and determine the advisability of pursuing each alternative. Mr. Howard recommended the retention of Benedetto, Gartland & Company, Inc. over the other potential advisers based on the breadth of its experience in varying types of strategic transactions, financing transactions and valuations, and based on his comfort with the team that would be assigned to assist Webco, the stated approach of Benedetto Garland and the overall cost of the engagement. Mr. Howard presented his findings to Ms. Weber and Messrs. Weber, Boyer and Kowalski. On April 21, 2004, Benedetto Gartland was retained as a financial adviser to assist management in that investigation. (A partner of Proskauer Rose, Webco’s legal counsel, is a director of Benedetto Gartland and he and his family own less than five percent of the equity of Benedetto Gartland. Other than this relationship with Webco’s legal counsel, Webco had not had any relationship with Benedetto Gartland or any of its personnel and had never paid any fees to them.) On a number of occasions during April 2004, members of management conferred with representatives of Benedetto Gartland and Proskauer Rose with respect to the feasibility of various transactions, including a proposed reverse stock split. Based in part on discussions with its financial and legal advisers, management came to believe that the reverse stock split alternative was the best strategy, given our size and resources and the concentrated ownership of our Common Stock.

     At a meeting of the Board of Directors on April 30, 2004, representatives of Benedetto Gartland made a presentation to the Board. They stated that they had been retained initially to assist Webco in its evaluation of its strategic alternatives as a public company and then to identify and analyze alternative going private transactions that Webco might pursue. Benedetto Gartland’s report identified a number of possible going private transactions and their underlying rationale. Benedetto Gartland outlined the results of its research in assessing Webco’s business and its industry, the market for the Common Stock and an estimate of the range of prices at which a going private transaction could be completed, using a number of the valuation methodologies. The presentation of Benedetto Gartland as to the valuation of Webco was not discussed by the Board at this meeting and the discussion of the Board focused on the advisability of engaging in any going private transaction. A representative of Proskauer Rose also made a presentation on the process, procedures and responsibilities of the Board relating to going private transactions. The Board determined that further research was required before the Board could decide whether to proceed with a going private transaction. The Board instructed management, along with Benedetto Gartland and Proskauer Rose, to do further research and to make a further presentation of the business case for such a transaction including an analysis of similar transactions by comparable companies to Webco. This presentation was to be made during the regular quarterly board meeting scheduled for May 28, 2004.

     On May 3 through 4, 2004, the Board held further telephonic meetings to outline the issues that should be addressed at the Board meeting to be held on May 28. The independent directors hired their own legal counsel to assist them. Over the course of the next few weeks, there were numerous informal telephonic discussions between the Board members and management as Webco and its advisers continued their research.

     On May 28, 2004, at the regular quarterly board meeting, Webco management presented the results of its research along with a formal proposal. This proposal contemplated a reverse stock split, a cash payment to the holders of less than one share of Common Stock (post-split) of $4.00 per pre-reverse split share and discussed the source of funds for the buyout. The $4.00 per share price was based on the financial evaluation of Webco prepared by Benedetto Gartland which gave a value range of $3.00 to $4.00 per share. Management expressed its view that the required funds could be provided from available cash and an expanded credit facility that was currently being refinanced because of the maturity of the existing loans in May 2005. After extensive discussions, the Board concluded that it was in the best interests of Webco to continue to consider a reverse stock split transaction for the purpose of going private, but, given the then-current price of the Common Stock, it was likely that the price to be paid to holders of one share of Common Stock (post-split) would be between $4.00 and $5.00 per pre-split share. Due to the potential conflicts involved in such a transaction and for the protection of the minority stockholders, the Board concluded that a special committee should be established, consisting of independent directors, to approve or disapprove any such transaction, including the negotiation of the amount of the cash payment to holders of less than one share of Common Stock after the reverse split.

     Accordingly, the Special Committee was established on May 28, 2004, and Kenneth E. Case, Jack D. McCarthy and Bradley S. Vetal, Webco’s three outside directors, were appointed members of the Special Committee, after confirming that none of them had any significant past or current relationship with Webco’s management. The Special Committee elected Mr. McCarthy as its Chairman. The Board of Directors delegated to the Special Committee the exclusive power and authority to (1) review, evaluate and negotiate the terms and provisions, and determine the advisability of the Transaction with respect to the interests of minority stockholders; (2) determine, in its sole discretion, whether the Transaction was fair to the unaffiliated stockholders; (3) approve or disapprove (in its sole discretion) the reverse stock split and the form, terms and provisions thereof, subject to the approval of the full Board of Directors; (4) make a recommendation to the full Board of Directors to approve or disapprove the reverse stock split; and (5) if the Special Committee and the full Board of Directors approved the reverse stock split, to take any other action necessary or advisable to consummate the transaction. In view of the controlling stockholders’ opposition to the sale of Webco, the Special Committee was not authorized to solicit offers to purchase Webco or its assets. The Special Committee retained Conner & Winters, P.C. to advise the Special Committee as to legal matters and began evaluating financial advisers.

     On June 1, 2004, Webco issued a press release and subsequently filed a Current Report on Form 8-K advising that Webco was considering a reverse stock split and deregistration of the Common Stock under the 1934 Act, and that a Special Committee had been formed for the purposes of evaluating whether to go forward with such a transaction and to negotiate the terms thereof.

     After discussions with five investment bankers and considering proposals from two of them, on June 1, 2004, the Special Committee selected Hoak Breedlove Wesneski & Co. as its financial adviser to assist with the transaction and to prepare an opinion as to the fairness, from a financial point of view, of the Transaction to the stockholders who would receive cash in the Transaction. The Special Committee considered experience in these types of transactions, availability, references and cost in making the selection. The Special Committee determined that Hoak Breedlove had had extensive experience in providing valuations and fairness opinions in these types of transactions and that Hoak Breedlove’s proposal was the most cost-effective among comparable firms for a transaction of this size. Other than this retention by the Special Committee, Webco has not had any relationship with, or paid fees to, Hoak Breedlove or its personnel.

     During the next few weeks, the Special Committee had a number of discussions with Hoak Breedlove concerning the reverse stock split and the cash price payable to stockholders in lieu of fractional shares. In addition, management provided information to, and had a number of discussions with, Hoak Breedlove regarding certain historical business results and financial information, including internal forecasts prepared by Webco in March 2004, necessary for the adviser’s analysis.

     During the next few weeks, management continued researching how to structure the transaction to increase the possibility of liquidity after a reverse split, including conversations with companies already trading on the Pink Sheets.

     On June 17, 2004, the Special Committee met with Hoak Breedlove to discuss its preliminary report, methodology and preliminary opinion as to fairness, from a financial point of view, of the Transaction to the stockholders who would receive cash in the Transaction. As a result of these discussions, Mr. McCarthy, on behalf of the Special Committee, contacted management of Webco to discuss Webco’s $4.00 per share offer for fractional shares. Mr. McCarthy indicated that Webco’s price proposal was at the low end of the Special Committee’s financial adviser’s range, and, accordingly, the $4.00 price was not acceptable to the Special Committee. After detailed discussions of the Hoak Breedlove valuation, Webco management raised the offer to $4.50 per share. Mr. McCarthy expressed the belief of the Special Committee that the current market dynamics and earnings level of Webco, including expected fourth quarter results, while not necessarily sustainable, dictated that the cash price for the fractional shares be at a level that was near the top of the range of value determined by Hoak Breedlove. After a review of current comparable company valuations and further consultation with Benedetto Gartland, Webco increased its offer to $4.75 per share. After consultation with the other members of the Special Committee, Mr. McCarthy accepted that proposal on behalf of the Special Committee. Webco and the Special Committee also determined that the specific reverse stock split ratio should be selected by the Board from a set of five pre-selected ratios immediately after the stockholders’ meeting to approve the transaction, based on the dual criteria of reducing the number of stockholders of record to fewer than 300 and staying within Webco’s financial capabilities. They also discussed the need for a forward stock split to occur immediately following the reverse stock split in order to keep the market price of the Common Stock in a reasonable trading range. Management had been researching the best forward stock split alternatives from a future liquidity perspective, so it was agreed that management would present these findings and recommendations at a special Board meeting on June 24, 2004.

     On June 24, 2004, the Special Committee and the Board met with Hoak Breedlove. At the meeting, Hoak Breedlove gave its oral opinion relating to the Transaction and responded to questions from directors. Members of management also presented their research and findings as to the appropriate forward split ratio. The Special Committee unanimously approved the Transaction and recommended that the Board vote in favor of the Transaction. After discussion, the full Board unanimously approved the Transaction. (See “Summary Term Sheet—Summary of the Transaction” beginning on page 1.)

     On June 25, 2004, Webco issued a press release and filed a Current Report on Form 8-K advising that Webco’s Board had voted in favor of the Transaction and that a cash payment of $4.75 per pre-reverse split share had been agreed upon for all shares cashed out in the Transaction.

     By early July, Webco management (Ms. Weber and Messrs. Weber, Howard and Boyer) realized that the rise in steel prices to a level beyond our March 2004 projections would have a more beneficial effect than previously thought on Webco’s financial results for the fourth quarter of fiscal 2004. Steel prices had increased by over 50% in three months, and we believed that fourth quarter net income could increase by approximately $1.8 million over the projections previously provided to Hoak Breedlove, primarily as a result of “inventory profits” (lower priced inventories being applied to customer orders based on higher current steel prices). While this price increase and management’s belief that this price increase is a short-term phenomenon had been discussed with Hoak Breedlove and the Special Committee, we believed that the magnitude of the increase justified revising our projections and the financial analysis upon which the fairness opinion was based. Management notified the Special Committee, which in turn notified Hoak Breedlove, of our plans to revise our projections. At that time Hoak Breedlove had not submitted its written opinion in final form to the Special Committee and Board. Once Hoak Breedlove was notified that Webco intended to update its projections, Hoak Breedlove stopped work on its written opinion letter and focused on the revised valuation. The updated projections were provided to the Special Committee and Hoak Breedlove on July 16, 2004. (See “—Key Assumptions Underlying Webco’s Financial Projections,” page 30.)

     On July 11, 2004, the Special Committee met to discuss the updated internal financial projections being prepared by Webco’s management for fiscal 2004 and 2005. The Special Committee asked Hoak Breedlove to review the updated projections and, in light of that review, to determine whether Hoak Breedlove’s view had changed as to the range of values of the Common Stock or as to the fairness of the consideration to be paid in respect of fractional shares. On July 21, Hoak Breedlove presented to the Special Committee its updated valuation range for fractional shares, which increased from a range of $3.63 to $4.86 per pre-reverse split share to $3.93 to $5.09 per pre-reverse split share. Hoak Breedlove’s second report, dated July 23, 2004, superseded the first report. Hoak Breedlove changed its analysis to take into consideration the high current earnings due to market conditions (selling lower average cost inventories at sales prices based on current higher steel costs) by changing to a three-year average calculation for the metrics used. The Special Committee agreed with Hoak Breedlove’s judgment to change the calculation method. The Special Committee noted that the agreed-upon price was within the range of each of the three valuation methodologies used by Hoak Breedlove; however, the Special Committee believed that no single methodology is appropriate for valuing Webco. The Special Committee agreed with Hoak Breedlove that an average of all three methodologies provides an appropriate measure of Webco’ value. Hoak Breedlove confirmed to the Special Committee that its opinion that the payment of $4.75 per pre-reverse split share is fair from a financial point of view to the stockholders receiving such payments (subject to the assumptions made, matters considered and limitations on Hoak Breedlove’s opinion, as described therein). Based on the foregoing and the fact that the Special Committee had already considered that Webco’s fiscal fourth quarter 2004 results would likely show a significant improvement over the fiscal third quarter and the fiscal fourth quarter 2003 results when it originally agreed to the payment of $4.75 per pre-reverse split share, the Special Committee believed that the agreed-upon Transaction providing for the payment of $4.75 per pre-reverse split share was still fair and decided not to re-open negotiations with Webco management.

     On July 23, 2004, Hoak Breedlove presented its final report relating to the Transaction, reiterated its fairness opinion and valuation methodologies referred to above and responded to questions from directors. The Special Committee presented its recommendation that the payment of $4.75 per pre-reverse split share was still fair and should not be changed. After discussion, the Board unanimously agreed.

     By mid-October 2004, steel prices had increased significantly to record levels, which had not been anticipated in those projections prepared for and supplied to Hoak Breedlove in July 2004. In addition, as a result of rising oil prices, demand had significantly increased in certain sectors of our business, also resulting in improved performance over that projected in July 2004. As a result of these improved market conditions and the additional benefit from lower priced inventories being applied to customer orders based on higher current steel prices, we believed first quarter net income could increase by approximately $2.5 million over the projections previously provided to Hoak Breedlove. Webco determined that the projections should be updated to reflect the anticipated substantial near term benefit to Webco’s net income and the corresponding demands on Webco’s working capital.

     In mid-October 2004, Webco management notified the Special Committee that the projections were being revised. Prior to that time, Hoak Breedlove had ceased business operations and, as a result, could not update its fairness opinion. Accordingly, the Special Committee contacted the former Managing Director of Hoak Breedlove in charge of the Webco engagement, who was now a Managing Director for Southwest Securities, Inc. Based on the Special Committee’s positive experience with the Managing Director while he was with Hoak Breedlove, the experience, expertise and reputation of Southwest Securities in these types of transactions, the time and cost savings expected to result from the continuity of personnel, and the favorable time and cost quote received from Southwest Securities, the Special Committee decided to retain Southwest Securities for the new valuation. Another positive factor supporting their retention was that the former vice president for Hoak Breedlove would be engaged by Southwest Securities to assist it in the valuation project in order to provide continuity. On October 18, 2004, the Special Committee retained Southwest Securities as its financial adviser to assist with its consideration of the third set of financial projections and to render its opinion as to the fairness, from a financial point of view, of the Transaction to unaffiliated stockholders who will receive cash in the Transaction. Southwest Securities is a nationally recognized investment banking firm that, as a customary part of its business, evaluates businesses and their securities in mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     The updated projections were provided to the Special Committee and Southwest Securities on October 21, 2004. (See “—Key Assumptions Underlying Webco’s Financial Projections,” page 30.) On October 22, 2004, Webco filed with the Securities and Exchange Commission a Current Report on Form 8-K relating to the dissolution of Hoak Breedlove, updating of the projections contained in the preliminary proxy material, and the review by the Special Committee of these projections to determine whether or not the Transaction continues to be fair to unaffiliated stockholders in view of the significantly improved expected near-term results for Webco contained in the new projections.

     On November 2, 2004, Southwest Securities presented to the Special Committee its valuation range for fractional shares, which reflected a higher range ($4.29 to $5.54 per pre-reverse split share as compared to $3.93 to $5.09 per pre-reverse split share) than that reflected in Hoak Breedlove’s second report. The report prepared by Southwest Securities, dated November 3, 2004, superseded the second Hoak Breedlove report. Southwest Securities utilized the same approach in its analysis that was utilized in the second Hoak Breedlove report. The Special Committee again agreed with Southwest Securities that no single methodology is appropriate for valuing Webco, and that an average of all three methodologies provides the most appropriate measure of Webco’s value. In its discussions, the Special Committee noted that the agreed-upon price was now below the mid-point of the updated valuation range. The Special Committee also discussed the recent trading activity in the Common Stock following our announcement on October 22, 2004, concerning the review of the cash-out price and that we expected first quarter 2005 earnings to exceed fourth quarter 2004 earnings. The Special Committee noted the volatility of the Common Stock and the fact that a relatively small number of shares traded generated large swings in the stock price. The Special Committee expressed its view that the recent trading prices of the Common Stock was not necessarily indicative of its value, but the Special Committee nonetheless believed that the trading price must be considered. The Special Committee also discussed its concerns about the remaining unaffiliated stockholders because paying too high a price in the Transaction for fractional shares might unduly burden them. The Special Committee believed this concern should be balanced against the low number of shares expected to be purchased in the Transaction and the expected on-going benefits of the Transaction to Webco. The Special Committee ultimately determined that Mr. McCarthy should contact management to propose increasing the price based on the updated valuation and recent trading activity.

     Mr. McCarthy contacted Ms. Weber on November 2, 2004 and briefly reviewed the findings of Southwest Securities along with some of the matters discussed by the Special Committee. Ms. Weber concurred that it would be appropriate to revise the price, and requested time to review the Southwest Securities valuation and the concerns of the Special Committee with Messrs. Weber, Howard, Boyer and Kowalski before discussing a higher offer. On Wednesday, November 3, 2004, Mr. McCarthy proposed a price of $6.50 per pre-reverse split to Ms. Weber. While slightly below the Common Stock closing price of $6.65 per share on November 3, 2004, the Special Committee noted that it is a premium above the recent volume-weighted average trading price, it is a significant premium over historical prices, and it is a significant premium over the valuation range presented by Southwest Securities. Ms. Weber stated that she and the other members of management believed that Webco is currently at the peak of what is typically a five-to-seven-year economic cycle for our industry, and that this peak is even more exaggerated by the steel environment and rapidly rising raw material costs. She also expressed that Webco management believed that the recent trading prices were based primarily on recent results and ignored the cyclicality and other dynamics of Webco’s business. However, Ms. Weber stated that she and the other members of management also recognized that these events and factors must be considered in the Transaction. Webco management also expressed its concerns as to the impact of the higher price on those stockholders who remain after the Transaction. After weighing all of these factors and after further discussions, Webco management agreed with the Special Committee and accepted its proposed cash-out price of $6.50 per pre-reverse split share.

     On November 3, 2004, the Special Committee and the Board met with Southwest Securities. At the meeting, Southwest Securities gave its oral opinion relating to the Transaction and responded to questions from directors. The Special Committee unanimously approved the increased cash-out offer of $6.50 per pre-reverse split share and recommended that the Board vote in favor of the revised price also. The Board noted that the previously proposed one-for-2000 and one-for-1500 reverse-split ratios were no longer feasible due to Webco’s financial constraints. After discussion, the full Board unanimously approved the revised Transaction, including the revised cash-out price and changing from five proposals to four, consisting of split ratios of one-for-200, one-for-500, one-for-800 and one-for-1000. (See “Summary Term Sheet—Summary of the Transaction” beginning on page 1.)

     On November 4, 2004, Webco issued a press release and filed a Current Report on Form 8-K advising that Webco’s Board had voted in favor of the revised Transaction, that a cash payment of $6.50 per pre-reverse split share had been agreed upon for all shares cashed out in the Transaction, and that the Transaction now consisted of four proposed split ratios as described above. On November 3, 2004, Southwest Securities issued its written fairness opinion related to the Transaction, a copy of which is attached in Appendix A.

Key Assumptions Underlying Webco’s Financial Projections

     The following table summarizes the key assumptions underlying the March forecast provided to Benedetto Gartland and Hoak Breedlove that were revised in preparing the updated projections prepared in July and October. The March forecast was utilized by Benedetto Gartland in preparing its presentation to Webco and the Board and by Hoak Breedlove in preparing its first report for the Special Committee and the Board. (See “—Presentation of Benedetto Gartland” beginning on page 59 and “—First Report of Hoak Breedlove” beginning on page 53 for the related forecast.) The July forecast was provided to and utilized by Hoak Breedlove in preparing its opinion and second report for the Special Committee and the Board. (See “—Opinion and Second Report of Hoak Breedlove” beginning on page 45 for the related forecast.) The October forecast was provided to and utilized by Southwest Securities in preparing its fairness opinion and report for the Special Committee and the Board. (See “—Opinion and Report of Southwest Securities” beginning on page 38 for the related forecast.)

Forecast
Period	Assumptions in March Forecast	Assumptions in July Forecast	Assumptions in October Forecast
Fourth Fiscal Quarter 2004
• The lack of availability of steel creates pricing environment that permits sales price increases to rise commensurate with the cost of steel, which would rise 50% to 80%. Over July 31, 2003 levels.
• Volumes remain relatively constant with the previous quarter.
• Margins are enhanced because our average cost inventories lag in their increase to current replacement costs.
• Labor and overhead costs remain stable to recent experience.
• Interest rates begin to increase because of Federal Reserve actions.

• The pricing environment for tubular products appears stronger than expected due to lack of steel availability and based upon information from the then almost completed quarter, price increases have more than kept pace with increases in cost of steel in most non-OEM product groups.
• Volumes remain relatively constant with the previous quarter.
• The increase in the cost of steel over July 31, 2003 levels will approach 100% to 130%.
• Labor and overhead costs remain stable to recent experience.
• Interest rates hold at current levels to prior quarter’s experience because of the impending refinancing of the senior credit facility.
• Not applicable, actual quarter completed at time of forecast preparation. Actual net income was $93 better than the July 2004 forecast.

Fiscal 2005
• Increases in the availability of steel in the second quarter of fiscal 2005 create downward pressure on the price of tubular products and declining steel cost, which declines to a point that is 40% above the cost at July 31, 2003.
• Volume increases 5% because of continued production improvements and limited equipment additions.
• Margins decline from 4th quarter of 2004 because the average cost of steel rises toward replacement cost.
• Margins starting in the 2nd quarter decline further because we are selling at decreasing prices against high average cost inventories.
• Labor and overhead costs increase 1.4% over the course of the year.
• Interest rates increase 1% over the course of the year as a result of Federal Reserve actions.

• Increases in the availability of steel in the third quarter of 2005 create downward pressure on the price of tubular products and declining steel costs, which declines to a point that is 40% above the cost at July 31, 2003.
• Additional production improvements and equipment additions increase volumes 9%.
• Margins decline from 4th quarter of 2004 because the average cost of steel rises toward replacement cost.
• Margins starting in the 3rd quarter 2005 decline further because we are selling at decreasing prices against high average cost inventories.
• Labor and overhead costs increase 3.3% over the course of the year based on higher volume.
• Interest rates increase 1.25% over the course of the year as a result of Federal Reserve actions.

• Increases in the availability of steel in the fourth quarter of 2005 create downward pressure on the price of tubular products and declining steel costs, which gradually decline to a point that is 40% above the cost at July 31, 2003.
• Additional production improvements and equipment additions, increase volumes 7.5%.
• Margins decline from 4th quarter of 2004 because the average cost of steel rises toward replacement cost.
• Margins starting in the 3rd quarter 2005 decline further because we are selling at decreasing prices against high average cost inventories.
• Labor and overhead costs are flat from 2004 based on efficiencies and savings.
• Interest rates increase 1.25% over the course of the year as a result of Federal Reserve actions.

Forecast
Period	Assumptions in March Forecast	Assumptions in July Forecast	Assumptions in October Forecast
Fiscal 2006
• The average cost of steel has begun to approximate replacement cost by the 2nd quarter of 2006, normalizing sales prices and gross profit at a level that is closer to, but still above historical averages.
• Volume increases 2.1% because of continued production improvements and limited equipment additions.
• Labor and overhead costs increase 2.0% over the course of the year.
• Interest rates stabilize at the levels that were in place at July 31, 2005.

• The average cost of steel has begun to approximate replacement cost by the 3rd quarter of 2006, normalizing sales prices and gross profit at a level that is closer to, but still above historical averages.
• Volumes are flat over 2005 because of the offsetting effects of continuing production improvements/limited equipment additions and increased competition due to over-capacity.
• Labor and overhead costs increase 1.3% over the course of the year.
• Interest rates rise 0.75% over the course of 2006 due to Federal Reserve actions.

• The average cost of steel has begun to approximate replacement cost by the 4th quarter of 2006, normalizing sales prices and gross profit by the end of the year at a level that is closer to, but still above historical averages.
• Volumes decline 1.3% from 2005 because of the offsetting effects of continuing production improvements/limited equipment additions and increased competition due to over-capacity.
• Labor and overhead costs increase 3.1% over the course of the year.
• Interest rates rise 1.0% over the course of 2006 due to Federal Reserve actions.

Fiscal 2007
• Selling prices are stable, increasing approximately 1.6% over 2006.
• Volume increases 1.7% because of continued production improvements and limited equipment additions.
• Margins continue to reflect levels that are slightly above historical averages.
• Labor and overhead costs increase 2.0% over the course of the year.
• Interest rates stabilize at the levels that were in place at July 31, 2006.

• Selling prices are stable over 2006.
• Volume increases 1.7% because of continued production improvements and limited equipment additions.
• Margins continue to reflect levels that are slightly above historical averages.
• Labor and overhead costs increase 2.6% over the course of the year.
• Interest rates stabilize at the levels that were in place at July 31, 2006

• Selling prices are stable over where they are at the end of fiscal 2006.
• Volume increases 2.2% because of continued production improvements and limited equipment additions.
• Margins continue to reflect levels that are slightly above historical averages.
• Labor and overhead costs increase 2.6% over the course of the year.
• Interest rates stabilize at the levels that were in place at July 31, 2006.

Fiscal 2008
• Selling prices are stable, increasing approximately 1.6% over 2007.
• Volume increases 1.8% because of continued production improvements and limited equipment additions.
• Margins continue to reflect levels that are slightly above historical averages.
• Labor and overhead costs increase 2.6% over the course of the year.
• Interest rates continue to be stable over the course of fiscal year 2008.

• Selling prices are stable, increasing approximately 2.1% over 2007.
• Volume increases 1.8% because of continued production improvements and limited equipment additions.
• Margins continue to reflect levels that are slightly above historical averages.
• Labor and overhead costs increase 2.6% over the course of the year.
• Interest rates continue to be stable over the course of fiscal year 2008.

• Selling prices are stable over 2007.
• Volume increases 2.3% because of continued production improvements and limited equipment additions.
• Margins continue to reflect levels that are slightly above historical averages.
• Labor and overhead costs increase 2.9% over the course of the year.
• Interest rates continue to be stable over the course of fiscal year 2008.

Recommendation of the Board; Fairness of the Transaction

     The Board and the Transaction Affiliates unanimously determined that the Transaction is in the best interests of Webco and that the Transaction is fair to its unaffiliated stockholders who will receive cash in the Transaction and to those unaffiliated stockholders who will remain stockholders after the Transaction. The Board and the Transaction Affiliates also believe, based on discussions with Webco’s legal counsel, that the process for approving the Transaction was procedurally fair. The Board recommends that stockholders vote “FOR” approval and adoption of each of the four proposals to amend Webco’s Certificate of Incorporation to effect the Transaction. In considering the recommendation of the Board of Directors with respect to the Transaction, stockholders should be aware that Webco’s executive officers and directors have interests in the Transaction that are in addition to, or different from, our stockholders generally and that these interests may create potential conflicts of interest. See “—Interests of Webco’s Directors and Executive Officers in the Transaction” beginning on page 36.

     The Board has retained for itself the absolute authority to reject (and not implement) any or all of the alternative reverse/forward stock split combinations (even after stockholder approval of the amendments). The Board believes that it is prudent to recognize that, between the date of this proxy statement and the date that the Reverse/Forward Split Amendment is filed, circumstances could change such that it might not be appropriate, economic or desirable to effect the Transaction at that time. While the Board has not set any specific criteria for determining whether the Transaction will be effected, the two primary considerations will be to reduce the number of stockholders of record to fewer than 300 and select the proposal that best fits the covenants of our senior credit facility. The senior credit facility permits us to purchase up to 300,000 shares. If the Board believes that the cost of the Transaction that will result in reducing the numbers of stockholders of record to below 300 exceeds our perceived financial capacity, the Board will not proceed with the Transaction. The Board will make its decision based on its business judgment at a time deemed appropriate and based on then existing facts and circumstances, including the number of record stockholders and the number of shares owned by them at that time. If for any reason the Transaction is not approved, or, if approved, not implemented, the Common Stock will not be deregistered under the 1934 Act or delisted from the American Stock Exchange unless and until such time as Webco otherwise is eligible and our Board decides to do so.

     As discussed above, the Board considered several alternatives to the Transaction, but ultimately approved the reverse split/forward split structure. See “—Alternatives Considered” beginning on page 22.

     During the two months preceding the original approval of the Transaction by the Board and subsequently in connection with determining whether the Transaction is fair to the unaffiliated stockholders being cashed out and the unaffiliated stockholders that will remain after the Transaction and whether the Transaction is in the best interests of Webco, the Board and the Transaction Affiliates considered a number of factors and various information presented by management, Benedetto Gartland, Proskauer Rose, Hoak Breedlove and Southwest Securities. The Board and the Transaction Affiliates did not assign any specific weights to the factors below, and individual directors may have given differing weights to different factors. Factors presented to the Board and considered by them included:

•	Current and Historical Market Prices and Trading Volumes of the Common Stock. The Common Stock is quoted on the American Stock Exchange but is thinly traded. During the 12 months prior to the public announcement of the proposed Transaction, the average trading volume was approximately 6,745 shares per day, with less than 1,000 shares trading on 27% of those days. During the 36 months prior to the public announcement of the proposed Transaction, the average trading volume was approximately 4,593 shares per day, with less than 1,000 shares trading on 51% of those days. High and low sales prices for the Common Stock from January 1, 2003, to May 28, 2004, ranged from $2.61 to $5.24 per share. Average sales prices for the three months, six months, 12 months and 24 months prior to May 28, 2004, were approximately $4.50, $4.04, $3.65 and $3.54 per share, respectively. See “Financial Information—Market Prices of the Common Stock” on page 82 for more information about the Common Stock prices. The last sale price of the Common Stock on May 28, 2004, the day before Webco announced its consideration of a going-private transaction, was $4.86. Immediately following the announcement of Webco’s record fiscal fourth quarter 2004 results and of our intention to update our projections and valuation, the Common Stock traded in a range of between $5.49 per share and $6.90 per share, with most shares trading between $6.30 and $6.50 per share. The closing price of the Common Stock was $6.65 on November 3, 2004, the day before Webco announced its revised cash-out price of $6.50 per share for the Transaction. Webco believes that its recent stock price has been positively impacted by cyclical factors relating to the basic steel industry. Webco is experiencing shortages and very high margins (resulting from selling against lower average cost inventories), which it believes are not sustainable. Notwithstanding the recent strength of Webco’s business and its improved margins, Webco believes that the tubing industry continues to face overcapacity and a very competitive environment, which are likely to have a negative effect on its margins when the availability of steel increases. The Special Committee’s financial adviser believes the longer-term market price analysis should be weighted more heavily than short-term prices.

•	Book Value. The $6.50 per pre-reverse split share is 79% of the $8.25 book value per share as of July 31, 2004. Southwest Securities, Hoak Breedlove and Benedetto Gartland all expressed the view that the value of a going concern business is most commonly based on the present value of its expected cash flow and that valuation methods based on recent or forecasted earnings are significantly better indicators of expected cash flow than Webco’s book value per share. Webco’s fixed assets provide maximum value as part of an operating business (going concern) rather than as discrete pieces of equipment or realty held for sale. In fact, due to lack of demand relative to availability of equipment for sale, Webco believes it would receive substantially less than book value for its assets if they were sold as discrete pieces of equipment (see “Liquidation Value” below). According to Southwest Securities, Hoak Breedlove and Benedetto Gartland, book value is rarely used to determine what buyers will pay for a going concern business because it is not a predictive measure of the present value of future cash flows and thus not a strong indicator of value in a trading or control transaction. In further support of this statement, the market price of the Common Stock over the past five years has not reached 80% of its then current book value, and approximately 75% of the transactions in the Common Stock during that period have been at prices that are less than 50% of book value. Because of (1) the limited relevance of book value in predicting future cash flows, (2) the existence of more generally accepted valuation methodologies that are based on or comparable to the present value of cash flows and (3) the lack of effect book value appears to have had on historical trading prices of the Common Stock, Southwest Securities, Hoak Breedlove and Benedetto Gartland each determined that book value was of limited relevance as a measure of value.

•	Liquidation Value. Since the late 1990’s, the domestic steel tubing industry has had productive manufacturing capacity that exceeds current product demand. This excess capacity continues to exist in spite of bankruptcies, financial difficulties and discontinued operations because those assets have been either put back into productive service or they are currently being held for sale. The lack of demand for secondary market equipment relative to availability of equipment for sale has depressed the liquidation value of assets that are in productive use. In connection with the refinancing of Webco’s senior credit facility, our lender obtained appraisals of the liquidation value of Webco’s equipment and fair market valuations of the land and buildings at Webco’s owned facilities. These appraisals listed a liquidation value for Webco’s fixed assets, net of the ordinary cost of disposal, and fair market value for Webco’s land and buildings that totaled approximately $31 million less than the book value of these assets. These appraisals were commissioned by a financial institution with a view to determining the collateral value of Webco’s property, plant and equipment in the event of a loan default and liquidation. These appraisals do not attempt to value Webco’s property, plant and equipment in relation to Webco’s ongoing business. Under the terms of these appraisals, Webco is prohibited from disclosing specific information about these appraisals or providing them to third parties, and the appraisers have not waived these confidentiality and nondisclosure provisions. Subtracting this $31 million difference from Webco’s book value as of July 31, 2004 would result in a $3.83 book value per share. This is not a true liquidation value for Webco because Webco has other assets that were not appraised for liquidation purposes—primarily inventory. Our finished goods and work in process inventories are generally designed for specific customer applications and are not readily marketable except to those customers or where they can be further processed for an alternate application. Our raw material inventories are generally purchased for specific applications that require particular dimensions and chemistry. As a result, the population of potential customers tends to be limited to the specific customer or a similar application. Therefore, on a liquidation basis, we believe that we would receive something less than book value for these inventories. Because the market dynamics of Webco’s industry inherently lead to a depressed liquidation value for our assets, Southwest Securities, Hoak Breedlove and Benedetto Gartland each decided that liquidation value as a measure of our valuation was of limited relevance.

•	Going Concern Value. In determining the cash amount to be paid to cashed-out stockholders in the Transaction, the value of the Common Stock on the basis of a going concern was presented in Southwest Securities’ report, without giving effect to any anticipated effects of the Transaction. Also, the financial adviser did not consider the amount per share that might be realized in a sale of all or substantially all of the stock or assets of Webco, believing that consideration of such an amount was inappropriate in the context of a Transaction that would not result in a change of control of Webco and having no reason to believe that the sum of the values of the parts would exceed the value of the whole. In considering the going concern value of Webco, the analyses and conclusions of Southwest Securities indicated a share price range of $4.29 to $5.54, described below under “—Opinion and Report of Southwest Securities” beginning on page 38.

•	Earnings. Webco’s markets have historically been highly cyclical. Historical earnings of Webco for the previous five fiscal years and the relevance of historical earnings to future prospects were factored into the going concern analysis. For the five years ended July 31, 2000, 2001, 2002, 2003 and 2004, Webco reported income (loss) from continuing operations of $536,000, $(1,494,000), $2,996,000, $1,918,000 and $7,218,000, respectively. Historical earnings volatility is caused by a number of factors, including excess capacity in the tubing industry, volatility in the cost and availability of steel, effects of imports and tariffs on the steel industry, general market conditions and the dollar exchange rate, among others. Like most participants in steel-related industries, Webco is currently experiencing record levels of earnings due to the lack of availability of steel and selling from lower cost inventory, which have temporarily mitigated the normal condition of overcapacity within the tubing industry. Although it is difficult to predict, we believe that we are at or near the peak of this business cycle, although there can be no assurances with respect thereto. Short-term earnings can deviate significantly, negatively or positively, from average results, and periods of higher earnings are typically followed by periods of below-average results. Management believes that average earnings over time, because of the excess capacity in the tubing industry, will trend toward historical averages.

•	Opinion of Southwest Securities. Southwest Securities rendered its opinion to the Board on November 3, 2004, to the effect that, as of the date of such opinion and based upon and subject to the matters stated therein, the cash price to be paid for certain fractional shares in the Transaction is fair, from a financial point of view, to Webco’s unaffiliated stockholders who will receive cash. For more information about the opinion, see “—Opinion and Report of Southwest Securities” beginning on page 38 and a copy of the opinion of Southwest Securities attached as Appendix A to this proxy statement. The Transaction price is a 17% premium over the top end of the range of prices referenced in Southwest Securities’ analysis.

•	Opportunity to Liquidate Shares of Common Stock. Stockholders owning fewer shares than the Minimum Number will liquidate their holdings without incurring brokerage costs, particularly given the relatively illiquid market for shares of Common Stock, at a price that represents a premium over most historical and recent trading prices. Management (Ms. Weber and Messrs. Weber, Howard and Boyer) presented its belief to the Board that this opportunity is a benefit to stockholders.

     At the Board’s meeting on November 3, 2004, Southwest Securities presented a report supporting its fairness opinion. The Board had an opportunity to ask questions and discuss each of Southwest Securities’ analyses individually. While the Board and the Transaction Affiliates reviewed and considered each item of the report by Southwest Securities, all concur with Southwest Securities that no single method of value analysis is controlling. The Board noted that the $6.50 per pre-reverse split share price is a premium above all three valuation methodologies, and that it is even a premium over each item within the three valuation methodologies presented. The Board and the Transaction Affiliates concur with Southwest Securities that the comparable companies and transactions are the best available in the public record, but that none of these companies or transactions is directly comparable to the Transaction. Therefore, all parties agree with Southwest Securities that these comparable companies and transactions should be used as a reference guide, and that the best estimate of value is the compilation of value based on the extensive experience of Southwest Securities in valuing these types of transactions. The Board and the Transaction Affiliates also noted that the $6.50 per pre-reverse split share price is 79% of the book value, which is at the high end of the historical relationship between the price per share of the Common Stock and the book value per share. Because of these factors and because each of Southwest Securities, Hoak Breedlove and Benedetto Gartland have stated their belief that book value is not a good measure of value because of its lack of correlation to future cash flow, the Board and the Transaction Affiliates believe that the cash out price is fair in relation to book value. The Board and the Transaction Affiliates believed, based on the liquidation appraisals in connection with our bank financing as described above under “Liquidation Value” and based on the characteristics of our inventories that were not appraised, as described above under “Liquidation Value”, that the $6.50 per pre-reverse split share price would be significantly more than the price per share that Webco would expect to achieve in a liquidation. The Board and the Transaction Affiliates decided not to pursue a full liquidation valuation because they believed a full valuation would be less than the liquidation estimate of $3.83 calculated above and therefore it would be neither relevant nor worth the cost. Finally, the Board and the Transaction Affiliates recognize that the Transaction is occurring at a time when market conditions are enabling Webco to achieve record earnings, and that these near-term conditions are likely resulting in a higher cash out price than the valuation analysis suggests. The Board and the Transaction Affiliates were concerned about the effect that paying in excess of the valuation range might have on the unaffiliated stockholders who will remain stockholders after the Transaction. Based on the small number of shares proposed to be bought out in the Transaction, all parties agreed that the effect of the amounts paid in excess of the valuation range would be more than offset by the savings resulting from the Transaction. After careful consideration of all of these factors, the Board and the Transaction Affiliates each concluded that the Transaction is fair to unaffiliated stockholders being cashed out, and to unaffiliated stockholders remaining stockholders after the Transaction.

     The Board also considered the fact that, in addition to the deregistration of the Common Stock under the 1934 Act as a result of the Transaction, the Common Stock would cease to be listed on the American Stock Exchange. The Board was concerned about liquidity for remaining unaffiliated stockholders, recognizing that the current limited market for shares of Common Stock provides relatively little benefit to Webco’s stockholders. The forward split and other efforts of Webco management to enhance the possibility of stockholder liquidity after the Transaction, including supporting potential quotation on the Pink Sheets were important to the Board’s determination that the Transaction is fair to the remaining unaffiliated stockholders. (See "—Reasons for and Benefits of the Transaction” beginning on page 12 and "—Background of the Transaction” beginning on page 23.)

     The Board did not seek, and is not aware of, any proposals in the last two years from any unaffiliated persons for the merger or consolidation of Webco, or for the sale or other transfer of all or substantially all of Webco’s assets, or for the sale or other transfer of securities of Webco that would enable the holder to exercise control of Webco. The Board does not presently intend to seek any such proposal.

The Board and the Transaction Affiliates also took into consideration the following additional factors:

•	Although holders of shares that are cashed out in lieu of issuance of fractional shares will receive cash consideration for their shares, the remaining stockholders will bear the burden of the expenses of the Transaction, possible reduced liquidity and greater uncertainty regarding the price they may receive for their shares if they attempt to sell them.

•	Although stockholders who are not cashed out in the Transaction will indirectly bear the Transaction costs associated with taking Webco private, the Board believes that such expenses will be offset by the anticipated savings of approximately $900,000 on an annual basis once Webco is private.

•	Affiliated and unaffiliated stockholders are treated identically in the Transaction, the Transaction will not result in a change of control of Webco and only a relatively small number of shares will be cashed out in the Transaction.

•	As of the effective date of the Transaction, record and beneficial stockholders who own fewer shares than the Minimum Number are expected to account for approximately one to two percent of Webco’s outstanding shares of Common Stock, depending on the Minimum Number selected.

     The Transaction is not structured so that approval of at least a majority of unaffiliated stockholders is required. The Board determined that any such voting requirement is not required under Oklahoma law or Webco’s Certificate of Incorporation and would usurp the power of the holders of the majority of Webco’s outstanding shares of Common Stock. The Board also considered Ms. Weber’s report that in her review of 70 similar transactions occurring since September 1, 2003 , most other companies engaging in similar transactions during that period did not require approval of a majority of the unaffiliated stockholders.

     Webco has not made any special provision in connection with the Transaction to grant stockholders access to our corporate files or to obtain counsel or appraisal services at our expense. The Board did not consider these steps necessary to ensure the fairness of the Transaction. The Board determined that such steps would be costly and time consuming and would not provide any meaningful additional benefits. With respect to stockholders’ access to our corporate files, the Board determined that this proxy statement, together with our other filings with the Securities and Exchange Commission, provide adequate information for stockholders to make an informed decision with respect to the Transaction. The Board also considered the fact that under Oklahoma corporate law, and subject to certain conditions set forth under Oklahoma law, stockholders have the right to review Webco’s relevant books and records of account for any appropriate purpose.

     The Board did not believe that it was necessary to appoint an independent third party to represent and negotiate the Transaction on behalf of unaffiliated stockholders. The Board believed that other procedural safeguards in place in the Transaction, specifically the appointment of the Special Committee and the Special Committee’s retention of an independent financial adviser and separate legal counsel, provided sufficient procedural safeguards to ensure that the unaffiliated stockholders were fairly represented.

     Notwithstanding the absence of an unaffiliated stockholder approval requirement, an independent third party to represent and negotiate the Transaction on behalf of unaffiliated stockholders or special provisions for access to corporate files, the Board and transaction affiliates determined that the Transaction is procedurally fair to unaffiliated stockholders because, in addition to the reasons described in the preceding three paragraphs, there were sufficient procedural safeguards in place, including the following:

•	The Special Committee was formed, consisting of all the outside directors, to represent the interests of the unaffiliated stockholders and has reviewed and determined the fairness of the Transaction.

•	All members of the Special Committee hold options that will remain outstanding after the Transaction. In addition, Dr. Case currently owns 1,700 shares of Common Stock. Therefore, the members of the Special Committee are in a similar position as the unaffiliated stockholders who will remain stockholders after the Transaction.

•	The Special Committee retained its own counsel and investment adviser to represent it and assist the Special Committee with its deliberations and negotiations.

•	The Transaction is being effected in accordance with all applicable requirements of Oklahoma law and Webco’s organizational documents.

•	The proposed amendment implementing the Transaction is being submitted to a vote of Webco’s stockholders and is subject to the approval of holders of a majority of Webco’s outstanding shares of Common Stock, recognizing that stockholders to be cashed out in the Transaction hold a nominal percentage of the vote and that Webco’s directors and executive officers and members of the Weber family (owning an aggregate of 57% of the outstanding Common Stock) intend to vote their shares of Common Stock for the Transaction.

•	Between the date of this proxy statement and the effective date of the Transaction, Webco’s stockholders will have an opportunity to adjust the number of shares of Common Stock they will own as of the effective date. In this way, holders who would otherwise be cashed out can become continuing holders and holders of more shares than the Minimum Number (1,000 shares at a maximum) or they can divide or otherwise adjust their holdings into amounts of fewer shares than the Minimum Number (200 shares at a minimum). For more information about the Transaction, see “—Effect of the Transaction on Stockholders” beginning on page 20.

•	Although the continuing unaffiliated stockholders will have less public information about Webco available to them and it is possible that the liquidity of the Common Stock will be reduced, continuing unaffiliated stockholders will experience less than a two percent decrease in book value per share (on a pre-Transaction per share basis) and a one to two percent increase in beneficial ownership, depending on the Minimum Number.

     In reaching a conclusion on the financial, procedural and substantive fairness of the transaction, the Board and the Transaction Affiliates did not assign any specific weights to the foregoing factors. These factors were considered as a whole, and each of the parties may have put different weights on different factors. In selecting a valuation method, the Board and the Transaction Affiliates considered historical market prices, book value, liquidation value, and the various measures of going concern value presented by Southwest Securities. All parties concluded that no single valuation method should be utilized, but that all should be taken into consideration.

     The Board, the Transaction Affiliates and the Special Committee considered all the material factors discussed in the above section and each found the Transaction is procedurally and substantively fair to each of Webco, the unaffiliated stockholders being cashed out in the Transaction and the unaffiliated stockholders remaining after the Transaction.

Interests of Webco’s Directors and Executive Officers in the Transaction

     In considering the recommendation of the Board of Directors with respect to the Transaction, stockholders should be aware that Webco’s executive officers and directors have interests in the Transaction that are in addition to, or different from, the stockholders generally. These interests may create potential conflicts of interest and include the following:

•	Each executive officer and each member of the Board of Directors holds shares or vested options in excess of 1,000 shares and will, therefore, retain shares of Common Stock or options to purchase Common Stock after the Transaction.

•	As a result of the Transaction, the stockholders who own of record on the record date, more shares than the Minimum Number, including Webco’s executive officers and directors, will increase their percentage ownership interest in Webco as a result of the Transaction. For example, assuming the Transaction is implemented and based on information and estimates of record ownership and shares outstanding and other ownership information and assumptions as of October 1, 2004: (1) Webco’s officers and directors, who currently own 59% of the Common Stock (including options currently exercisable) will increase their percentage ownership in Webco by 1.3%, 1.1%, 0.9% or 0.6%, based on a Minimum Number of 1,000, 800, 500 or 200, respectively; and (2) the Weber family, which currently owns 48% of the Common Stock (including options currently exercisable), will increase its percentage ownership in Webco by 1.1%, 1.0%, 0.8% or 0.5%, based on a Minimum Number of 1,000, 800, 500 or 200, respectively.

•	After the deregistration of the Common Stock under the 1934 Act becomes effective, Webco intends to lend $2,000,000 to certain officers and employees of Webco. Webco’s loans to these officers and employees will be used by them solely to repay currently outstanding loans with various financial institutions that are secured by shares of our Common Stock owned by such persons. These financial institutions have advised these persons that, following deregistration of our Common Stock, these shares will no longer be allowed as collateral. The Board and these officers have agreed that these loans will not be forgiven, that they will be personal obligations of these individuals and that they will be collateralized by Common Stock owned by them. The making of these loans by Webco is not a reason for engaging in the Transaction, but will be the result of, and be necessitated by, the current financial institutions’ unwillingness to continue to accept Webco Common Stock as collateral for loans after the Common Stock is deregistered. The terms of these loans are described in the table below.

		Loan	Terms of Loan Being
Name	Title	Amount	Replaced	Terms of New Loan
F. William Weber	Chairman and Chief Executive Officer	$1,495,000	Matures March 2005; principal payable at the rate of $12,000 per month over the term of the loan, with remaining principal due at maturity; bears interest at the prime rate plus 1%, payable when principal payments are due, secured by assets of C-Cam plus Webco stock with a market value equal to twice the outstanding balance.	Same as loan being replaced.

Dana S. Weber	Vice Chairman, President and Chief Operation Officer	$105,000	Matures March 2005, interest paid monthly at prime; secured by Webco stock with a market value equal to twice the outstanding balance.	Same as loan being replaced.

David E. Boyer	Senior Vice President of Tubular Operations and Corporate Secretary	$280,000	Matures Aptil 30, 2005, principal due at maturity; interest paid monthly at prime plus 1%, secured by Webco stock with a market value equal to twice the outstanding balance.	Same as loan being replaced.

H. Lee Beard	Senior Project Engineer	$120,000	Matures December 30, 2004; principal due at maturity; interest paid monthly at 5.75%, secured by Webco stock with a market value equal to twice the outstanding balance.	Same as loan being replaced.

•	Kenneth E. Case, Jack D. McCarthy and Bradley S. Vetal, members of the Special Committee, will each receive compensation for serving on the Special Committee. In the case of Mr. McCarthy, Chairman of the Special Committee, such compensation will aggregate approximately $32,000 and, in the case of Messrs. Case and Vetal, will aggregate approximately $10,500 each.

•	Dr. Case, the owner of 1,700 shares of Common Stock, is the only member of the Special Committee who is a stockholder. Dr. Case, Mr. McCarthy and Mr. Vetal hold options to purchase 27,000, 15,000 and 19,500 shares of Common Stock, respectively. These options are currently exercisable and will remain outstanding after the Transaction.

•	According to a Schedule 13G dated February 16, 2004, Strong Capital Management, a principal stockholder of Webco, owned 1,976,998 shares, or 11.7%, of the outstanding common stock of Matrix Services Company. Bradley S. Vetal is Chairman and Chief Executive Officer of Matrix Services Company.

•	While there are still significant controls, regulations and liabilities for directors and executive officers of private companies, the additional legal exposure for Webco’s directors and executive officers from securities laws relating to public companies will be eliminated.

     The table below sets forth information with respect to shares of Common Stock owned by our directors and executive officers and members of the Weber family that may be cashed out, depending on the Reverse Split selected and whether or not they combine, or (as described in footnote (1) below) are permitted to combine, these shares with other shares held.

Shares
Name	Owned
Michael P. Howard (1)	300
William F. Obermark	140
Thomas M. Willey (2)	184
Yong Joo Kim (2)	177

(1)	Shares owned by this individual or his spouse are held in an account that cannot be combined with other shares, because under applicable regulations governing this type of IRA, withdrawals or deposits are not permitted without penalty. Accordingly, these shares will be cashed out in the Transaction unless the number of shares set forth exceeds the Minimum Number.

(2)	Represents all shares owned by these individuals other than through an IRA or Webco’s 401(k) Plan. Accordingly, these shares will be cashed out in the Transaction unless more shares are purchased by the individuals and combined with these shares.

     In addition, directors, executive officers and members of the Weber family, like other stockholders, may receive cash in lieu of fractional shares to which they otherwise would be entitled following the forward split. See “—Effect of the Transaction on Certain Affiliates” beginning on page 20, for an estimate of the shares to be cashed out by the Weber family.

     The Transaction will not trigger any change of control provisions in any of our executive officers’ employment agreements.

Opinion and Report of Southwest Securities

     As described above under “—Background of the Transaction” (beginning on page 23), Hoak Breedlove, which had previously acted as the Special Committee’s financial adviser, has ceased business operations. As a result, on October 18, 2004, the Special Committee retained Southwest Securities as its financial adviser to assist with the Special Committee’s consideration of the third set of projections and to render an opinion as to the fairness, from a financial point of view, of the proposed cash payment to be paid to unaffiliated stockholders receiving cash in lieu of fractional shares following the reverse split and the subsequent forward split. On November 3, 2004, at a meeting of the Special Committee and of the Board, Southwest Securities delivered a report and oral opinion to the effect that, as of the date of the opinion and based upon and subject to the matters discussed at the meeting and to be stated in the written opinion, the fractional share consideration of $6.50 per pre-reverse split share would be fair, from a financial point of view, to the unaffiliated stockholders of Webco receiving such consideration. This opinion was confirmed by delivery of a written opinion dated November 3, 2004.

     In arriving at its opinion, Southwest Securities:

•	reviewed a draft of this proxy statement;

•	reviewed and analyzed certain financial and other data with respect to Webco obtained from published sources and from the internal records of Webco;

•	conducted discussions with members of the senior management of Webco with respect to the business prospects and financial outlook of Webco;

•	visited certain facilities and the business offices of Webco;

•	reviewed current and historical market prices and trading activity of the Common Stock;

•	compared certain financial information for Webco with similar information for certain other companies, the securities of which are publicly traded; and

•	reviewed the financial terms, to the extent publicly available, of selected precedent transactions which Southwest Securities deemed generally comparable to Webco and the Transaction.

     In rendering its opinion, Southwest Securities considered such other information and conducted such other financial studies, analyses and investigations as it deemed appropriate under the circumstances. In connection with the review, Southwest Securities relied upon and assumed the accuracy and completeness of the financial and other information publicly available or furnished to it by Webco or otherwise reviewed. Southwest Securities did not independently verify the accuracy or completeness of such information. It did not make or obtain any independent evaluations or appraisals of any of the properties, assets or liabilities of Webco. In addition, neither Webco nor the Special Committee authorized Southwest Securities to solicit any indications of interest from any third party with respect to the purchase of all or a part of Webco’s business. With respect to financial projections, Southwest Securities assumed that they were reasonably prepared on a basis reflecting the best then currently available estimates and judgments of Webco’s management as to future financial performance of Webco, and Southwest Securities expressed no opinion with respect to such forecasts or the assumptions on which they were based. The opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion.

     Southwest Securities expressed no view as to, and its opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Webco or the effect of any other transaction in which Webco might engage. Southwest Securities did not express any opinion as to the prices or price ranges at which the Common Stock has traded or may trade in the future. Although Southwest Securities evaluated the fractional share consideration from a financial point of view, it was not asked to and did not recommend the specific consideration payable in the Transaction. No other instructions or limitations were imposed by Webco on Southwest Securities with respect to the investigations made or procedures followed by it in rendering its opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF SOUTHWEST SECURITIES, DATED NOVEMBER 3, 2004, WHICH DESCRIBES THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS DOCUMENT AS APPENDIX A AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY. THE OPINION IS DIRECTED TO THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS OF THE TRANSACTION FROM A FINANCIAL POINT OF VIEW TO THE UNAFFILIATED STOCKHOLDERS RECEIVING CASH IN THE TRANSACTION, DOES NOT ADDRESS ANY OTHER ASPECT OF THE TRANSACTION OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTER RELATING TO THE PROPOSED TRANSACTION OR ANY OTHER MATTER BEING VOTED UPON BY WEBCO’S STOCKHOLDERS. THE SUMMARY OF THE OPINION INCLUDED IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In preparing its opinion, Southwest Securities performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of these analyses. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is difficult to summarize. Accordingly, Southwest Securities believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     In its analyses, Southwest Securities considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion. Many of these factors are beyond the control of Webco. No company, transaction or business used in those analyses as a comparison is identical to Webco or the proposed Transaction, nor is an evaluation of those analyses entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

     The estimates contained in these analyses and the valuation ranges resulting from any particular analysis do not necessarily reflect actual values or future results or values. Those values may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

     The opinion and analyses of Southwest Securities were only one of many factors considered by the Special Committee in its evaluation of the Transaction and should not be viewed as determinative of the views of the Special Committee, Board of Directors, or management with respect to the fractional share consideration or the proposed Transaction.

     The following is a summary of the material financial analyses that Southwest Securities performed in connection with the rendering of its opinion dated November 3, 2004. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND THESE FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF THE FINANCIAL ANALYSES.

     The report of Southwest Securities will be made available for inspection and copying at Webco’s principal executive offices during regular business hours by any interested stockholder of Webco or any representative of the stockholder designated by the stockholder in writing. Upon written request, Webco will furnish a copy of the report to any interested stockholder of Webco, or any representative designated by the stockholder in writing, at the expense of the requesting stockholder. The report has also been filed with the Securities and Exchange Commission as an exhibit to Webco’s Transaction Statement on Schedule 13E-3. Southwest Securities consented to the filing of its report with the Schedule 13E-3 and to the inclusion of its opinion in this proxy statement.

     Southwest Securities elected to determine the fairness of the consideration to be paid for fractional shares by performing: Comparable Company Analysis, Comparable Transaction Analysis, and Discounted Cash Flow Analysis. Southwest Securities considered other valuation methodologies such as liquidation/book value analysis, premiums paid analysis, and leveraged buyout analysis. Southwest Securities determined that these alternative valuation methodologies had little or no analytical value in the context of the proposed Transaction because, among other things, Webco would remain a going concern, no assets of Webco would be disposed of or used for an alternative purpose, the proposed Transaction would not effect a change of control of Webco, and Southwest Securities was not asked to consider alternative investments or investment return expectations for stockholders. In addition, Southwest Securities did not believe Webco’s accounting book value necessarily corresponded to Webco’s economic value.

Comparable Company Analysis

     Using publicly available information, Southwest Securities analyzed the market values and trading multiples of Webco and the following 12 selected publicly traded companies in the steel and tubular steel industry:

Friedman Industries Incorporated
IPSCO Inc.
Lone Star Technologies, Inc.
Maverick Tube Corporation
Niagara Corporation
Northwest Pipe Company
NS Group, Inc.
Oregon Steel Mills, Inc.
Synalloy Corporation
Tenaris S.A.
The Timken Company
Wolverine Tube, Inc.

     As of October 28, 2004, the total enterprise value (“TEV”) (market value of equity, plus preferred stock, minority interest, and net debt) for the comparable companies ranged from approximately $44 million to approximately $6.1 billion and last twelve months (“LTM”) revenue ranged from approximately $121 million to approximately $4.3 billion. In comparison, Webco had a TEV (based on the closing price of Webco’s outstanding shares on such date) and LTM revenue as of July 31, 2004, of approximately $96.4 million and approximately $212.5 million, respectively. Based on size, Webco is in the lower range of the comparable companies.

     For comparison purposes, operating profits including EBITDA for the comparable companies and Webco were normalized to exclude unusual and extraordinary expenses and income. Using information provided by Webco, Southwest Securities calculated three-year (fiscal 2002, 2003 and 2004) average EBITDA, EBIT and net income.

     Southwest Securities expects Webco’s valuation multiples to be below those of the comparable companies due to the smaller size of Webco, its capitalization, low trading volume and relative lack of liquidity, and the high degree of Webco’s ownership by stockholders of the Weber family.

     Southwest Securities reviewed the appropriate market values of the companies listed above as a multiple of, among other things, latest 12 months’ earnings before interest, taxes, depreciation and amortization (“EBITDA”); earnings before interest and taxes (“EBIT”); and earnings per share. Utilizing its valuation expertise, Southwest Securities then applied a range of selected multiples implied by the selected companies to three-year average, EBITDA, EBIT and earnings per share for Webco.

     Southwest Securities noted that none of the companies used in the market analysis of selected public companies was identical to Webco and that, accordingly, the analysis of comparable public companies necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of comparable companies.

     Southwest Securities calculated a TEV range between approximately $77 million and approximately $87 million for Webco, which, after subtracting debt (net of cash) of approximately $48 million, results in a range of indicated stock prices as follows:

				Indicated Common
		Selected Multiple (1)		Stock Price
	Webco	Low	High	Low	High
Equity Value as multiple of:
3-Year Average Net Income (2)	$ 3.7 million	10.0x	11.0x	$5.25	$5.78
Total Enterprise Value as multiple of:
3-Year Average EBITDA (3)	$15.6 million	5.0x	6.0x	$4.24	$6.44
3-Year Average EBIT (4)	$ 8.7 million	8.0x	9.0x	$3.07	$4.30
Indicated Reference Range				$4.19	$5.50

(1)	The range of multiples selected by Southwest Securities, based on its analysis of data concerning the comparable companies, to apply to Webco’s financial results. As used in the text of the Southwest Securities report, Relevant Range has the same meaning as Selected Multiple above. Market Range, as used in the report, means the full range of multiples from the comparable company trading analysis.

(2)	The three-year average for net income was calculated by taking the average income from operations for fiscal 2002 (net of a $1.58 million pre-tax litigation award), 2003 and 2004.

(3)	The three-year average for EBIT was calculated by taking the average income from operations for fiscal 2002 (net of a $1.58 million litigation award), 2003 and 2004.

(4)	The three-year average for EBITDA was derived by taking the three-year average of EBIT and adding the average depreciation and amortization (exclusive of deferred financing cost amortization) for fiscal 2002, 2003 and 2004.

Comparable Transaction Analysis

     Using publicly available information, Southwest Securities reviewed the purchase prices and implied transaction value multiples paid or proposed to be paid in the following five selected transactions in the tubular products industry for which detailed financial information was available:

ACQUIROR	TARGET
Lone Star Technologies, Inc.	Fintube Technologies, Inc.
Lone Star Technologies, Inc.	Bellville Tube Corporation
Maverick Tube Corporation	Prudential Steel, Ltd.
Lone Star Technologies, Inc.	Wheeling Machine Products, Inc.
Maverick Tube Corporation	LTU Steel Tubular Business

     Southwest Securities noted that no company utilized in the analysis of selected transactions is identical to Webco. All multiples for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the selected transaction occurred. Additionally, each of the above referenced precedent transactions represented a change of control transaction.

     Southwest Securities compared the transaction values implied by the purchase prices in the selected transactions as multiples of latest 12 months’ EBITDA and EBIT. All multiples were based on financial information available at the announcement date of the relevant transaction. Utilizing its valuation expertise, Southwest Securities then applied a range of selected multiples implied by the selected transactions to three-year average EBITDA and EBIT of Webco.

     As with the comparable company analysis, Webco’s smaller size suggests that Webco would be valued below the average of the comparable transaction multiples. Based on the selected multiple ranges, Southwest Securities calculated a TEV range of between approximately $74 million and approximately $86 million for Webco, which, after subtracting debt (net of cash) of approximately $48 million, results in a price per share of between $3.66 and $5.37.

				Indicated Common
		Selected Multiple (1)		Stock Price
	Webco	Low	High	Low	High
Total Enterprise Value as multiple of:
3-Year Average EBITDA (3)	$15.6 million	5.0x	6.0x	$4.24	$6.44
3-Year Average EBIT (2)	$ 8.7 million	8.0x	9.0x	$3.07	$4.30
Indicated Reference Range				$3.66	$5.37

(1)	The range of multiples selected by Southwest Securities, based on its analysis of data concerning the comparable transactions, to apply to Webco’s financial results. As used in the text of the Southwest Securities report, Relevant Range has the same meaning as Selected Multiple above. Market Range, as used in the report, means the full range of multiples from the comparable transaction analysis.

(2)	The three-year average for EBIT was calculated by taking the average income from operations for fiscal 2002 (net of a $1.58 million litigation award), 2003 and 2004.

(3)	The three-year average for EBITDA was derived by taking the three-year average of EBIT and adding the average depreciation and amortization (exclusive of deferred financing cost amortization) for fiscal 2002, 2003 and 2004.

Discounted Cash Flow Analysis

     Southwest Securities derived an implied equity reference range for Webco by performing a four-year discounted cash flow analysis on the unlevered free cash flows of Webco for the fiscal years 2005 through 2008, based on financial projections prepared by the management of Webco. The estimated terminal values for Webco were calculated by using two methods: (i) a terminal value multiple of six times fiscal 2008 EBITDA and (ii) capitalizing fiscal 2008 operating income assuming a 3% perpetual growth rate. The cash flows and terminal values were discounted to present value using a discount rate of 12%. Based on those assumptions, Southwest Securities calculated a TEV range between approximately $83 million and approximately $89 million for Webco, which, after subtracting debt (net of cash) of approximately $48 million, results in a price per share of between $5.03 and $5.76 per pre-reverse split share

     In connection with the Transaction, Webco’s management provided Southwest Securities with information about Webco that is not publicly available, including financial projections. The projections provided to Southwest Securities were prepared in October 2004 based on expected market conditions at that time and are included in the financial information set forth below. These projections were an update of projections provided to Hoak Breedlove in early July 2004 that were utilized in its July 23, 2004 valuation and fairness opinion described below. The update was based on an unprecedented rise in the price of steel beyond that projected in July 2004 and the resulting short-term effect on Webco’s income. Webco does not, as a matter of course, except as it periodically provides current earnings guidance to its stockholders, publicly disclose forward-looking information as to future revenues, earnings or other financial information. Projections of this type are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Webco’s control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than projected. In addition, these projections were prepared solely for internal use and not for publication or with a view of complying with the published guidelines of the Securities and Exchange Commission regarding projections or with guidelines established by the American Institute of Certified Public Accountants for prospective financial statements. The financial information below, which was derived from the projections provided to Southwest Securities, is included in this proxy statement only because it was furnished by Webco’s management to Southwest Securities in connection with the Transaction. Therefore, the projections should be used by the reader solely for deciding how much weight to give to the analysis and opinion of Southwest Securities and for no other purpose.

Unaudited Financial Projections
Prepared in October 2004
(Dollars in Thousands, except per share amounts)

	As of and for the year ended July, 31,
	2005	2006	2007	2008
Income Statement Data:
Net sales	$265,900	$228,500	$221,200	$226,600
Cost of goods sold	217,800	208,300	197,200	202,100

Gross margin	48,100	20,200	24,000	24,500
S, G& A	18,200	14,800	15,200	15,500

Income from operations	29,900	5,400	8,800	9,000
Interest expense	2,800	2,800	2,300	2,000

Pretax income	27,100	2,600	6,500	7,000
Provision for income taxes	10,800	1,000	2,600	2,800

Net income	$16,300	$1,600	$3,900	$4,200

Earnings per share, diluted	$2.27	$0.22	$0.54	$0.58

Unaudited Financial Projections
Prepared in October 2004
(Dollars in Thousands, except per share amounts)

	As of and for the year ended July, 31,
	2005	2006	2007	2008
Balance Sheet Data:
Current assets	$94,500	$84,700	$85,200	$87,500
Fixed assets, net	58,400	56,500	54,400	51,800
Other assets	4,000	4,000	4,000	4,000

Total assets	$156,900	$145,200	$143,600	$143,300

Current liabilities, including current portion of debt	$54,600	$46,200	$45,500	$46,000
Long-term debt	14,000	9,900	5,900	2,100
Other liabilities	13,600	12,800	12,000	10,900
Total stockholders equity	74,700	76,300	80,200	84,300

Total liabilities and stockholders’ equity	$156,900	$145,200	$143,600	$143,300

Cash Flow Statement Data:
Cash from operations	$8,300	$15,100	$9,200	$8,400
Cash from investing activities	(5,300)	(4,500)	(4,400)	(4,200)
Cash from financing activities	(2,400)	(10,200)	(5,000)	(3,900)

Net change in cash	$600	$400	$(200)	$300

     Significant assumptions made by Webco in connection with these forecasts include the following:

•	A gradual decline, commencing in the third quarter of fiscal 2005, in the cost of steel raw materials, which increased by 150 to 180 percent from July 31, 2003 to October 2004, to a level equal to 40 percent greater than the prevailing price level at July 31, 2003;

•	As raw material becomes more readily available, beginning in the fourth quarter of fiscal 2005 and continuing through fiscal 2006, a decrease in product sales prices and margins due to increasing competitive pressures and the continuing over capacity in the steel tube industry;

•	A return to average market conditions (neither a recession nor a strong market) in fiscal 2007 and 2008;

•	A return of gross margin percentages to approximately 11 percent, which is slightly above historical levels based on assuming a continuing benefit from internal operating improvements, after the detrimental effects of averaging down raw material costs in inventory through fiscal year 2006 have abated;

•	A two to three percent annual increase in general and administrative costs, excluding costs related to compliance with Sarbanes-Oxley, which would increase by $735,000 in fiscal 2005 and $570,000 in subsequent years (which are expected to be avoided if the Transaction is completed);

•	An increase in our effective interest rate based on a quarter per cent rise each quarter, beginning in the first quarter of fiscal 2005 and through the fourth quarter of fiscal 2006 (for a total increase of 2.25%), then moderating downward one-quarter percent in the third quarter of fiscal 2007;

•	Capital spending by Webco of between $4.2 and $5.3 million in each fiscal year, with incremental depreciation calculated accordingly; and

•	An effective tax rate of 40 percent, which is consistent with Webco’s current tax rate.

     The projections included in this proxy statement have been prepared by, and are the responsibility of, Webco’s management. PricewaterhouseCoopers LLP has neither examined nor compiled these projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to Webco’s historical financial information. It does not extend to the projections and should not be read to do so.

Fee Arrangements

     Under the terms of its engagement, Webco has paid Southwest Securities a fee of $50,000. Webco has also agreed to reimburse Southwest Securities for its travel and other reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, and to indemnify Southwest Securities and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     In the ordinary course of business, Southwest Securities and its affiliates may actively trade or hold the securities of Webco for its own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities.

     The Company selected Southwest Securities based on its experience, expertise and reputation. Southwest Securities is a nationally recognized investment banking firm that, as a customary part of its business, evaluates businesses and their securities in mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Conclusion

     The following table summarizes the results of the three valuation methodologies Southwest Securities used in arriving at its opinion:

	Indicated Common
	Stock Price
Methodology	Low	High
Comparable Company Analysis
Equity Value as multiple of:
3-Year Average Net Income	$5.25	$5.78
Total Enterprise Value as multiple of:
3-Year Average EBITDA	$4.24	$6.44
3-Year Average EBIT	$3.07	$4.30

Indicated Reference Range	$4.19	$5.50
Comparable Transaction Analysis
Total Enterprise Value as multiple of:
3-Year Average EBITDA	$4.24	$6.44
3-Year Average EBIT	$3.07	$4.30

Indicated Reference Range	$3.66	$5.37
Discounted Cash Flow Analysis
Indicated Reference Range	$5.03	$5.76

     The average TEV of the ranges from these methodologies is approximately $78 million to $87 million, for an implied price range of $4.29 per share to $5.54 per share, based on approximately 7.1 million shares of Webco Common Stock outstanding. Southwest Securities did not recommend any specific price within the range to the Special Committee. The Special Committee and Webco negotiated a price of $6.50, which was above Southwest Securities’ valuation range of $4.29 and $5.54 per share. Based upon and subject to the foregoing, it is the opinion of Southwest Securities that, as of the date of its opinion, the $6.50 per pre-reverse split share to be paid in respect of fractional shares of Common Stock to the unaffiliated holders of less than one share immediately following the reverse split and in respect of fractional shares to all unaffiliated holders thereof following the forward split is fair, from a financial point of view, to those unaffiliated stockholders.

Opinion and Second Report of Hoak Breedlove

     In connection with the proposed Transaction, the Special Committee engaged Hoak Breedlove (which ceased business operations in September 2004) to render an opinion as to the fairness, from a financial point of view, of the cash payment in the amount of $4.75 per pre-reverse split share to be paid to stockholders receiving cash in lieu of fractional shares following the reverse split and the subsequent forward split. On June 24, 2004, at a meeting of the Special Committee and of the Board, Hoak Breedlove delivered its oral opinion that, as of such date, based upon and subject to the assumptions made, matters considered, and limitations on its review discussed at the meeting and to be set forth in its written opinion, the payment is fair from a financial point of view to those stockholders. At a Board meeting held July 23, 2004, Hoak Breedlove reconfirmed its oral opinion. Subsequently, Hoak Breedlove delivered its written fairness opinion.

     The opinion of Hoak Breedlove has been superseded by the opinion and report of Southwest Securities (see “—Opinion and Report of Southwest Securities” beginning on page 38). Hoak Breedlove also prepared and discussed with the Special Committee and Board two reports dated, respectively, June 24, 2004, and July 23, 2004. The first report considered historical financial information of Webco through April 30, 2004, and forecasts prepared by Webco’s management in March, 2004. This report is discussed below in “—First Report of Hoak Breedlove” beginning on page 53. The second report, which superseded the first report, took into account Webco’s estimated financial results for its fiscal quarter ending July 31, 2004, as well as updated forecasts prepared by Webco’s management after the first report. The reports of Hoak Breedlove will be made available for inspection and copying at Webco’s principal executive offices during its regular business hours by any interested stockholder of Webco or any representative of the stockholder designated by the stockholder in writing. Upon written request, Webco will furnish a copy of the reports to any interested stockholder of Webco, or any representative designated by the stockholder in writing, at the expense of the requesting stockholder. The reports have also been filed with the Securities and Exchange Commission as an exhibit to Webco’s Transaction Statement on Schedule 13E-3. Hoak Breedlove consented to the filing of its reports with the Schedule 13E-3 and to the inclusion of its opinion in this proxy statement.

     No limitations were imposed by Webco on the scope of Hoak Breedlove’s investigation or the procedures to be followed by Hoak Breedlove in rendering its opinion or either report. The Hoak Breedlove opinion and these reports were for the use and benefit of the Special Committee and the Board in connection with their consideration of the Transaction and were not intended to be and do not constitute a recommendation to any stockholder of Webco as to how such stockholder should vote with respect to the Transaction. Hoak Breedlove’s opinion does not address Webco’s underlying decision to effect the Transaction. Hoak Breedlove does not perform tax, accounting, legal or appraisal services, or render such advice. In undertaking its analysis and arriving at its opinion, Hoak Breedlove took into account its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuations generally, and, among other things: (1) reviewed documents related to the Transaction; (2) reviewed publicly available financial information and other data with respect to Webco, including its Annual Reports on Form 10-K and 10-K/A for the fiscal years ended July 31, 2002 and 2003 (as amended), certain Quarterly Reports on Form 10-Q (as amended, if applicable), certain Current Reports on Forms 8-K relating to material events, and certain other relevant financial and operating data relating to Webco made available to Hoak Breedlove; (3) reviewed and analyzed Webco’s financial forecasts; (4) reviewed and analyzed certain financial characteristics of companies that were deemed to be comparable to Webco; (5) reviewed and analyzed certain financial characteristics of transactions that involved the acquisition of companies that were deemed to have characteristics comparable to those of Webco; (6) reviewed and discussed with representatives of management of Webco certain financial and operating information furnished by them, including financial analyses, and related assumptions with respect to the business, operations and prospects of Webco; and (7) performed such other analyses and examinations as were deemed appropriate.

     In undertaking the analysis and arriving at its opinion, Hoak Breedlove relied upon and assumed the accuracy and completeness of all of the financial and other information that was used, without assuming any responsibility for any independent verification of any such information, and further relied upon the assurances of management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial projections utilized, Hoak Breedlove assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such projections provide a reasonable basis upon which it could form an opinion. In arriving at its opinion, Hoak Breedlove did not make or obtain any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of Webco. Hoak Breedlove assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the 1934 Act and all other applicable federal and state statues, rules and regulations. In addition, based upon discussions with Webco, Hoak Breedlove assumed that the receipt of fractional share consideration will be a taxable event to Webco’s stockholders who receive such consideration. The Hoak Breedlove opinion is based upon market, economic and other conditions as they existed on, and could be evaluated as of, July 23, 2004. Accordingly, although subsequent developments may affect its opinion, Hoak Breedlove has not assumed any obligation to update, review or reaffirm its opinion.

     The estimates contained in Hoak Breedlove’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Hoak Breedlove’s analyses and estimates are inherently subject to substantial uncertainty.

     Each of the analyses conducted by Hoak Breedlove was carried out in order to provide a different perspective on the Transaction and to enhance the total mix of information available. Hoak Breedlove did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the consideration to be paid for fractional shares. Hoak Breedlove did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, Hoak Breedlove believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Hoak Breedlove in connection with the preparation of its opinion.

     The financial reviews and analyses include information presented in tabular format. In order to fully understand Hoak Breedlove’s financial review and analyses, the tables must be read together with the text presented. The tables alone are not a complete description of the financial review and analyses and considering the tables alone could create a misleading or incomplete view of Hoak Breedlove’s financial review and analyses.

     The summary of Hoak Breedlove’s analysis described below is not a complete description of the analysis underlying Hoak Breedlove’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Hoak Breedlove made qualitative judgments as to the relevance of each analysis and factor that it considered. Accordingly, Hoak Breedlove believes that its analysis must be considered as a whole and that selecting portions of its analysis and factors, or focusing on information presented in tabular format, without considering all of the analysis and factors contained in the narrative description that follows, could result in an incomplete and misleading view of the processes underlying its analysis and opinion.

     Hoak Breedlove elected to determine the fairness of the consideration to be paid for fractional shares by performing: Comparable Company Analysis, Comparable Transaction Analysis, and Discounted Cash Flow Analysis. Hoak Breedlove considered other valuation methodologies such as liquidation/book value analysis, premiums paid analysis, and leveraged buyout analysis. Hoak Breedlove determined that these alternative valuation methodologies had little or no analytical value in the context of the proposed Transaction because, among other things, Webco would remain a going concern, no assets of Webco would be disposed of or used for an alternative purpose, the proposed Transaction would not effect a change of control of Webco, and Hoak Breedlove was not asked to consider alternative investments or investment return expectations for stockholders. In addition, Hoak Breedlove did not believe Webco’s accounting book value necessarily corresponded to Webco’s economic value.

Comparable Company Analysis

     The comparable company analysis compares the trading multiples of Webco with those of other publicly traded companies that are similar with respect to business model, operating sector, size and target customer base. Hoak Breedlove identified 12 companies that it deemed comparable to Webco with respect to their industry sector and operating model. All of the comparable companies are participants in the steel and tubular steel markets.

     The comparable companies utilized were: Friedman Industries Inc., IPSCO Inc., Lone Star Technologies Inc., Maverick Tube Corp., Niagara Corp., Northwest Pipe Co., NS Group Inc., Oregon Steel Mills Inc., Synalloy Corp., Tenaris SA, Timken Co., Wolverine Tube Inc. As of July 19, 2004, the TEV for the comparable companies ranged from approximately $47 million to approximately $4.9 billion and LTM revenue ranged from approximately $112 million to approximately $4.0 billion. In comparison, Webco had a TEV (based on the closing price of Webco’s outstanding shares on such date) and LTM revenue as of April 30, 2004 of approximately $73 million and approximately $195 million, respectively. Based on size, Webco is in the lower range of the comparable companies.

     Based on publicly available information, Hoak Breedlove reviewed financial information for each of the comparable companies that included among other things: market value, TEV, revenue, EBITDA, EBIT, EPS, total assets, common equity, net tangible common equity, and selected financial ratios. Hoak Breedlove compared the financial operating data and ratios to Webco. For comparison purposes, operating profits including EBITDA for the comparable companies and Webco were normalized to exclude unusual and extraordinary expenses and income. Using estimates provided by Webco, Hoak Breedlove calculated three-year (actual fiscal 2002 and 2003 and estimated fiscal 2004) average EBITDA, EBIT and net income.

     Hoak Breedlove expects Webco’s valuation multiples to be below the comparable companies’ due to the smaller size of Webco, its capitalization, low trading volume and relative lack of liquidity, and the high degree of Webco’s ownership by stockholders of the Weber family.

     Hoak Breedlove calculated a TEV range between approximately $77 million and approximately $86 million for Webco, which, after subtracting debt (net of cash) of approximately $46 million, results in a range of indicated stock share prices as follows:

				Indicated Common
		Selected Multiple (1)		Stock Price
	Webco	Low	High	Low		High
Equity Value as multiple of:
3-Year Average Net Income (2)	$ 3.7 million	10.0x	11.0x		$5.21		$5.73
Total Enterprise Value as multiple of:
3-Year Average EBITDA (3) 3-Year Average EBIT (4)	$15.6 million $ 8.7 million	5.0x 8.0x	6.0x 9.0x	$ $	4.58 3.39	$ $	6.78 4.62

Indicated Reference Range					$4.39		$5.71

(1)	The range of multiples selected by Hoak Breedlove, utilizing its valuation expertise, based on its analysis of data concerning the comparable companies, to apply to Webco’s financial results. As used in the text of the Hoak Breedlove report, Relevant Range has the same meaning as Selected Multiple above. Market Range, as used in the report, means the full range of multiples from the comparable company trading analysis.

(2)	The three-year average for net income was calculated by taking the average income from operations for fiscal 2002 (net of a $1.58 million pre-tax litigation award), 2003 and 2004. Fiscal 2004 net income was derived by taking actual net income for the nine-month period ended April 30, 2004, and an estimate of $4.0 million for the fourth fiscal quarter ending July 31, 2004.

(3)	The three-year average for EBIT was calculated by taking the average income from operations for fiscal 2002 (net of a $1.58 million litigation award), 2003 and 2004. Fiscal 2004 EBIT was derived by taking actual income from operations for the nine-month period ended April 30, 2004, and an estimate of $7.24 million for the fourth fiscal quarter ending July 31, 2004.

(4)	The three-year average for EBITDA was derived by taking the three-year average of EBIT and adding the average depreciation and amortization (exclusive of deferred financing cost amortization) for fiscal 2002, 2003 and 2004.

     As noted above, none of the comparable companies is identical or directly comparable to Webco. Accordingly, Hoak Breedlove considered the multiples for such companies, taken as a whole, to be more relevant than the multiples of any single company. Further, an analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies.

Comparable Transaction Analysis

     Hoak Breedlove utilized the comparable transaction analysis, a market valuation approach that is based on an examination of transactions involving companies that are in related industries to Webco, for the purpose of compiling guidelines and statistics based on the pricing in such transactions.

     Information is typically not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be material for the acquirer. As a result, the comparable transaction analysis is limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.

     Hoak Breedlove identified five transactions completed since January 2000 involving target companies in related industries to Webco and for which detailed financial information was available. Hoak Breedlove selected these comparable transactions because of the similarities of the targets’ products and markets to those of Webco. Target companies were involved in manufacturing and selling metal tubular products and were classified under SIC codes 3317, 3324, and 3312 with sales between $10 million and $500 million.

Acquirer	Acquiree
Maverick Tube Corp.	LTV Steel Tubular Business
Lone Star Technologies, Inc.	Wheeling Machine Products, Inc.
Maverick Tube Corp.	Prudential Steel, Ltd.
Lone Star Technologies, Inc.	Bellville Tube Corporation
Lone Star Technologies, Inc.	Fintube Technologies, Inc.

     Based on the information disclosed with respect to the targets in each of the comparable transactions, Hoak Breedlove calculated and compared total price paid as a multiple of EBITDA and EBIT.

     As with the comparable company analysis, Webco’s smaller size, suggests that Webco would be valued below the average of the comparable transaction multiples. Based on the selected multiple ranges, Hoak Breedlove calculated a TEV range between approximately $74 million and approximately $86 million for Webco, which, after subtracting debt (net of cash) of approximately $46 million, results in a price per share of between $3.98 and $5.70.

				Indicated Common
		Selected Multiple (1)		Stock Price
	Webco	Low	High	Low	High
Total Enterprise Value as multiple of:
3-Year Average EBITDA (3)	$15.6 million	5.0x	6.0x	$4.58	$6.78
3-Year Average EBIT (2)	$ 8.7 million	8.0x	9.0x	$3.39	$4.62

Indicated Reference Range				$3.98	$5.70

(1)	The range of multiples selected by Hoak Breedlove, utilizing its valuation expertise, based on its analysis of data concerning the comparable transactions, to apply to Webco’s financial results. As used in the text of the Hoak Breedlove report, Relevant Range has the same meaning as Selected Multiple above. Market Range, as used in the report, means the full range of multiples from the comparable transaction analysis.

(2)	The three-year average for EBIT was calculated by taking the average income from operations for fiscal 2002 (net of a $1.58 million litigation award), 2003 and 2004. Fiscal 2004 EBIT was derived by taking actual income from operations for the nine-month period ended April 30, 2004, and an estimate of $7.24 million for the fourth fiscal quarter ending July 31, 2004.

(3)	The three-year average for EBITDA was derived by taking the three-year average of EBIT and adding the average depreciation and amortization (exclusive of deferred financing cost amortization) for fiscal 2002, 2003 and 2004.

     None of the comparable transactions is identical to the Transaction. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the comparable transactions and other factors that could affect the acquisition values.

Discounted Cash Flow Analysis

     Hoak Breedlove performed discounted cash flow analyses, aggregating the present value of projected unlevered free cash flows over a forecast period, with the present value of the terminal value at the end of such period. Free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. The forecast period of the four fiscal years ending July 31, 2008, and such projections were derived from financial information and operating data provided by Webco. Using data furnished by management, and making certain assumptions regarding business growth rates, the need for additional capital expenditures, and projecting the weighted average cost of capital to Webco at 14.5%, Hoak Breedlove calculated a terminal value of Webco’s business utilizing two methods: (i) an exit multiple of 5.5 times EBITDA and (ii) capitalizing fiscal year ending July 31, 2008, operating income assuming a 3% perpetual growth rate. Based on those assumptions, Hoak Breedlove calculated a TEV range between approximately $70 million and approximately $73 million for Webco, which, after subtracting debt (net of cash) of approximately $46 million, results in a price per share of between $3.41 and $3.86 per pre-reverse split share.

     In connection with the Transaction, Webco’s management provided Hoak Breedlove with information about Webco that is not publicly available, including financial projections. The first projections provided to Hoak Breedlove were prepared in March 2004 based on expected market conditions at that time and were utilized in its June 24, 2004, valuation and fairness opinion. By early July, an unprecedented rise in the price of steel and the short-term effect on Webco’s income led Webco management to believe that these projections should be updated and provided to the Special Committee and its financial advisers. The second projections provided to Hoak Breedlove were utilized in its July 23, 2004, valuation and fairness opinion. The second set of projections are included in the financial information set forth below. Webco does not, as a matter of course, except as it periodically provides current earnings guidance to its stockholders, publicly disclose forward-looking information as to future revenues, earnings or other financial information. Projections of this type are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Webco’s control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than projected. In addition, these projections were prepared solely for internal use and not for publication or with a view of complying with the published guidelines of the Securities and Exchange Commission regarding projections or with guidelines established by the American Institute of Certified Public Accountants for prospective financial statements. The financial information below, which was derived from the second set of projections provided to Hoak Breedlove, is included in this proxy statement only because it was furnished by Webco’s management to Hoak Breedlove in connection with the Transaction. Therefore, the projections should be used by the reader solely for deciding how much weight to give to the analysis and opinion of Hoak Breedlove and for no other purpose.

Unaudited Financial Projections
Prepared in July 2004
(Dollars in Thousands, except per share amounts)

	As of and for the year ended July, 31,
	2005	2006	2007	2008
Income Statement Data:
Net sales	$245,200	$216,700	$222,700	$231,300
Cost of goods sold	222,000	193,200	198,100	205,600

Gross margin	23,200	23,500	24,600	25,700
S, G& A	15,300	15,100	15,600	16,200

Income from operations	7,900	8,400	9,000	9,500
Interest expense	3,100	3,300	3,100	2,800

Pretax income	4,800	5,100	5,900	6,700
Provision for income taxes	1,900	2,100	2,400	2,700

Net income	$2,900	$3,000	$3,500	$4,000

Earnings per share, diluted	$0.40	$0.42	$0.49	$0.56

Balance Sheet Data:
Current assets	$90,100	$82,400	$85,300	$88,100
Fixed assets, net	57,800	55,700	53,300	50,500
Other assets	4,400	4,400	4,400	4,400

Total assets	$152,300	$142,500	$143,000	$143,000

Current liabilities, including current portion of debt	$70,700	$62,300	$63,600	$64,200
Long-term debt	11,200	7,600	4,100	700
Other liabilities	9,300	8,500	7,700	6,500
Total stockholders equity	61,100	64,100	67,600	71,600

Total liabilities and stockholders’ equity	$152,300	$142,500	$143,000	$143,000

Unaudited Financial Projections
Prepared in July 2004
(Dollars in Thousands, except per share amounts)

	As of and for the year ended July, 31,
	2005	2006	2007	2008
Cash Flow Statement Data:
Cash from operations	$6,200	$16,200	$7,600	$7,500
Cash from investing activities	(4,200)	(4,400)	(4,400)	(4,100)
Cash from financing activities	(500)	(9,100)	(3,000)	(3,900)

Net change in cash	$1,500	$2,700	$200	$(500)

     The financial projections necessarily make many assumptions that are inherently subject to significant uncertainties and contingencies and many of which are beyond Webco’s control. Factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict, may cause Webco’s forecasts or the underlying assumptions to be inaccurate. Accordingly, it is expected that there will be differences between actual and forecasted results, and actual results may be materially different from those contained in Webco’s forecasts.

     Significant assumptions made by Webco in connection with these forecasts include the following:

•	A decline, commencing in the third quarter of fiscal 2005, in the cost of steel raw materials, which increased from 100 to 130 percent from July 31, 2003, to July 31, 2004, to a level equal to 40 percent greater than the prevailing price level at July 31, 2003;

•	As the cost of steel raw materials declines, a decrease in product sales prices resulting from the general over capacity in the steel tube industry;

•	A return of gross margin percentages to historical levels of between nine to 11 percent after the effects of averaging down raw material costs in inventory through fiscal year 2005 have abated;

•	A two to three percent annual increase in general and administrative costs, excluding costs related to compliance with Sarbanes-Oxley, which would increase by $735,000 in fiscal 2005 and $570,000 in subsequent years (which are expected to be avoided if the Transaction is completed);

•	An increase in interest expense resulting from a two and one-half percent increase in the rate of interest on debt ratably over the next five fiscal quarters;

•	Capital spending of between $4.0 and $4.5 million in each fiscal year, with incremental depreciation calculated accordingly; and

•	An effective tax rate of 41 percent, which is consistent with Webco’s then current tax rate.

     The projections included in this proxy statement have been prepared by, and are the responsibility of, Webco’s management. PricewaterhouseCoopers LLP has neither examined nor compiled these projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to Webco’s historical financial information. It does not extend to the projections and should not be read to do so.

Conclusion

     The following table summarizes the results of the three valuation methodologies Hoak Breedlove used in arriving at its opinion:

	Indicated Common
	Stock Price
Methodology	Low	High
Comparable Company Analysis
Equity Value as multiple of:
3-Year Average Net Income	$5.21	$5.73
Total Enterprise Value as multiple of:
3-Year Average EBITDA	$4.58	$6.78
3-Year Average EBIT	$3.39	$4.62

Indicated Reference Range	$4.39	$5.71
Comparable Transaction Analysis
Total Enterprise Value as multiple of:
3-Year Average EBITDA	$4.58	$6.78
3-Year Average EBIT	$3.39	$4.62

Indicated Reference Range	$3.98	$5.70
Discounted Cash Flow Analysis
Indicated Reference Range	$3.41	$3.86

     The average TEV of the ranges from these methodologies is approximately $73 million to $82 million, which, after subtracting debt (net of cash) of approximately $46 million, results in an implied price range of $3.93 per share to $5.09 per share, based on a share count of approximately 7.1 million shares outstanding. Hoak Breedlove did not recommend any specific price within the range to the Special Committee. The Special Committee and Webco negotiated a price of $4.75, which was at the upper end of Hoak Breedlove’s valuation range of $3.93 and $5.09 per share. Based upon and subject to the foregoing, it is the opinion of Hoak Breedlove that, as of the date of its opinion, the $4.75 per pre-reverse split share to be paid in respect of fractional shares of Common Stock to the holders of less than one share immediately following the reverse split and in respect of fractional shares to all holders thereof following the forward split is fair, from a financial point of view, to those stockholders.

     Hoak Breedlove performed a variety of financial and comparative analyses for the purpose of rendering its opinion. While the foregoing summary describes all material analyses and factors reviewed by Hoak Breedlove with the Board, it does not purport to be a complete description of the presentations by Hoak Breedlove to the Board or the analyses performed by Hoak Breedlove in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Hoak Breedlove believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the opinion. In addition, Hoak Breedlove may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Hoak Breedlove’s view of the actual value of Webco. In performing its analyses, Hoak Breedlove made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Webco. The analyses performed by Hoak Breedlove are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or necessarily to reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Hoak Breedlove’s analysis of the fairness of the Transaction, from a financial point of view, and were provided to the Board and the Special Committee solely in connection with the delivery of the fairness opinion.

     Hoak Breedlove is an investment banking firm that, as part of its investment banking business, regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, private placements, and for other purposes. In connection with advisory services related to the issuance of the fairness opinion, Hoak Breedlove has received a fee of $112,500. Webco has also agreed to reimburse Hoak Breedlove for its reasonable expenses incurred in connection with its engagement and to indemnify Hoak Breedlove and its affiliates against certain liabilities that may arise out of the rendering of the opinion.

First Report of Hoak Breedlove

     In connection with the proposed Transaction, the Special Committee engaged Hoak Breedlove to render an opinion as to the fairness, from a financial point of view, of the cash payment in the amount of $4.75 per pre-reverse split share to be paid to stockholders receiving cash in lieu of fractional shares following the reverse split and the subsequent forward split. On June 24, 2004, at a meeting of the Special Committee and of the Board, Hoak Breedlove delivered its oral opinion that, as of such date, based upon and subject to the assumptions made, matters considered, and limitations on its review discussed at the meeting and to be set forth in its written opinion, the payment is fair from a financial point of view to those shareholders. This opinion has been superceded by the opinion and report of Hoak Breedlove as of July 23, 2004 (see section above).

     Hoak Breedlove also prepared and discussed with the Special Committee and Board its report dated June 24, 2004. This report considered historical financial information of Webco through April 30, 2004, and forecasts prepared by Webco’s management in March 2004.

     In undertaking its analysis, Hoak Breedlove took into account its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuations generally, and, among other things: (1) reviewed documents related to the Transaction; (2) reviewed publicly available financial information and other data with respect to Webco, including its Annual Reports on Form 10-K for the fiscal years ended July 31, 2002 and 2003 (as amended), certain Quarterly Reports on Form 10-Q, certain Current Reports on material events on Forms 8-K, and certain other relevant financial and operating data relating to Webco made available to Hoak Breedlove; (3) reviewed and analyzed Webco’s financial forecasts; (4) reviewed and analyzed certain financial characteristics of companies that were deemed to be comparable to Webco; (5) reviewed and analyzed certain financial characteristics of comparable transactions that involved the acquisition of companies that were deemed to have characteristics comparable to those of Webco; (6) reviewed and discussed with representatives of management of Webco certain financial and operating information furnished by them, including financial analyses, and related assumptions with respect to the business, operations and prospects of Webco; (7) performed such other analyses and examinations as were deemed appropriate.

     In undertaking the analysis, Hoak Breedlove relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information, and further relied upon the assurances of management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial projections utilized, Hoak Breedlove assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such projections provide a reasonable basis upon which it could form an opinion. Hoak Breedlove did not make or obtain any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of Webco. Hoak Breedlove assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the 1934 Act, and all other applicable federal and state statues, rules and regulations. In addition, based upon discussions with Webco, Hoak Breedlove assumed that the receipt of fractional share consideration will be a taxable event to Webco’s stockholders who receive such consideration. Hoak Breedlove assumed that the transaction will be consummated substantially in accordance with the terms set forth, without any further amendments thereto, and without waiver by Webco of any of the conditions to any obligations or, in the alternative, that any such amendments, revisions or waivers thereto will not be detrimental to the Webco or its shareholders.

     The estimates contained in Hoak Breedlove’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Hoak Breedlove’s analyses and estimates are inherently subject to substantial uncertainty.

     Each of the analyses conducted by Hoak Breedlove was carried out in order to provide a different perspective on the Transaction, and to enhance the total mix of information available. Hoak Breedlove did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the consideration to be paid for fractional shares. Hoak Breedlove did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, Hoak Breedlove believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Hoak Breedlove in connection with the preparation of its presentation.

     The financial reviews and analyses include information presented in tabular format. In order to fully understand Hoak Breedlove’s financial review and analyses, the tables must be read together with the text presented. The tables alone are not a complete description of the financial review and analyses and considering the tables alone could create a misleading or incomplete view of Hoak Breedlove’s financial review and analyses.

     The summary of Hoak Breedlove’s analysis described below is not a complete description of the analysis underlying Hoak Breedlove’s valuation. The preparation of a valuation is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial valuation is not readily susceptible to partial analysis or summary description. In arriving at its valuation, Hoak Breedlove made qualitative judgments as to the relevance of each analysis and factor that it considered. Accordingly, Hoak Breedlove believes that its analysis must be considered as a whole and that selecting portions of its analysis and factors, or focusing on information presented in tabular format, without considering all of the analysis and factors contained in the narrative description that follows, could result in an incomplete and misleading view of the processes underlying its analysis and valuation.

     Hoak Breedlove elected to determine the valuation range of Webco by performing: Comparable Company Analysis, Comparable Transaction Analysis, and Discounted Cash Flow Analysis. Hoak Breedlove considered other valuation methodologies such as liquidation/book value analysis, premiums paid analysis, and leveraged buyout analysis. Hoak Breedlove determined that these alternative valuation methodologies had little or no analytical value in the context of the proposed Transaction because, among other things, Webco would remain a going concern, no assets of Webco would be disposed of or used for an alternative purpose, the proposed Transaction would not effect a change of control of Webco, and Hoak Breedlove was not asked to consider alternative investments or investment return expectations for stockholders. In addition, Hoak Breedlove did not believe Webco’s accounting book value necessarily corresponded to Webco’s economic value.

Comparable Company Analysis

     The comparable company analysis compares the trading multiples of Webco with those of other publicly traded companies that are similar with respect to business model, operating sector, size and target customer base. Hoak Breedlove identified 12 companies that it deemed comparable to Webco with respect to their industry sector and operating model. All of the comparable companies are participants in the steel and tubular steel markets.

     The comparable companies utilized were: Friedman Industries Inc., IPSCO Inc., Lone Star Technologies Inc., Maverick Tube Corp., Niagara Corp., Northwest Pipe Co., NS Group Inc., Oregon Steel Mills Inc., Synalloy Corp., Tenaris SA, Timken Co., Wolverine Tube Inc. Based on size, Webco is in the lower range of the comparable companies. As of June 21, 2004, the TEV for the comparable companies ranged from approximately $31 million to approximately $4.6 billion and LTM revenue ranged from approximately $103 million to approximately $4.0 billion. In comparison, Webco had a TEV and LTM revenue as of April 30, 2004 of approximately $73 million and approximately $195 million, respectively.

     Based on publicly available information, Hoak Breedlove reviewed financial information for each of the comparable companies that included among other things: market value, TEV, revenue, EBITDA, EBIT, EPS, total assets, common equity, net tangible common equity, and selected financial ratios. Hoak Breedlove compared the financial operating data and ratios to Webco. For comparison purposes, operating profits including EBITDA for the comparable companies and Webco were normalized to exclude unusual and extraordinary expenses and income. Using the information provided by Webco, Hoak Breedlove calculated twelve-month average EBITDA, EBIT and net income.

     Hoak Breedlove expects Webco’s valuation multiples to be below the comparable companies’ due to the smaller size of Webco, its capitalization, low trading volume and relative lack of liquidity, and the high degree of Webco’s ownership by shareholders of the Weber family.

     Hoak Breedlove calculated a TEV range between approximately $75 million and approximately $89 million for Webco, which, after subtracting debt (net of cash) of approximately $45 million, results in a range of indicated stock share prices as follows:

				Indicated Common
		Selected Multiple (1)		Stock Price
	Webco	Low	High	Low		High
Equity Value as multiple of:
LTM Net Income (2) Total Enterprise Value as multiple of:	$ 3.2 million	10.0x	11.0x		$4.45		$4.90
LTM EBITDA (4) LTM EBIT (3)	$14.7 million $ 7.6 million	5.5x 8.0x	6.5x 9.0x	$ $	5.14 2.24	$ $	7.22 3.31

CY2004E EBITDA (5)	$19.9 million	5.0x	6.0x		$7.70		$10.50

CY2005E EBITDA (6)	$13.4 million	4.5x	5.5x		$2.17		$4.05

Indicated Reference Range					$4.34		$6.00

(1)	The range of multiples selected by Hoak Breedlove, utilizing its valuation expertise, based on its analysis of data concerning the comparable companies, to apply to Webco’s financial results. As used in the text of the Hoak Breedlove report, Relevant Range has the same meaning as Selected Multiple above. Market Range, as used in the report, means the full range of multiples from the comparable company trading analysis.

(2)	The last twelve months net income was calculated by adding the actual net income for the fourth quarter of fiscal 2003 and the first nine months of fiscal 2004.

(3)	The last twelve months EBIT was calculated by adding the actual EBIT for the fourth quarter of fiscal 2003 and the first nine months of fiscal 2004.

(4)	The last twelve months EBITDA was derived by taking the last twelve months EBIT and adding the depreciation and amortization (exclusive of deferred financing cost amortization) for the fourth quarter of fiscal 2003 and the first nine months of fiscal 2004.

(5)	The calendar year 2004 estimated EBITDA was derived by adding the actual EBITDA for the period January through April 30, 2004 to the projected EBITDA provided by Webco for the fourth quarter of fiscal 2004, the 1st quarter of fiscal 2005 and two-thirds of the projected 2nd quarter of fiscal 2005.

(6)	The calendar year 2005 estimated EBITDA was derived by adding the projected EBITDA for the 3rd and 4th quarters of fiscal 2005 and the 1st and 2nd quarters of fiscal 2006 provided by Webco.

     As noted above, none of the comparable companies is identical or directly comparable to Webco. Accordingly, Hoak Breedlove considered the multiples for such companies, taken as a whole, to be more relevant than the multiples of any single company. Further, an analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies.

Comparable Transaction Analysis

     Hoak Breedlove utilized the comparable transaction analysis, a market valuation approach that is based on an examination of transactions involving companies that are in related industries to Webco, for the purpose of compiling guidelines and statistics based on the pricing in such transactions.

     Information is typically not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be material for the acquiror. As a result, the comparable transaction analysis is limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.

     Hoak Breedlove identified five transactions completed since January 2000 involving target companies in related industries to Webco and for which detailed financial information was available. Hoak Breedlove selected these comparable transactions because of the similarities of the targets’ products and markets to those of Webco. Target companies were involved in manufacturing and selling metal tubular products and were classified under SIC codes 3317, 3324, and 3312 with sales between $10 million and $500 million.

Acquirer	Acquiree
Maverick Tube Corp.	LTV Steel Tubular Business
Lone Star Technologies, Inc.	Wheeling Machine Products, Inc.
Maverick Tube Corp.	Prudential Steel, Ltd.
Lone Star Technologies, Inc.	Bellville Tube Corporation
Lone Star Technologies, Inc.	Fintube Technologies, Inc.

     Based on the information disclosed with respect to the targets in each of the comparable transactions, Hoak Breedlove calculated and compared total price paid as a multiple of EBITDA and EBIT.

     As with the comparable company analysis, Webco’s unique characteristics, suggest Webco be valued below the average of the comparable transaction multiples. Based on the selected multiple ranges, Hoak Breedlove calculated a TEV range between approximately $67 million and approximately $78 million for Webco, which, after subtracting debt (net of cash) of approximately $45 million, results in a price per share of between $3.17 and $4.74.

				Indicated Common
		Selected Multiple (1)		Stock Price
	Webco	Low	High	Low	High
Total Enterprise Value as multiple of:
LTM EBITDA (3)	$14.7 million	5.0x	6.0x	$4.09	$6.18
LTM EBIT (2)	$ 7.6 million	8.0x	9.0x	$2.24	$3.31

Indicated Reference Range				$3.17	$4.74

(1)	The range of multiples selected by Hoak Breedlove, utilizing its valuation expertise, based on its analysis of data concerning the comparable transactions, to apply to Webco’s financial results. As used in the text of the Hoak Breedlove report, Relevant Range has the same meaning as Selected Multiple above. Market Range, as used in the report, means the full range of multiples from the comparable transaction analysis.

(2)	The last twelve months EBIT was calculated by adding the actual EBIT for the fourth quarter of fiscal 2003 and the first nine months of fiscal 2004.

(3)	The last twelve months EBITDA was derived by taking the last twelve months EBIT and adding the depreciation and amortization (exclusive of deferred financing cost amortization) for the fourth quarter of fiscal 2003 and the first nine months of fiscal 2004.

     None of the comparable transactions is identical to the Transaction. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the comparable transactions and other factors that could affect the acquisition values.

Discounted Cash Flow Analysis

     Hoak Breedlove performed discounted cash flow analyses, aggregating the present value of projected unlevered free cash flows over a forecast period, with the present value of the terminal value at the end of such period. Free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. The forecast period of the five fiscal years ending July 31, 2008, and such projections were derived from financial information and operating data provided by Webco. Using data furnished by management, and making certain assumptions regarding business growth rates, the need for additional capital expenditures, and projecting the weighted average cost of capital to Webco at 13.5%, Hoak Breedlove calculated a terminal value of Webco’s business utilizing two methods: (i) an exit multiple of 5.5 times EBITDA and (ii) capitalizing fiscal year ending July 31, 2008, operating income assuming a 3% perpetual growth rate. Based on those assumptions, Hoak Breedlove calculated a TEV range between approximately $69 million and approximately $72 million for Webco, which, after subtracting debt (net of cash) of approximately $45 million, results in a price per share of between $3.37 and $3.83 per pre-reverse split share.

     In connection with the Transaction, Webco’s management provided Hoak Breedlove with information about Webco that is not publicly available, including financial projections. These projections provided to Hoak Breedlove were prepared in March 2004 based on expected market conditions at that time and are included in the financial information set forth below. Webco does not, as a matter of course, except as it periodically provides current earnings guidance to its shareholders, publicly disclose forward-looking information as to future revenues, earnings or other financial information. Projections of this type are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Webco’s control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than projected. In addition, these projections were prepared solely for internal use and not for publication or with a view of complying with the published guidelines of the Securities and Exchange Commission regarding projections or with guidelines established by the American Institute of Certified Public Accountants for prospective financial statements. The financial information below, which was derived from the projections provided to Hoak Breedlove, is included in this proxy statement only because they were furnished by Webco’s management to Hoak Breedlove in connection with the Transaction. Therefore, the projections should be used by the reader solely for deciding how much weight to give to the analysis and opinion of Hoak Breedlove and for no other purpose.

Unaudited Financial Projections
Prepared in March 2004
(Dollars in Thousands, except per share amounts)

	Quarter End
	July 31,	As of and for the year ended July, 31,
	2004	2005	2006	2007	2008
Income Statement Data:
Net sales	$56,100	$213,400	$214,200	$221,300	$229,000
Cost of goods sold	46,700	191,000	191,100	222,000	222,000

Gross margin	9,400	22,400	23,200	24,500	25,700
S, G& A	5,200	15,200	14,600	15,000	15,500

Income from operations	4,200	7,200	8,600	9,500	10,200
Interest expense	700	3,100	3,100	3,000	2,600

Pretax income	3,500	4,100	5,500	6,500	7,600
Provision for income taxes	1,400	1,700	2,300	2,700	3,100

Net income	$2,100	$2,400	$3,200	$3,800	$4,500

Earnings per share, diluted	$0.29	$0.34	$0.45	$0.54	$0.63

Balance Sheet Data:
Current assets	$92,300	$88,500	$87,100	$88,100	$89,400
Fixed assets, net	59,900	57,300	55,000	52,400	49,400
Other assets	4,100	3,900	4,000	4,100	4,100

Total assets	$156,300	$149,700	$146,100	$144,600	$142,900

Current liabilities, including current portion of debt	$73,400	$68,600	$66,100	$65,000	$63,400
Long-term debt	14,700	11,100	7,500	4,100	700
Other liabilities	12,600	11,900	11,200	10,400	9,200
Total stockholders equity	55,600	58,100	61,300	65,100	69,600

Total liabilities and stockholders’ equity	$156,300	$149,700	$146,100	$144,600	$142,900

Cash Flow Statement Data:
Cash from operations	$(4,800)	$7,600	$11,700	$7,900	$8,400
Cash from investing activities	(1,500)	(3,800)	(4,100)	(4,100)	(3,800)
Cash from financing activities	10,000	(6,000)	(6,100)	(5,500)	(5,900)

Net change in cash	$3,700	$(2,200)	$1,500	$(1,600)	$(1,300)

     The financial projections necessarily make many assumptions that are inherently subject to significant uncertainties and contingencies and many of which are beyond Webco’s control. Factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict, may cause Webco’s forecasts or the underlying assumptions to be inaccurate. Accordingly, it is expected that there will be differences between actual and forecasted results, and actual results may be materially different from those contained in Webco’s forecasts.

     Significant assumptions made by Webco in connection with these forecasts include the following:

•	A decline, commencing in the first quarter of fiscal 2005, in the cost of steel raw materials, which increased from 50 to 80 percent from July 31, 2003, to March, 2004, to a level equal to 40 percent greater than the prevailing price level at July 31, 2003;

•	As the cost of steel raw materials declines, a decrease in product sales prices resulting from the general over capacity in the steel tube industry;

•	A return of gross margin percentages to historical levels of between nine to 11 percent after the effects of averaging down raw material costs in inventory through fiscal year 2005 have abated;

•	A two to three percent annual increase in general and administrative costs, excluding costs related to compliance with Sarbanes-Oxley, which would increase by $735,000 in fiscal 2005 and $570,000 in subsequent years (which are expected to be avoided if the Transaction is completed);

•	An increase in interest expense resulting from a two and one-half percent increase in the rate of interest on debt beginning in the third quarter of fiscal 2005 and increasing ratably over the next five fiscal quarters;

•	Capital spending of between $4.0 and $4.5 million in each fiscal year, with incremental depreciation calculated accordingly; and

•	An effective tax rate of 41 percent, which was consistent with Webco’s then current tax rate.

     The projections included in this proxy statement have been prepared by, and are the responsibility of, Webco’s management. PricewaterhouseCoopers LLP has neither examined nor compiled these projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to Webco’s historical financial information. It does not extend to the projections and should not be read to do so.

Conclusion

     The following table summarizes the results of the three valuation methodologies Hoak Breedlove used in arriving at its opinion:

	Indicated Common
	Stock Price
Methodology	Low	High
Comparable Company Analysis
Equity Value as multiple of:
LTM Net Income	$4.45	$4.90
Total Enterprise Value as multiple of:
LTM EBITDA	$5.14	$7.22
LTM EBIT	$2.24	$3.31

CY2004E EBITDA	$7.70	$10.50
CY2005E EBITDA	$2.17	$4.05
Indicated Reference Range	$4.34	$6.00
Comparable Transaction Analysis
Total Enterprise Value as multiple of:
LTM EBITDA	$4.09	$6.18
LTM EBIT	$2.24	$3.31

Indicated Reference Range	$3.17	$4.74
Discounted Cash Flow Analysis
Indicated Reference Range	$3.37	$3.83

     The average TEV of the ranges from these methodologies is approximately $70 million to $80 million, which, after subtracting debt (net of cash) of approximately $45 million, results in an implied price range of $3.63 per share to $4.86 per share, based on a share count of approximately 7.1 million shares outstanding. Hoak Breedlove did not recommend any specific price within the range to the Special Committee. The Special Committee and Webco negotiated a price of $4.75, which was at the upper end of Hoak Breedlove’s valuation range of $3.63 and $4.86 per share.

     Hoak Breedlove performed a variety of financial and comparative analyses for the purpose of rendering its valuation. While the foregoing summary describes all material analyses and factors reviewed by Hoak Breedlove with the Board, it does not purport to be a complete description of the presentations by Hoak Breedlove to the Board or the analyses performed by Hoak Breedlove in arriving at its valuation. The preparation of a valuation is a complex process and is not necessarily susceptible to partial analysis or summary description. Hoak Breedlove believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the valuation. In addition, Hoak Breedlove may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Hoak Breedlove’s view of the actual value of Webco. In performing its analyses, Hoak Breedlove made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Webco. The analyses performed by Hoak Breedlove are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or necessarily to reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Hoak Breedlove’s analysis of the fairness of the transaction, from a financial point of view, and were provided to the Board and the Special Committee solely in preparation for the fairness opinion.

Presentation of Benedetto Gartland

     In connection with the proposed Transaction, Webco retained Benedetto Gartland in order to assist management in its evaluation of strategic alternatives, including the possibility of a going private transaction. As part of this retention, Benedetto Gartland presented a report to management and the Board on April 30, 2004. (See “Background of the Transaction” beginning on page 23.)

     The report of Benedetto Gartland will be made available for inspection and copying at Webco’s principal executive offices during its regular business hours by any interested stockholder of Webco or any representative of a stockholder designated by the stockholder in writing. Upon written request, Webco will furnish a copy of the report to any interested stockholder of Webco, or any representative designated by the stockholder in writing, at the expense of the requesting stockholder. The report has also been filed with the Securities and Exchange Commission as an exhibit to Webco’s Transaction Statement on Schedule 13E-3. Benedetto Gartland consented to the filing of its report with the Schedule 13E-3.

     No limitations were imposed by Webco on the scope of Benedetto Gartland’s investigation or the procedures to be followed by Benedetto Gartland in preparing its presentation. The Benedetto Gartland presentation was for the use and benefit of Webco’s Board and management in connection with their consideration of the Transaction and was not intended to be and does not constitute a recommendation to any stockholder of Webco as to how such stockholder should vote with respect to the Transaction.

     As part of its advisory work and in the preparation of its presentation, Benedetto Gartland, among other things:

•	met with certain members of management of Webco to discuss the operations, financial condition, future prospects and projected operations and performance of Webco, and certain matters relating to the proposed Transaction;

•	visited the corporate headquarters, business offices and the principal manufacturing facilities of Webco;

•	reviewed, among other public information, Webco’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and related financial information for the 2002, 2003 and 2004 fiscal years;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Webco as provided by senior management of Webco;

•	reviewed the historical market prices and trading activity for Webco’s Common Stock through April 29, 2004, and compared such prices and trading activity with those of certain publicly traded companies;

•	compared the financial position and results of operations of Webco with those of certain publicly traded companies;

•	analyzed certain business combinations involving companies similar to Webco, to the extent publicly available;

•	prepared a discounted cash flow analysis of Webco based upon the financial projections prepared by Webco’s management; and

•	reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters considered necessary, including, an assessment of regulatory, economic, market and monetary conditions.

     Benedetto Gartland assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or provided to it by Webco and further relied upon the assurances of management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial projections, Benedetto Gartland was advised by Webco that the projections were prepared on a basis reflecting the best currently available estimates and judgments of management as to the future financial performance of Webco. Benedetto Gartland expressed no opinion with respect to the projections or the assumptions, estimates or judgments on which such projections were based. Benedetto Gartland took into account economic, financial, market and other conditions as those conditions existed and could be evaluated as of the date of its work, as well as its experience in preparing business valuations in general. In preparing its analysis, Benedetto Gartland did not make or obtain any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of Webco.

     Benedetto Gartland developed this valuation of Webco by analyzing comparable companies, comparable transactions and preparing a discounted cash flow analysis. Benedetto Gartland considered utilizing other valuation methodologies, such as a liquidation calculation, a premiums paid analysis and a leveraged buyout analysis. However, Benedetto Gartland determined that these valuation methodologies were not realistic alternatives because the Weber family did not contemplate a change in its ownership of Common Stock. Finally, employing book value as a valuation benchmark was eliminated because Webco’s fixed assets have material value only if Webco remains in operation (i.e., as part of a going concern). Based on third party appraisals, if sold as individual components, Webco’s property, plant and equipment are worth about 43% of their accounting valuation. If this discount were applied to Webco, its book value would be less than $2.50 per share. As a result, Benedetto Gartland concluded the fixed assets are best considered part of the physical engine driving Webco’s financial forecast – the key ingredient to the valuation methods used by Benedetto Gartland.

Comparable Company Analysis

     The comparable company analysis compared the trading multiples of Webco with those of other publicly traded companies that are similar with respect to business model, operating sector, size and target customer base. Benedetto Gartland identified companies that it deemed comparable to Webco with respect to their industry sector and operating models. All of the comparable companies are participants in the steel and tubular steel markets.

     The comparable companies utilized were: IPSCO Inc., Lone Star Technologies Inc., Maverick Tube Corp., NS Group Inc., Oregon Steel Mills and Synalloy Corp. Based on financial size, Webco was in the lower range of the comparable companies. As of April 19, 2004, the total enterprise value, or TEV (market value of equity, plus preferred stock, minority interest and net debt), for the comparable companies ranged from approximately $59 million to approximately $1.3 billion. For the most recently available trailing twelve months (LTM), revenue ranged from approximately $99 million to approximately $1.3 billion. In comparison, Webco had TEV and LTM revenue as of April 19, 2004, of approximately $81 million and approximately $184 million, respectively.

     Based on publicly available information, Benedetto Gartland reviewed financial information for each of the comparable companies that included, among other things: market value, TEV, revenue, earnings before interest, taxes, depreciation and amortization, or EBITDA, earnings before interest and taxes, or EBIT, earnings per share, or EPS, total assets, common equity and selected financial ratios. Benedetto Gartland compared this financial operating data and ratios to Webco. EBITDA and EPS were reviewed on both a trailing and forecasted basis when available. Forecasted five-year EPS growth rates were also reviewed. For comparison purposes, financial measures of profitability (including EBITDA) for the comparable companies and Webco were normalized to exclude unusual and extraordinary expenses and income, as well as differences in fiscal year ends.

     Benedetto Gartland expected Webco’s valuation multiples to be below the comparable companies’ due to the smaller financial size of Webco, its small market capitalization, low trading volume, low expected growth rate, the Common Stock’s relative lack of liquidity, and the controlling ownership position of the Weber family.

     Using selected financial ratios (e.g., TEV/EBITDA ratios) and its judgment, Benedetto Gartland calculated a TEV range of between approximately $54 million and approximately $114 million for Webco and a range of indicated stock prices as follows:

	Webco Financial				Indicated Common
	Result	Selected Multiple		Less Debt,	Stock Price
		Low	High	Net of Cash	Low	High
Equity Value as multiple of:
2005 EPS	$0.31	12.0x	14.0x	$46.0 million	$3.77	$4.40
Total Enterprise Value as multiple of:
LTM EBITDA	$10.7 million	6.0x	8.0x	$46.0 million	$2.57	$5.60
2004 EBITDA	$19.0 million	5.0x	6.0x	$46.0 million	$6.91	$9.59
2005 EBITDA	$13.6 million	4.0x	5.0x	$46.0 million	$1.13	$3.05

Column Average					$3.59	$5.66

     None of the comparable companies is identical or directly comparable to Webco. Accordingly, Benedetto Gartland considered the multiples for such companies, taken as a whole, to be more relevant than the multiples of any single company. Further, the selection of a valuation multiple based on publicly traded comparable companies is not strictly numerical, but involves judgment concerning differences in financial and operating characteristics of the comparable companies as contrasted to Webco.

Comparable Transaction Analysis

     Using publicly available information, Benedetto Gartland analyzed transactions involving manufacturing and selling metal tubular products and were classified under SIC codes 3317, 3324, and 3312 with sales between $10 million and $500 million.

     The selected transactions used in the analysis were (acquiror/acquiree):

•	Maverick Tube Corp./ LTV Pipe and Conduit;

•	Lone Star Technologies, Inc./ Wheeling Machine Products, Inc.;

•	Maverick Tube Corp./ Prudential Steel, Ltd.;

•	Lone Star Technologies, Inc./ Bellville Tube Corporation; and

•	Lone Star Technologies, Inc./ Fintube Limited.

     Based on the information disclosed with respect to the targets in each of the comparable transactions, Benedetto Gartland calculated and compared total price paid as a multiple of LTM EBITDA and EBIT. Using multiple ranges selected by Benedetto Gartland, Webco’s TEV was between $54 million and $83 million and its equity value was between $8 million and $37 million.

							Implied Equity Value
($ in millions except per	Webco Financial	Selected Multiple		Less Debt,	Implied Equity Value		Per Share
share amounts)	Result	Low	High	Net of Cash	Low	High	Low	High
Total Enterprise Value as multiple of:
LTM EBITDA	$13.8	5.0x	6.0x	$46.0	$23	$37	$3.24	$5.20
LTM EBIT	$6.7	8.0x	9.0x	$46.0	$8	$14	$1.07	$2.02

Average					$15	$26	$2.16	$3.61

     With respect to the comparable transactions analysis, Benedetto Gartland noted that the market conditions, rationales for and circumstances surrounding each transaction were unique. These comparable transactions ranged in size from $15 million to $537 million and the multiples of EBITDA and EBIT paid for the acquired companies varied significantly. As a result, Benedetto Gartland selected valuation multiples based on the average multiples paid for these companies as well as its experience generally valuing companies that are being sold.

Discounted Cash Flow Analysis

     Benedetto Gartland performed discounted cash flow analyses, aggregating the present value of Webco’s projected cash flows over a forecast period, with the present value of the terminal value at the end of such period. These cash flows represent the amount of cash generated and available for principal, interest and dividend payments after providing for the expenditures and capital required by business operations. The financial projections below were prepared by Webco management during March 2004. Webco does not, as a matter of course, except as it periodically provides current earnings guidance to its stockholders, publicly disclose forward-looking information as to future revenues, earnings or other financial information. Projections of this type are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Webco’s control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than projected. In addition, these projections were prepared solely for internal use and not for publication or with a view of complying with the published guidelines of the Securities and Exchange Commission regarding projections or with guidelines established by the American Institute of Certified Public Accountants for prospective financial statements. The financial information below, which was derived from the projections provided to Benedetto Gartland, is included in this proxy statement only because it was furnished by Benedetto Gartland in connection with the Transaction. Therefore, the projections should be used by the reader solely for deciding how much weight to give to the analysis of Benedetto Gartland and for no other purpose. Benedetto Gartland did not express any opinion or any form of assurance on this projection or its achievability, and assumes no responsibility for, and disclaims any association with, the projected financial information.

Unaudited Financial Projections
Prepared in March 2004
(Dollars in Thousands, except per share amounts)

	Quarter End
	July 31,	As of and for the year ended July, 31,
	2004	2005	2006	2007	2008
Income Statement Data:
Net sales	$56,100	$213,400	$214,200	$221,300	$229,000
Cost of goods sold	46,700	191,000	191,100	222,000	222,000

Gross margin	9,400	22,400	23,200	24,500	25,700
S, G& A	5,200	15,200	14,600	15,000	15,500

Income from operations	4,200	7,200	8,600	9,500	10,200
Interest expense	700	3,100	3,100	3,000	2,600

Pretax income	3,500	4,100	5,500	6,500	7,600
Provision for income taxes	1,400	1,700	2,300	2,700	3,100

Net income	$2,100	$2,400	$3,200	$3,800	$4,500

Earnings per share, diluted	$0.29	$0.34	$0.45	$0.54	$0.63

Balance Sheet Data:
Current assets	$92,300	$88,500	$87,100	$88,100	$89,400
Fixed assets, net	59,900	57,300	55,000	52,400	49,400
Other assets	4,100	3,900	4,000	4,100	4,100

Total assets	$156,300	$149,700	$146,100	$144,600	$142,900

Current liabilities, including current portion of debt	$73,400	$68,600	$66,100	$65,000	$63,400
Long-term debt	14,700	11,100	7,500	4,100	700
Other liabilities	12,600	11,900	11,200	10,400	9,200
Total stockholders equity	55,600	58,100	61,300	65,100	69,600

Total liabilities and stockholders’ equity	$156,300	$149,700	$146,100	$144,600	$142,900

Cash Flow Statement Data:
Cash from operations	$(4,800)	$7,600	$11,700	$7,900	$8,400
Cash from investing activities	(1,500)	(3,800)	(4,100)	(4,100)	(3,800)
Cash from financing activities	10,000	(6,000)	(6,100)	(5,500)	(5,900)

Net change in cash	$3,700	$(2,200)	$1,500	$(1,600)	$(1,300)

     See “—Opinion and Second Report of Hoak Breedlove—Discounted Cash Flow Analysis” beginning on page 49 for the significant assumptions made by Webco in connection with this forecast.

     The forecast period included the fourth quarter of Webco’s 2004 fiscal year as well as the four fiscal years ending July 31, 2008. The projections were derived from financial information and operating data provided by Webco. Using data furnished by management, including certain assumptions regarding business growth rates, the need for additional capital expenditures, and projecting the weighted average cost of capital to Webco at 10% to 12%, Benedetto Gartland calculated a terminal value of Webco’s business utilizing two methods: (i) an exit multiple of 5.0 times EBITDA and (ii) capitalizing fiscal year ending July 31, 2008, operating income assuming a 2% perpetual growth rate. Based on those assumptions, Benedetto Gartland calculated a TEV range between $63 million and $80 million for Webco or a price per share of between $2.30 and $4.67 per pre-reverse split share.

     The projections included in this proxy statement have been prepared by, and are the responsibility of, Webco’s management. PricewaterhouseCoopers LLP has neither examined nor compiled these projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to Webco’s historical financial information. It does not extend to the projections and should not be read to do so.

Conclusion

     The following table summarizes the results of the three valuation methodologies Benedetto Gartland used in preparing its presentation:

	Indicated Common
	Stock Price
Methodology	Low	High
Comparable Company Analysis	$3.59	$5.66
Comparable Transaction Analysis	2.16	3.61
Discounted Cash Flow Analysis	2.30	4.67

Column Average	$2.68	$4.65

     The foregoing summary is not a comprehensive description of all analyses and examinations actually conducted by Benedetto Gartland and selection of any one portion of its presentation, without considering all analyses and factors, would create an incomplete view of Benedetto Gartland’s advisory to the Board of Directors on April 30, 2004. In particular, a valuation is more than a numerical summation of the individual analyses performed and requires professional judgment, based on experience and expertise in considering a wide variety of analyses taken as a whole. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Benedetto Gartland’s view of the actual value of Webco.

     Benedetto Gartland is an investment banking firm that, as part of its investment banking business, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, private placements, and for other purposes. Benedetto Gartland does not perform tax, accounting, appraised or legal services or render such advice. Pursuant to the engagement letter, Webco agreed to pay Benedetto Gartland a fee for its services. Webco has also agreed to indemnify Benedetto Gartland against specified liabilities, including liabilities under the federal securities laws, related to, and arising out of or in connection with the engagement of Benedetto Gartland by Webco.

Source of Funds; Financing of the Transaction

     Based on estimates of record ownership of shares of Common Stock, the number of shares outstanding and other information as of October 1, 2004, and assuming that the Minimum Number is 1,000, 800, 500 or 200 and, as a result of the foregoing, that 160,000, 140,000, 120,000 or 72,000, respectively, fractional shares and options to purchase 177,000, 153,000, 73,000 or 1,000, respectively, shares are cashed out, we estimate that the total funds required to consummate the Transaction will be approximately $4,382,000, $4,240,000, $4,033,000 or $3,646,000, respectively, of which $1,040,000, $910,000, $780,000 or $468,000, respectively, will be used to pay the consideration to stockholders entitled to receive cash for their shares, $167,000, $155,000, $78,000 or $3,000, respectively, will be used to cash out options, $2,000,000 will be used to make loans to certain of our executive officers and employees to replace existing loans that they have with third party lenders and $1,175,000 will be used to pay the costs of the Transaction, as follows:

Legal fees and expenses	$510,000
Financial consulting	140,000
Postage and printing	100,000
Miscellaneous	100,000
Special committee fees and expenses:
Legal fees and expenses	50,000
Financial advisor and fairness opinion fees and expenses	175,000
Special Committee fees and expenses	55,000
Transfer agent	20,000
Board fees and expenses	15,000
Filing fees	10,000

Total	$1,175,000

     We intend to fund these costs using available cash and amounts available under our existing credit facility. Webco entered into a new senior credit facility on October 15, 2004, to refinance its then existing senior debt with our primary lender. The credit facility provides for a term loan of $18 million and a revolving line of credit of $50 million. The maturity date of the credit facility is October 15, 2009, and it is collateralized by substantially all of our assets. Principal payments on the term loan of $214,300, plus interest, are due each month until maturity. In addition to the scheduled principal payments, we are required to make additional principal payments on the term loan based on 50 percent of our excess cash flow per quarter, not to exceed $257,100 per quarter, or $1,800,000 on a cumulative basis over the term of the credit facility, beginning with the quarter ending October 31, 2004. Like Webco’s prior facility, this credit facility contains covenants regarding debt coverage, capital expenditures and dividends and requires us to maintain a minimum excess borrowing base availability. The increased borrowing capacity of the revolving credit facility is intended to enable us to fund the higher levels of working capital required in the current high-cost steel environment and to fund the Transaction. This credit facility increased our revolving credit facility from $38 million to $50 million and increased our term loan from $9.1 million (as of July 31, 2004) to $18.0 million.

     The payment of loans outstanding under the credit facility may be accelerated prior to maturity upon the occurrence of events of default, which include customary events such as failure to pay principal and interest when due, bankruptcy, the failure to perform covenants contained in the agreement (some of which allow for notice of breach and an opportunity to cure), breaches of representations and warranties, cross-default to other indebtedness, default by Webco of other material agreements, certain ERISA events, the occurrence of a material adverse change in the business or financial condition of Webco which materially impairs our ability to perform our obligations under the credit facility and a “change of control.” A “change of control” is essentially defined to mean that F. William Weber and his daughter, Dana S. Weber, the Chairman and President, respectively, of Webco fail to possess the power to direct or cause the direction of the management policies of Webco or that they, together with other members of the Weber family, cease to own at least 40% of the combined voting power of all classes of securities of Webco having the power to vote for the election of directors.

Conduct of Webco’s Business after the Transaction

     Webco’s executive officers and board of directors will remain the same immediately following the Transaction.

     Webco expects to conduct its business and operations after the effective date of the Transaction in substantially the same manner as they are currently being conducted and, except as described in this proxy statement with respect to: (1) the use of funds to finance the Transaction and related costs and (2) Webco’s plans to deregister its Common Stock under the 1934 Act and delist it from the American Stock Exchange, the Transaction is not anticipated to have a material effect upon the conduct of Webco’s business.

     Neither Webco nor its management has any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; a sale or transfer of any material amount of its assets; a change in its Board or management (except as described in this proxy statement); a material change in its indebtedness or capitalization (except as described in this proxy statement); or any other material change in its corporate structure or business. However, we may engage in such a transaction in the future to the extent that management and the Board determines it to be in the interest of Webco and our stockholders.

Material Federal Income Tax Consequences

     We have summarized below the material federal income tax consequences to Webco and generally to its stockholders resulting from the Transaction. This summary is based on current U.S. federal income tax law, which is subject to change, possibly retroactively. This summary does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. You may wish to consult your tax advisor as to the particular federal, state, local, foreign and other tax consequences, in light of your specific circumstances.

     We believe that the Transaction will be treated as a “recapitalization” for federal income tax purposes and will result in no material federal income tax consequences to Webco.

Federal Income Tax Consequences to Stockholders who are Not Cashed Out by the Transaction

     If you (1) continue to hold Common Stock immediately after the Transaction and (2) receive no cash as a result of the Transaction, you will not recognize any gain or loss in the Transaction and you will have the same adjusted tax basis and holding period in your Common Stock as you had in such stock immediately prior to the Transaction.

Federal Income Tax Consequences to Cashed-Out Stockholders

     If you receive cash as a result of the Transaction, your tax consequences will depend on whether, in addition to receiving cash, you or a person or entity related to you continues to hold Common Stock immediately after the Transaction, as explained below.

     Stockholders who Exchange all of their Common Stock for Cash as a Result of the Transaction.

     If you:

•	receive cash in exchange for a fractional share as a result of the Transaction, and

•	do not continue to hold any Common Stock immediately after the Transaction, and

•	are not related under the relevant tax attribution rules to any person or entity that holds Common Stock immediately after the Transaction,

you will recognize capital gain or loss in an amount equal to the difference between the amount of cash you receive for your cashed-out stock and your aggregate adjusted tax basis in that stock.

     If:

•	you do not actually own shares of Common Stock immediately after the Transaction, or

•	the only shares of Common Stock attributed to you are from a family member, and

•	you properly waive family attribution on your federal income tax return for the year of the Transaction,

you will recognize capital gain or loss in an amount equal to the difference between the amount of cash you receive for your cashed-out stock and your aggregate adjusted tax basis in that stock.

     Stockholders who both Receive Cash and Continue to Hold Common Stock Immediately after the Transaction.

     If you both receive cash as a result of the Transaction and continue to hold Common Stock immediately after the Transaction, you generally will recognize gain, but not loss, in an amount equal to the lesser of:

•	the excess of the sum of the aggregate fair market value of the shares of Common Stock held by you immediately after the Transaction plus the amount of cash received over your adjusted tax basis in the shares, and

•	the amount of cash received in the Transaction.

     In determining whether you continue to hold Common Stock immediately after the Transaction, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you (except to the extent a waiver of family attribution is applicable).

     Your aggregate adjusted tax basis in your shares of Common Stock held immediately after the Transaction will be equal to your aggregate adjusted tax basis in your shares of Common Stock held immediately prior to the Transaction, increased by the amount of any gain recognized in the Transaction, and decreased by the amount of cash received in the Transaction.

     Any gain recognized in the Transaction will be treated, for federal income tax purposes, as capital gain, provided that your receipt of cash either (1) is “not essentially equivalent to a dividend” with respect to you or (2) is a “substantially disproportionate redemption of stock” with respect to you. In applying these tests, you may possibly be able to take into account sales of shares of Common Stock that occur substantially contemporaneously with the Transaction. If your gain is not treated as capital gain under either of these tests, the gain will be treated as ordinary dividend income to you to the extent of your ratable share of Webco’s undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your Common Stock, and any remaining gain will be treated as capital gain.

     If you, or a person or entity whose ownership of Common Stock shares would be attributed to you, will continue to hold Common Stock immediately after the Transaction, you are particularly urged to consult your tax advisor as to the particular federal, state, local, foreign and other tax consequences of the Transaction, in light of your specific circumstances.

Capital Gain and Loss

     For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gains recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

Special Rate for Certain Dividends

     In general, dividends are taxed at ordinary income tax rates. However, you may qualify for a 15% rate of tax on any cash received in the Transaction that is treated as a dividend as described above, if (1) you are an individual or other non-corporate stockholder and (2) you satisfy certain holding period requirements with respect to your Common Stock. You are urged to consult with your tax advisor regarding your applicability for, and the appropriate federal, state, local, foreign or other tax treatment of, any such dividend income.

Backup Withholding

     Stockholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the Transaction to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each stockholder to deliver such information when the Common Stock certificates are surrendered following the effective time of the Transaction. Failure to provide such information may result in backup withholding.

     THE PRECEDING DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE AND EACH STOCKHOLDER MAY WISH TO CONSULT ITS OWN TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES TO IT AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

No Dissenters’ Rights; Escheat Laws

     Under the Oklahoma General Corporation Act and Webco’s Certificate of Incorporation and Bylaws, stockholders do not have the right to dissent with respect to the reverse split or forward split and to receive the fair value of their shares in cash.

     The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are eliminated and whose addresses are unknown to Webco, or who do not return their Common Stock certificate(s) and request payment therefor, generally will have a period of years (depending on applicable state law) from the effective date of the Transaction in which to claim the cash payment payable to them. Following the expiration of that period, the escheat laws of states of residence of stockholders, as shown by the records of Webco, generally provide for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it or (ii) escheat of such property to the state. If Webco does not have an address for the holder of record of the shares, then unclaimed cash-out payments, without interest, would be turned over to Webco’s state of incorporation, the state of Oklahoma, in accordance with its escheat laws.

Recommendation of the Board

     The Board recommends that the stockholders vote “FOR” each of the four proposals to approve the Reverse/Forward Split Amendment. Unless a contrary choice is specified, proxies solicited by the Board will be voted “FOR” approval of each of the proposals. See “—Interests of Webco’s Directors and Executive Officers in the Transaction” beginning on page 36.

THE SPECIAL MEETING

General

     We are providing this proxy statement to our stockholders of record as of    , 2004, along with a proxy card that our Board of Directors is soliciting for use at the Special Meeting of our stockholders to be held on    , 2004, at 11:00 a.m., central time, at our offices at 9101 West 21st Street, Sand Springs, Oklahoma. At the Meeting, stockholders will vote upon four proposals to approve an amendment to our Certificate of Incorporation, one of which will be selected by our Board to implement the Transaction, subject to the right of the Board to abandon the Transaction if it so determines.

Who Can Vote at the Meeting

     Stockholders are entitled to vote their Common Stock if Webco’s records show that such stockholders held their shares as of the record date, which is    , 2004. On the record date, there were 7,081,723 shares of Common Stock outstanding, held by approximately    holders of record. Each share of Common Stock is entitled to one vote on each matter submitted at the Meeting.

Attending the Meeting

     Holders whose shares of Common Stock are held by a broker, bank or other nominee (i.e., in “street name” or “nominee name”), will need proof of ownership to be admitted to the Meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. Stockholders wishing to vote their shares of Common Stock held in street name in person at the Meeting must get a written proxy in their name from the broker, bank or other nominee that holds such stockholders’ shares.

Vote Required

     Approval of each of the proposals requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote. The proposals to amend Webco’s Certificate of Incorporation are “non-discretionary” items, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, shares held in street name that have been designated by brokers on proxy cards as not voted with respect to a proposal (“broker non-vote shares”) and shares with respect to which a proxy has been marked as an abstention with respect to a proposal will not be counted as votes cast on that proposal. Failures to vote shares, abstentions and broker non-vote shares will have the same effect as votes against a proposal. Proxies will be provided to individual participants in Webco’s 401(k) Stock Fund based on their allocation of shares in the plan. The trustee will vote shares on behalf of a 401(k) Plan participant who has invested in the Webco Common Stock fund if the participant has given voting instructions to the trustee. All participant directions will be kept confidential from Webco by the trustee. Unvoted shares will be voted according to the terms of the trust agreement for the 401(k) Plan, which provides that unvoted shares will be voted as directed by a designated fiduciary of the plan. Accordingly, the Board of Directors urges you to complete, date and sign the accompanying proxy appointment form and return it promptly in the enclosed postage-prepaid envelope.

     A quorum will be present at the Meeting if a majority of the outstanding shares of Common Stock entitled to vote is represented at the Meeting in person or by proxy. Shares with respect to which a proxy have been marked as abstentions and broker non-vote shares will be treated as shares present for purposes of determining whether a quorum is present. In accordance with Oklahoma law and Webco’s Bylaws relating to special meetings of stockholders, no other business may be presented at the Special Meeting other than matters incidental to the conduct of the Meeting.

     Our directors and executive officers and members of the Weber family, all of whom have indicated to us that they intend to vote their shares for all four of the proposals, owned an aggregate of 4,048,553 shares of Common Stock, representing 57% of our outstanding shares as of October 1, 2004. These directors and executive officers also have options that are presently exercisable that, if exercised prior to the record date, would result in these directors and executive officers owning an additional 340,900 shares of Common Stock, which would increase the directors and executive officers share of the Common Stock entitled to vote at the Meeting to 59%, assuming no other options are exercised. See “Security Ownership of Certain Beneficial Owners” beginning on page 86, and “Special Factors—Interests of Webco’s Directors and Executive Officers in the Transaction” beginning on page 36. Accordingly, it is likely that the Transaction will be approved by stockholders at the Meeting. Other than the expressed intent of directors and executive officers and the Weber family to vote their shares for the Transaction, we have not obtained any assurances or agreements from any of our stockholders as to how they will vote on the proposals.

Voting and Revocation of Proxies

     The shares of Common Stock represented by properly completed proxies received at or before the time for the Meeting (or any adjournment) will be voted as directed by the respective stockholders unless the proxy appointments are revoked as described below. If no instructions are given, executed proxy cards will be voted “FOR” approval of each of the four proposals.

     Stockholders may revoke their proxies at any time before the vote is taken at the Meeting. To revoke a proxy, a stockholder must either: notify Webco’s Corporate Secretary in writing at Webco’s principal executive offices; submit a later dated proxy to Webco’s Corporate Secretary; or attend the Meeting and vote his or her shares in person. A stockholder’s attendance at the Meeting will not automatically revoke his proxy. A stockholder who holds his or her shares in street name should refer to the voting form provided by his or her broker for additional information regarding the voting of his or her shares.

Solicitation of Proxies

     Webco will pay the costs of soliciting proxies for the Special Meeting. Directors, officers and other employees of Webco or its subsidiaries may solicit proxies personally, by telephone or facsimile or otherwise. None of these people will receive any special compensation for solicitation activities. We will arrange with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such brokerage firms and other custodians, nominees and fiduciaries, and we will reimburse these record holders for their reasonable out-of-pocket expenses. We may consider retaining a proxy solicitation firm. If we do, we will bear all of the fees, costs and expenses.

Recommendation of the Board of Directors

     The Board of Directors of Webco has approved all four proposals to amend Webco’s Certificate of Incorporation to effect, as determined by the Board of Directors in its discretion, one (and only one) of the alternative reverse/forward stock split combinations. The Board of Directors unanimously recommends that Webco’s stockholders vote “FOR” approval of each of the four proposals to amend Webco’s Certificate of Incorporation. See “Special Factors—Interests of Webco’s Directors and Executive Officers in the Transaction” beginning on page 36.

PROPOSALS TO AMEND WEBCO’S CERTIFICATE OF INCORPORATION

     The following is a description of the material terms and effects of the Transaction. The text of the amendment is set forth below under “—Proposed Language Amending Webco’s Certificate of Incorporation—Reverse/Forward Split Amendment” beginning on page 71, and is referred to in this proxy statement as the “Reverse/Forward Split Amendment.”

     Subject to the Board’s right to abandon the Transaction, as described below, the Board has unanimously adopted resolutions declaring the advisability of, and is herewith submitting to the stockholders for approval, four alternative proposals to amend Webco’s Certificate of Incorporation, each effecting a reverse/forward stock split of all shares of Common Stock issued as of 11:59 p.m. (central time) on the date the Reverse/Forward Split Amendment is filed with the Oklahoma Secretary of State. Pursuant to the Reverse/Forward Split Amendment, all shares of Common Stock, whether or not issued, will be divided on the effective date by the Minimum Number associated with the reverse/forward stock split combination approved by the stockholders and selected by the Board and converted into the resulting number of shares of Common Stock. Webco will make a cash payment in the amount of $6.50 (without interest) per pre-reverse split share in lieu of issuing less than one share that will result from the reverse split to stockholders of record. No cash will be paid for fractional shares resulting from the reverse split if the stockholder of record will hold more than one share after the reverse split except to the extent of fractional shares to which they would be entitled following the forward split. For more information about the Minimum Number, see “Summary Term Sheet—Summary of the Transaction” beginning on page 1.

     Immediately following the reverse split, all remaining shares will be multiplied by the Forward Number associated with the reverse/forward stock split combination approved by the stockholders and selected by the Board and converted into the resulting number of shares of Common Stock. Webco will make a cash payment in the amount of $6.50 (without interest) per pre-reverse split share in lieu of issuing fractional shares that would result from the reverse/forward split to our remaining stockholders of record.

     The Board will have the discretion to determine which of the four alternative reverse/forward stock split proposals will be selected from those approved by stockholders and when to effect the Transaction. The Board reserves the right to abandon the Transaction even if one or more of the proposals are approved by the stockholders. (See “—Reservation of Rights” beginning on page 72.) Webco expects that, if stockholders approve one or more of the proposals and the Board elects to implement the Transaction, the Transaction would be consummated within 30 days after the date of the Special Meeting. If the Board determines to implement the Transaction, as soon as practicable after the effectiveness of the reverse/forward stock split, we will publicly announce in a press release and post on our website at http://www.webcoindustries.com which of the four alternative reverse/forward stock split combinations was selected and that the Transaction was consummated.

     Webco intends for the Transaction to treat beneficial stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as record stockholders whose shares are registered in their names. Nominees will be instructed to effect the Transaction for their beneficial holders. However, nominees will decide how to respond to this offer and they are not obligated to follow these procedures. Stockholders holding their shares in street name should contact their nominees if they have questions about how their nominee intends to respond to this offer or about their procedures.

     Any holder of record who desires to retain an equity interest in Webco after the effective date may ensure that he or she will do so by purchasing, prior to the effective date, a sufficient number of shares of Common Stock in the open market such that the total number of shares held by him or her in one record account immediately prior to the reverse split is equal to or greater than 1,000, the maximum reverse split ratio that our stockholders may approve and our Board of Directors may select.

     Conversely, any holder of record who wishes to be cashed out in the reverse split could, prior to the effective date, dispose of a sufficient number of shares to cause the number of shares held of record by such holder on the effective date to be less than 200 shares, the minimum reverse split ratio that our stockholders may approve and our Board of Directors may select. A holder of record could also achieve this result by dividing shares beneficially owned by the holder among several record accounts such that fewer than 200 shares are held of record in each account. For example, a beneficial holder who holds 300 shares in street name with a broker could have the broker transfer 150 of the shares into the beneficial holder’s own name so that, on the effective date, 150 shares are held by the beneficial holder directly of record and 150 shares are held of record in street name. Since the record holders would be different, both lots of 150 shares would be cashed out in the reverse split.

     Similarly, if a stockholder beneficially owns a total of 1,500 shares or more, but holds them in different accounts of record so that each record account holds fewer than 1,000 shares, but the holder wishes to remain a stockholder after the reverse split, the stockholder could transfer all of the shares into one record account prior to the effective date.

Exchange of Stock Certificates

     Stockholders should not send their stock certificates now. Stockholders should send them only after they have received a letter of transmittal from Webco. Letters of transmittal will be mailed as soon as practicable after the Transaction is complete.

     Promptly following the consummation of the reverse/forward stock split, Webco will send letters of transmittal to all stockholders of record. The letter of transmittal is for use in transmitting Common Stock certificates to Webco’s transfer agent. Upon proper completion and execution of a letter of transmittal and return thereof to the transfer agent, together with stock certificates, the stockholder will receive a new stock certificate and/or cash in the amount to which the holder is entitled as a result of the Transaction. After the Transaction and until surrendered, each outstanding certificate held by a stockholder of record who held shares in any increment of less than the Minimum Number immediately prior to the Transaction will be deemed for all purposes to represent only the right to receive the amount of cash to which the holder is entitled pursuant to the Transaction. Webco is requiring continuing stockholders to turn in their old share certificates for new share certificates so that Webco and its transfer agent can distinguish between pre-Transaction and post-Transaction shares. Webco will make payment of such amounts upon submission of a proper claim, subject to applicable escheat laws. See “Special Factors—No Dissenters’ Rights; Escheat Laws” beginning on page 67.

     In connection with the Transaction, the Common Stock will be identified by a new CUSIP number, which will appear on all certificates representing shares of Common Stock issued after the effective date. After the effective date, each certificate representing shares of Common Stock that were outstanding prior to the effective date and that were held by a stockholder of record of more shares than the Minimum Number immediately prior to the Transaction, until surrendered and exchanged for a new certificate, will be deemed for all corporate purposes to evidence ownership of 1/10th of the number of shares set forth on the face of the certificate, rounded down to the nearest whole share, plus the right to receive the amount of cash to which the holder is entitled pursuant to the Transaction. Any stockholder desiring to receive a new certificate bearing the new CUSIP number can do so at any time after the effective date in accordance with instructions set forth in the transmittal letter or otherwise by contacting the transfer agent as set forth in the transmittal letter for surrendering his or her old certificates. After the effective date, an old certificate presented to the exchange agent in settlement of a trade will be exchanged for a new certificate bearing the new CUSIP number.

     All amounts payable to stockholders will be subject to applicable state laws relating to abandoned property. No service charges or brokerage commissions will be payable by stockholders in connection with the Transaction. Webco will not pay any interest on any cash amounts payable to its stockholders as a result of the Transaction.

     The shares reacquired by Webco in the Transaction will be adjusted in proportion to the one-for-10 net reverse split, and the adjusted shares will be cancelled and thereafter be authorized but unissued shares of Common Stock.

Proposed Language Amending Webco’s Certificate of Incorporation—Reverse/Forward Split Amendment

     The following is the text of a new paragraph in Article 3 of Webco’s Certificate of Incorporation, substantially as it is proposed to be amended by each of the Reverse/Forward Split Amendment proposals:

Effective at 11:59 p.m. (the “Effective Time”) on the date of filing of Articles of Amendment with the Secretary of State of the State of Oklahoma setting forth this Amendment (the “Effective Date”), each [Two Hundred (200), Five Hundred (500), Eight Hundred (800), or One Thousand (1,000)] shares of authorized Common Stock of Webco, whether or not issued, immediately prior to the Effective Time shall automatically be reclassified and changed into one share of Common Stock (a “New Reverse Split Share”). Each holder of record of shares of Common Stock so reclassified and changed shall at the Effective Time automatically become the record owner of the number of New Reverse Split Shares as shall result from such reclassification and change. Each such record holder shall be entitled to receive, upon the surrender of the certificate or certificates representing the shares of Common Stock so reclassified and changed, at the office of the transfer agent of Webco in such form and accompanied by such documents, if any, as may be prescribed by the transfer agent of Webco, a new certificate or certificates representing the number of New Reverse Split Shares of which he or she is the record owner after giving effect to the provisions of this Article 3. Webco shall not issue fractional New Reverse Split Shares unless the holder thereof is entitled to receive at least one full share. Stockholders entitled to receive fractional New Reverse Split Shares but who are not also entitled to receive at least one full share shall receive cash in lieu of the fractional shares equal to the product of (a) the number of shares of the Common Stock held by such holder immediately prior to the Effective Time which have not been classified into a whole New Reverse Split Share, multiplied by (b) $6.50.

Effective immediately after the Effective Time, on the Effective Date, each share of authorized Common Stock of Webco, whether or not issued, at the Effective Time (giving effect to the prior paragraph) shall automatically be reclassified and changed into [Twenty (20), Fifty (50), Eighty (80), or One Hundred (100)] shares of Common Stock (“New Forward Split Shares”). Each holder of record of shares of Common Stock so reclassified and changed shall immediately after the Effective Time automatically become the record owner of the number of New Forward Split Shares as shall result from such reclassification and change. Each such record holder shall be entitled to receive, upon the surrender of the certificate or certificates representing the shares of Common Stock so reclassified and changed, at the office of the transfer agent of Webco in such form and accompanied by such documents, if any, as may be prescribed by the transfer agent of Webco, a new certificate or certificates representing the number of New Forward Split Shares of which he or she is the record owner after giving effect to the provisions of this Article 3. Webco shall not issue fractional New Forward Split Shares. Stockholders entitled to receive fractional New Forward Split Shares shall receive cash in lieu of the fractional shares equal to the product of (a) the number of fractional shares that would be received as a result of the forward split contemplated by this paragraph, multiplied by (b) $65.00.

     The first paragraph above will give effect to the reverse split by changing, reclassifying and dividing old shares of authorized Common Stock by the Minimum Number selected on the terms described above into resulting new shares of Common Stock. The second paragraph above will give effect to the forward split by changing, reclassifying and multiplying each new share of authorized Common Stock following the reverse split by the Forward Number selected on the terms described above into resulting final shares of Common Stock.

     Whichever of the four alternative reverse/forward stock split combinations is selected by the Board will have the net effect for the remaining stockholders of a one-for-10 reverse split. The Board determined to engage in the forward stock split in order to keep the market price of the Common Stock in a reasonable trading range immediately after the Transaction of approximately 10 times the current price of the Common Stock. In order to eliminate fractional shares after the forward split, stockholders who would otherwise own fractional shares after the forward split will receive cash in lieu of fractional shares. Since the net effect of the Transaction is a one-for-10 reverse stock split, such stockholders will receive cash in an amount equal to such fractional amount multiplied by $65.00, which is the equivalent of $6.50 per pre-reverse split share.

Reservation of Rights

     The Board reserves the right to decide, in its discretion, which one of the alternative reverse/forward stock split combinations approved by stockholders will be adopted or to abandon the Transaction after a stockholder vote and before the Reverse/Forward Split Amendment is filed even if the proposals are approved by stockholders. The Board believes that it is prudent to recognize that, between the date of this proxy statement and the date that the Reverse/Forward Split Amendment is filed, circumstances could change such that it might not be appropriate, economic or desirable to effect the amendment at that time. While the Board has not set any specific criteria for determining whether the Transaction will be effected, the two primary considerations will be to reduce the number of stockholders of record to fewer than 300 and to select the proposal that best fits the covenants of our new senior credit facility, which is currently being negotiated. We expect that the new senior credit facility will permit us to purchase up to 300,000 shares of Common Stock. If the cost of a Transaction, which will result in reducing the number of stockholders of record to fewer than 300 exceeds our financial capacity, the Board will not proceed with the Transaction. The Board will make its decision based on its business judgment at a time deemed appropriate and based on then existing facts and circumstances, including the number of record stockholders and the number of shares owned by them at that time. If Webco is unable to obtain the financing required to complete the Transaction and, therefore, determines to abandon the Transaction, or if the Board otherwise decides to abandon the Transaction after the Special Meeting and before the date that the Reverse/Forward Split Amendment is filed, Webco will notify its stockholders of such decision promptly by issuing a press release and posting the decision on its website at http://www.webcoindustries.com.

FINANCIAL INFORMATION

Selected Historical Financial Information

     The following summary of historical consolidated financial data was derived from Webco’s audited consolidated financial statements as of and for each of the fiscal years ended July 31, 2004, 2003, 2002, 2001, 2000 and 1999. This financial information is only a summary and should be read in conjunction with the consolidated financial statements of Webco and other financial information, including the notes thereto, contained in Webco’s Annual Report on Form 10-K for the fiscal year ended July 31, 2004, which information is incorporated by reference in this proxy statement. See “Other Information—Incorporation by Reference” and “Other Information—Where You Can Find More Information,” both on page 87.

	As of and for the Fiscal Year Ended July 31,
	2004	2003	2002	2001	2000	1999
	(Dollars in thousands, except per share data)
Balance Sheet Data:
Working capital	$16,835	$11,650	$7,218	$9,949	$12,456	$19,731
Total assets	145,431	130,527	123,928	128,347	130,123	120,481
Long-term debt (net of current portion)	8,310	12,100	15,222	25,740	26,306	27,131
Stockholders’ equity	58,456	51,064	49,146	47,046	48,648	49,673
Book value per common share	$8.25	$7.21	$6.94	$6.65	$6.88	$7.02
Income Statement Data:
Net sales	$212,527	$175,769	$156,294	$148,279	$142,293	$135,058
Gross profit	31,380	17,794	18,815	14,932	19,105	20,965
Income from operations (1)	14,344	5,468	7,849	2,314	4,822	7,084
Income (loss) from continuing operations	7,218	1,918	2,996	(1,494)	536	2,823
Loss from discontinued operation (2)	—	—	(908)	(108)	(1,561)	(947)
Net income (loss)	$7,218	$1,918	$2,088	$(1,602)	$(1,025)	$1,876
Diluted earnings(loss) per share:
Income (loss) from continuing operations	$1.01	$0.27	$0.42	$(0.21)	$0.08	$0.40
Loss from discontinued operation (2)	—	—	(0.13)	(0.02)	(0.22)	(.13)
Net income (loss) per share	$1.01	$0.27	$0.29	$(0.23)	$(0.14)	$0.27

(1)	Fiscal 2002 includes a $1.58 million litigation award from an equipment vendor.

(2)	The loss from the discontinued operation for all years relates to the operations of QuikWater and the sale of that separate business segment in 2002.

Recent Developments

     On October 18, 2004, we issued a press release, reporting record revenues and earnings for our fiscal fourth quarter and fiscal year ended July 31, 2004. This press release is contained in our Current Report on Form 8-K, which is attached to this proxy statement as Appendix B and which is incorporated by reference in this proxy statement.

     For the fiscal year ended July 31, 2004, Webco reported net income of $7,218,000, or $1.01 per diluted share. Net income for the fiscal year ended July 31, 2003 was $1,918,000, or $0.27 per diluted share. Net sales for fiscal 2004 were $212.5 million, a 20.9 percent increase over the $175.8 million for fiscal 2003. Gross profit was 19 percent of net sales for the last six months of fiscal 2004 compared to 9.5 percent in the first six months of fiscal 2004.

     At July 31, 2004, our sales order backlog was approximately $53 million, as compared to approximately $34.5 million at July 31, 2003.

     Webco’s business during the third and fourth quarters of fiscal 2004 was largely impacted by two separate business conditions. First, selling prices for finished products were based on the higher replacement costs of coiled steel and are matched against Webco’s lower average-cost inventories. Second, the lack of availability of steel limited the ability of customers to purchase products from Webco’s competitors. Tubing industry excess capacity was largely mitigated by this lack of availability of carbon steel coils in the domestic marketplace.

     The conditions driving the steel industry during the last six months of fiscal 2004 have resulted in substantial increases in sales and income. Webco does not believe these results are sustainable. The level of operating profitability achieved during the third and fourth quarters enabled Webco to afford the higher working capital requirements caused by increasing steel costs, despite borrowing limitations in Webco’s revolving line of credit. At such time as steel prices begin to decline, Webco believes it will have the opposite challenge of matching decreasing sales prices with higher average-cost inventories.

Pro Forma Consolidated Financial Statements (Unaudited)

     The following unaudited pro forma consolidated balance sheet as of July 31, 2004, and the unaudited pro forma consolidated statements of operations for the fiscal year ended July 31, 2004, show the pro forma effect of the Transaction and related events as required by Rule 11-02 of Regulation S-X. The historical figures for the fiscal year ended July 31, 2004, were derived from Webco’s audited consolidated financial statements that were included in Webco’s Annual Report on Form 10-K for the fiscal year ended July 31, 2004.

     The pro forma information below in this section giving effect to the Transaction is based on estimates of record ownership of shares of Common Stock, the number of shares outstanding and other information as of October 1, 2004 and assumes that the Minimum Number is 1,000, 800, 500 or 200 and, as a result of the foregoing, that 160,000, 140,000, 120,000 or 72,000, respectively, fractional shares and options to purchase 177,000, 153,000, 73,000 or 1,000, respectively, shares are cancelled or cashed out at a price of $6.50 per pre-Transaction share (net of the exercise price in the case of the options). In addition, Webco will make loans to certain executive officers and employees in the amount of $2.0 million. Pro forma adjustments to the pro forma balance sheets are computed as if the Transaction had occurred at July 31, 2004, while the pro forma income statements are computed as if the Transaction had occurred at the beginning of the period, August 1, 2003.

     The pro forma information is not necessarily indicative of what our financial position or results of operations actually would have been if the Transaction had occurred on August 1, 2003, or of our financial position or results of operations in the future. Webco’s public reporting costs for the periods presented include only the historical public costs and do not include the additional expenses that will be required to comply with current and future federal securities laws.

     The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes included in our Annual Report on Form 10-K for the year ended July 31, 2004, which are incorporated by reference in this proxy statement.

WEBCO INDUSTRIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEET
As of July 31, 2004 Assuming Minimum Number is 1,000
As if the Transaction Occurred July 31, 2004
(Dollars in thousands, except par value)
(Unaudited)

	Historical	Adjustments			Pro Forma
ASSETS
Current assets:
Cash	$1,203	$			$1,203
Accounts receivable, net	27,911				27,911
Inventories	49,639				49,639
Prepaid expenses	358				358
Deferred income tax asset	2,664				2,664

Total current assets	81,775				81,775
Property, plant and equipment, net	59,621				59,621
Notes receivable from related parties	2,613		2,000	(1)	4,613
Other assets, net	1,422		—		1,422

Total assets	$145,431		$2,000		$147,431

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,666	$			$14,666
Accrued liabilities	9,586		(67	) (2)	9,519
Current portion of long-term debt	40,688		4,382	(3)	45,070

Total current liabilities	64,940		4,315		69,255
Long-term debt	8,310				8,310
Deferred income tax liability	13,725				13,725
Commitments and contingencies Stockholders’ equity:
Common stock, $.01 par value, 12,000,000 shares authorized, 7,081,723 shares issued and outstanding for historical; 1,200,000 shares authorized, 692,172 shares issued and outstanding for pro-forma	71		(2	) (4)	69
Additional paid-in capital	35,744		(807	) (4)	34,937
Accumulated other comprehensive income, net of tax	174				174
Retained earnings	22,467		(1,506	) (5)	20,961

Total stockholders’ equity	58,456		(2,315)		56,141

Total liabilities and stockholders’ equity	$145,431		$2,000		$147,431

Book Value per Basic Share	$8.25				$81.13

WEBCO INDUSTRIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended July 31, 2004 Assuming Minimum Number is 1,000
As if the Transaction Occurred August 1, 2003
(Dollars in thousands, except per share amounts)
(Unaudited)

	Historical	Adjustments			Pro Forma
Net Sales	$212,527	$			$212,527
Cost of Sales	181,147				181,147

Gross Profit	31,380				31,380
Selling, general and administrative expenses	17,036		(278	) (6)	16,758

Income from operations	14,344		278		14,622
Interest expense	2,318		208	(7)	2,526

Income before income taxes	12,026		70		12,096
Provision for income taxes	4,808		28	(8)	4,836

Net income	$7,218		$42		$7,260

Net income per share:
Basic	$1.02				$10.49

Diluted	$1.01				$10.37

Weighted average common shares outstanding (in thousands):
Basic	7,082		(6,390	) (9)	692

Diluted	7,162		(6,462	) (9)	700

     Footnotes to Pro Forma Financial Statements Assuming Minimum Number is 1,000

(1)	Represents loans to officers and employees of Webco to replace loans secured by Common Stock currently held by financial institutions, as follows: $1,495 to F. William Weber, Chairman of the Board and Chief Executive Officer; $105 to Dana S. Weber, Vice Chairman, President and Chief Operating Officer; $280 to David E. Boyer, Senior Vice President of Tubing Operations and Corporate Secretary; and $120 to other employees. See “Special Factors—Interests of Webco’s Directors and Officers in the Transaction,” beginning on page 36, for additional information with respect to these loans.

(2)	Represents a reduction in current taxes of $67 for $167 in expense related to the retirement of in-the-money employee stock options to purchase fewer than the Minimum Number of shares. The after-tax expense of $100 reduced Retained Earnings in the pro forma balance sheet.

(3)	Represents funds borrowed under Webco’s senior credit facility to effect the Transaction, including loans referenced in (1) above.

(4)	Represents payments in respect of fractional shares are estimated to be approximately $1,040. Common Stock and Additional Paid-in-Capital were reduced based on the pre-split per share basis in each account and Retained Earnings was reduced for the excess per share amounts. $.01 per share, or $2, was allocated to Common Stock; $5.05 per share, or $807, was allocated to Additional Paid-in-Capital; and $1.44 per share, or $231, was allocated to Retained Earnings.

(5)	Retained earnings are reduced for expenses related to the Transaction of $1,175; see (2) above.

(6)	Reduction to General and Administrative expenses for estimated savings from not being a public reporting company and interest income on loans to officers of $330 and $115,, respectively, for the year ended July 31, 2004. These amounts were offset by $167 in expense related to the retirement of in-the-money employee stock options discussed in (2) above.

(7)	Increased interest costs at an assumed interest rate of 4.75% on the approximately $4,382 of revolving line of credit funds used to effect the Transaction. A 1/8% change in the assumed rate would result in a change in interest expense of approximately $6 per annum.

(8)	Taxes are based upon Webco’s estimated annual combined effective federal and state income tax rate of 40 percent.

(9)	Pro forma basic and diluted weighted outstanding shares are adjusted based on the assumed redemption of 160,000 pre-split shares and the one-for-10 net reverse split, resulting in 692,172 shares issued and outstanding upon completion of the Transaction.

WEBCO INDUSTRIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEET
As of July 31, 2004 Assuming Minimum Number is 800
As if the Transaction Occurred July 31, 2004
(Dollars in thousands, except par value)
(Unaudited)

	Historical	Adjustments			Pro Forma
ASSETS
Current assets:
Cash	$1,203	$			$1,203
Accounts receivable, net	27,911				27,911
Inventories	49,639				49,639
Prepaid expenses	358				358
Deferred income tax asset	2,664				2,664

Total current assets	81,775				81,775
Property, plant and equipment, net	59,621				59,621
Notes receivable from related parties	2,613		2,000	(1)	4,613
Other assets, net	1,422		—		1,422

Total assets	$145,431		$2,000		$147,431

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,666	$			$14,666
Accrued liabilities	9,586		(62	) (2)	9,524
Current portion of long-term debt	40,688		4,240	(3)	44,928

Total current liabilities	64,940		4,178		69,118
Long-term debt	8,310				8,310
Deferred income tax liability	13,725				13,725
Commitments and contingencies Stockholders’ equity:
Common stock, $.01 par value, 12,000,000 shares authorized, 7,081,723 shares issued and outstanding for historical; 1,200,000 shares authorized, 694,172 shares issued and outstanding for pro-forma	71		(1	) (4)	70
Additional paid-in capital	35,744		(707	) (4)	35,037
Accumulated other comprehensive income, net of tax	174				174
Retained earnings	22,467		(1,470	) (5)	20,997

Total stockholders’ equity	58,456		(2,178)		56,278

Total liabilities and stockholders’ equity	$145,431		$2,000		$147,431

Book Value per Basic Share	$8.25				$81.09

WEBCO INDUSTRIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended July 31, 2004 Assuming Minimum Number is 800
As if the Transaction Occurred August 1, 2003
(Dollars in thousands, except per share amounts)
(Unaudited)

	Historical	Adjustments			Pro Forma
Net Sales	$212,527	$			$212,527
Cost of Sales	181,147				181,147

Gross Profit	31,380				31,380
Selling, general and administrative expenses	17,036		(290	) (6)	16,746

Income from operations	14,344		290		14,634
Interest expense	2,318		201	(7)	2,519

Income before income taxes	12,026		89		12,115
Provision for income taxes	4,808		36	(8)	4,844

Net income	$7,218		$53		$7,271

Net income per share:
Basic	$1.02				$10.48

Diluted	$1.01				$10.36

Weighted average common shares outstanding (in thousands):
Basic	7,082		(6,388	) (9)	694

Diluted	7,162		(6,460	) (9)	702

     Footnotes to Pro Forma Financial Statements Assuming Minimum Number is 800

(1)	Represents loans to officers and employees of Webco to replace loans secured by Common Stock currently held by financial institutions, as follows: $1,495 to F. William Weber, Chairman of the Board and Chief Executive Officer; $105 to Dana S. Weber, Vice Chairman, President and Chief Operating Officer; $280 to David E. Boyer, Senior Vice President of Tubing Operations and Corporate Secretary; and $120 to other employees. See “Special Factors—Interests of Webco’s Directors and Officers in the Transaction,” beginning on page 36, for additional information with respect to these loans.

(2)	Represents a reduction in current taxes of $62 for $155 in expense related to the retirement of in-the-money employee stock options to purchase fewer than the Minimum Number of shares. The after-tax expense of $93 reduced Retained Earnings in the pro forma balance sheet.

(3)	Represents funds borrowed under Webco’s senior credit facility to effect the Transaction, including loans referenced in (1) above.

(4)	Represents payments in respect of fractional shares are estimated to be approximately $910. Common Stock and Additional Paid-in-Capital were reduced based on the pre-split per share basis in each account and Retained Earnings was reduced for the excess per share amounts. $.01 per share, or $1, was allocated to Common Stock; $5.05 per share, or $707, was allocated to Additional Paid-in-Capital; and $1.44 per share, or $202, was allocated to Retained Earnings.

(5)	Retained earnings are reduced for expenses related to the Transaction of $1,175; see (2) above.

(6)	Reduction to General and Administrative expenses for estimated savings from not being a public reporting company and interest income on loans to officers of $330 and $115, respectively, for the year ended July 31, 2004. These amounts were offset by $155 in expense related to the retirement of in-the-money employee stock options discussed in (2) above.

(7)	Increased interest costs at an assumed interest rate of 4.75% on the approximately $4,240 of revolving line of credit funds used to effect the Transaction. A 1/8% change in the assumed rate would result in a change in interest expense of approximately $5 per annum.

(8)	Taxes are based upon Webco’s estimated annual combined effective federal and state income tax rate of 40 percent.

(9)	Pro forma basic and diluted weighted outstanding shares are adjusted based on the assumed redemption of 140,000 pre-split shares and the one-for-10 net reverse split, resulting in 694,172 shares issued and outstanding upon completion of the Transaction.

WEBCO INDUSTRIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEET
As of July 31, 2004 Assuming Minimum Number is 500
As if the Transaction Occurred July 31, 2004
(Dollars in thousands, except par value)
(Unaudited)

	Historical	Adjustments			Pro Forma
ASSETS
Current assets:
Cash	$1,203	$			$1,203
Accounts receivable, net	27,911				27,911
Inventories	49,639				49,639
Prepaid expenses	358				358
Deferred income tax asset	2,664				2,664

Total current assets	81,775				81,775
Property, plant and equipment, net	59,621				59,621
Notes receivable from related parties	2,613		2,000	(1)	4,613
Other assets, net	1,422		—		1,422

Total assets	$145,431		$2,000		$147,431

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,666	$			$14,666
Accrued liabilities	9,586		(31	) (2)	9,555
Current portion of long-term debt	40,688		4,033	(3)	44,721

Total current liabilities	64,940		4,002		68,942
Long-term debt	8,310				8,310
Deferred income tax liability	13,725				13,725
Commitments and contingencies Stockholders’ equity:
Common stock, $.01 par value, 12,000,000 shares authorized, 7,081,723 shares issued and outstanding for historical; 1,200,000 shares authorized, 696,172 shares issued and outstanding for pro-forma	71		(1	) (4)	70
Additional paid-in capital	35,744		(606	) (4)	35,138
Accumulated other comprehensive income, net of tax	174				174
Retained earnings	22,467		(1,395	) (5)	21,072

Total stockholders’ equity	58,456		(2,002)		56,454

Total liabilities and stockholders’ equity	$145,431		$2,000		$147,431

Book Value per Basic Share	$8.25				$81.11

WEBCO INDUSTRIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended July 31, 2004 Assuming Minimum Number is 500
As if the Transaction Occurred August 1, 2003
(Dollars in thousands, except per share amounts)
(Unaudited)

	Historical	Adjustments			Pro Forma
Net Sales	$212,527	$			$212,527
Cost of Sales	181,147				181,147

Gross Profit	31,380				31,380
Selling, general and administrative expenses	17,036		(367	) (6)	16,669

Income from operations	14,344		367		14,711
Interest expense	2,318		192	(7)	2,510

Income before income taxes	12,026		175		12,201
Provision for income taxes	4,808		70	(8)	4,878

Net income	$7,218		$105		$7,323

Net income per share:
Basic	$1.02				$10.52

Diluted	$1.01				$10.40

Weighted average common shares outstanding (in thousands):
Basic	7,082		(6,386	) (9)	696

Diluted	7,162		(6,458	) (9)	704

     Footnotes to Pro Forma Financial Statements Assuming Minimum Number is 500

(1)	Represents loans to officers and employees of Webco to replace loans secured by Common Stock currently held by financial institutions, as follows: $1,495 to F. William Weber, Chairman of the Board and Chief Executive Officer; $105 to Dana S. Weber, Vice Chairman, President and Chief Operating Officer; $280 to David E. Boyer, Senior Vice President of Tubing Operations and Corporate Secretary; and $120 to other employees. See “Special Factors—Interests of Webco’s Directors and Officers in the Transaction,” beginning on page 36, for additional information with respect to these loans.

(2)	Represents a reduction in current taxes of $31 for $78 in expense related to the retirement of in-the-money employee stock options to purchase fewer than the Minimum Number of shares. The after-tax expense of $47 reduced Retained Earnings in the pro forma balance sheet.

(3)	Represents funds borrowed under Webco’s senior credit facility to effect the Transaction, including loans referenced in (1) above.

(4)	Represents payments in respect of fractional shares are estimated to be approximately $780. Common Stock and Additional Paid-in-Capital were reduced based on the pre-split per share basis in each account and Retained Earnings was reduced for the excess per share amounts. $.01 per share, or $1, was allocated to Common Stock; $5.05 per share, or $606, was allocated to Additional Paid-in-Capital; and $1.44 per share, or $173, was allocated to Retained Earnings.

(5)	Retained earnings are reduced for expenses related to the Transaction of $1,175; see (2) above.

(6)	Reduction to General and Administrative expenses for estimated savings from not being a public reporting company and interest income on loans to officers of $330 and $115, respectively, for the year ended July 31, 2004. These amounts were offset by $78 in expense related to the retirement of in-the-money employee stock options discussed in (2) above.

(7)	Increased interest costs at an assumed interest rate of 4.75% on the approximately $4,033 of revolving line of credit funds used to effect the Transaction. A 1/8% change in the assumed rate would result in a change in interest expense of approximately $5 per annum.

(8)	Taxes are based upon Webco’s estimated annual combined effective federal and state income tax rate of 40 percent.

(9)	Pro forma basic and diluted weighted outstanding shares are adjusted based on the assumed redemption of 120,000 pre-split shares and the one-for-10 net reverse split, resulting in 696,172 shares issued and outstanding upon completion of the Transaction.

WEBCO INDUSTRIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEET
As of July 31, 2004 Assuming Minimum Number is 200
As if the Transaction Occurred July 31, 2004
(Dollars in thousands, except par value)
(Unaudited)

	Historical	Adjustments			Pro Forma
ASSETS
Current assets:
Cash	$1,203	$			$1,203
Accounts receivable, net	27,911				27,911
Inventories	49,639				49,639
Prepaid expenses	358				358
Deferred income tax asset	2,664				2,664

Total current assets	81,775				81,775
Property, plant and equipment, net	59,621				59,621
Notes receivable from related parties	2,613		2,000	(1)	4,613
Other assets, net	1,422		—		1,422

Total assets	$145,431		$2,000		$147,431

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,666	$			$14,666
Accrued liabilities	9,586		(1	) (2)	9,585
Current portion of long-term debt	40,688		3,646	(3)	44,334

Total current liabilities	64,940		3,645		68,585
Long-term debt	8,310				8,310
Deferred income tax liability	13,725				13,725
Commitments and contingencies Stockholders’ equity:
Common stock, $.01 par value, 12,000,000 shares authorized, 7,081,723 shares issued and outstanding for historical; 1,200,000 shares authorized, 700,972 shares issued and outstanding for pro-forma	71		(1	) (4)	70
Additional paid-in capital	35,744		(363	) (4)	35,381
Accumulated other comprehensive income, net of tax	174				174
Retained earnings	22,467		(1,281	) (5)	21,186

Total stockholders’ equity	58,456		(1,645)		56,811

Total liabilities and stockholders’ equity	$145,431		$2,000		$147,431

Book Value per Basic Share	$8.25				$81.04

WEBCO INDUSTRIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended July 31, 2004 Assuming Minimum Number is 200
As if the Transaction Occurred August 1, 2003
(Dollars in thousands, except per share amounts)
(Unaudited)

	Historical	Adjustments			Pro Forma
Net Sales	$212,527	$			$212,527
Cost of Sales	181,147				181,147

Gross Profit	31,380				31,380
Selling, general and administrative expenses	17,036		(442	) (6)	16,594

Income from operations	14,344		442		14,786
Interest expense	2,318		173	(7)	2,491

Income before income taxes	12,026		269		12,295
Provision for income taxes	4,808		108	(8)	4,916

Net income	$7,218		$161		$7,379

Net income per share:
Basic	$1.02				$10.53

Diluted	$1.01				$10.41

Weighted average common shares outstanding (in thousands):
Basic	7,082		(6,381	) (9)	701

Diluted	7,162		(6,453	) (9)	709

     Footnotes to Pro Forma Financial Statements Assuming Minimum Number is 200

(1)	Represents loans to officers and employees of Webco to replace loans secured by Common Stock currently held by financial institutions, as follows: $1,495 to F. William Weber, Chairman of the Board and Chief Executive Officer; $105 to Dana S. Weber, Vice Chairman, President and Chief Operating Officer; $280 to David E. Boyer, Senior Vice President of Tubing Operations and Corporate Secretary; and $120 to other employees. See “Special Factors—Interests of Webco’s Directors and Officers in the Transaction,” beginning on page 36, for additional information with respect to these loans.

(2)	Represents a reduction in current taxes of $1 for $3 in expense related to the retirement of in-the-money employee stock options to purchase fewer than the Minimum Number of shares. The after-tax expense of $2 reduced Retained Earnings in the pro forma balance sheet.

(3)	Represents funds borrowed under Webco’s senior credit facility to effect the Transaction, including loans referenced in (1) above.

(4)	Represents payments in respect of fractional shares are estimated to be approximately $468. Common Stock and Additional Paid-in-Capital were reduced based on the pre-split per share basis in each account and Retained Earnings was reduced for the excess per share amounts. $.01 per share, or $1, was allocated to Common Stock; $5.05 per share, or $363, was allocated to Additional Paid-in-Capital; and $1.44 per share, or $104, was allocated to Retained Earnings.

(5)	Retained earnings are reduced for expenses related to the Transaction of $1,175; see (2) above.

(6)	Reduction to General and Administrative expenses for estimated savings from not being a public reporting company and interest income on loans to officers of $330 and $115, respectively, for the year ended July 31, 2004. These amounts were offset by $3 in expense related to the retirement of in-the-money employee stock options discussed in (2) above.

(7)	Increased interest costs at an assumed interest rate of 4.75% on the approximately $3,646 of revolving line of credit funds used to effect the Transaction. A 1/8% change in the assumed rate would result in a change in interest expense of approximately $5 per annum.

(8)	Taxes are based upon Webco’s estimated annual combined effective federal and state income tax rate of 40 percent.

(9)	Pro forma basic and diluted weighted outstanding shares are adjusted based on the assumed redemption of 72,000 pre-split shares and the one-for-10 net reverse split, resulting in 700,972 shares issued and outstanding upon completion of the Transaction.

Market Prices of the Common Stock

     The Common Stock is listed on the American Stock Exchange under the symbol “WEB.” The following table sets forth the range of high and low closing prices as reported on the American Stock Exchange for the calendar periods set forth below. On May 28, 2004, the day before the initial public announcement that Webco was considering a reverse split transaction, the closing price of the Common Stock on the American Stock Exchange was $4.86 per share. On June 25, 2004, the day before Webco’s announcement that a reverse split/forward split transaction had been approved, the closing price of the Common Stock on the American Stock Exchange was $4.08 per share. On October 22, the day before the announcement that Webco was updating its projections and that the Special Committee would be reevaluating the cash-out price based on the updated projections, the closing price of the Common Stock on the American Stock Exchange was $5.05 per share. On November 3, 2004, the day before Webco announced that the Transaction price was being increased to $6.50 per pre-reverse split share, the closing price of the Common Stock on the American Stock Exchange was $6.65 per share. On    , 2004 (the most recent practicable date prior to the printing of this proxy statement), the closing price of the Common Stock was $  per share.

	HIGH	LOW
Calendar 2004
First quarter	$4.10	$3.42
Second quarter	5.08	3.70
Third quarter	4.73	3.88
Fourth quarter (through November 11, 2004)	6.86	4.32

Calendar 2003
First quarter	$3.75	$3.05
Second quarter	3.25	2.64
Third quarter	3.30	2.61
Fourth quarter	4.10	3.00

Calendar 2002
First quarter	$5.25	$3.00
Second quarter	5.24	4.00
Third quarter	4.10	3.25
Fourth quarter	3.40	2.67

     There were approximately 345 stockholders of record as of October 1, 2004.

Dividends

     Webco has not declared any dividends on the Common Stock during the past five years, and the Board of Directors does not currently intend to pay any cash dividends on the Common Stock in the foreseeable future. Payment of cash dividends by Webco is at the discretion of its Board of Directors and is dependent on its earnings, financial condition, capital requirements and other relevant factors. Webco’s current credit facility also contains limitations on Webco’s ability to pay dividends. Webco expects that the new senior credit facility that it is currently negotiating will also contain restrictions on Webco’s ability to pay dividends.

MANAGEMENT OF WEBCO

Set forth below is information about the directors and executive officers of Webco:

Directors

Name	Age	Positions with Webco	Director Since
F. William Weber	78	Chairman of the Board and Chief Executive Officer	1969
Dana S. Weber	47	Vice Chairman of the Board, President and Chief Operating Officer	1990
Christopher L. Kowalski	51	Director and President of Phillips & Johnston, Inc.	1998
Bradley S. Vetal	48	Director	2000
Dr. Kenneth E. Case	60	Director	1995
Jack D. McCarthy	61	Director	2001

Executive Officers who are not Directors

Name	Age	Positions with Webco	Officer Since
David E. Boyer	44	Senior Vice President — Tubing Operations, and Secretary	1992
Michael P. Howard	40	Chief Financial Officer, Senior Vice President — Finance and Administration, Treasurer and Assistant Secretary	1997
Stuart D. Keeton	46	Vice President, General Manager — Stainless Products Division	1995
Yong J. Kim	52	Vice President — Strategic Business Development and Improvement	2003
William F. Obermark	63	Senior Vice President — Corporate Development and Manufacturing Technology	1984
Randyl D. Watson	38	Vice President, General Manager — Carbon Operations	2000
Thomas M. Willey	62	Vice President — Materials Management	1995
Jeffrey W. Williams	47	Commercial Vice President — OEM Sales	2003

     F. William Weber is Chairman of the Board and Chief Executive Officer of Webco, positions he has held with Webco, or its predecessors, since founding the company in 1969. Mr. Weber’s term as a Director of Webco expires in December 2005. Mr. Weber is Chairman of the Board and owner of Custom Containers of America, Inc. (“C-CAM”), which manufactures inter-modal tank containers and fabricates other metal products. Mr. Weber also serves on the Board of Directors of Diversified Plastics, Inc. (“Diversified”), a company owned by Mr. Weber until its sale in September 2002. Diversified primarily manufactures plastic access panels and performs some packaging services. Mr. Weber is not actively involved in the day-to-day operations of C-CAM or Diversified. Mr. Weber is the father of Dana S. Weber.

     Dana S. Weber became President of Webco in June 1995 and is also its Vice Chairman of the Board and Chief Operating Officer, positions she has held since June 1990. Ms. Weber’s term as a Director of Webco expires in December 2005. Ms. Weber was the acting Chief Financial Officer of Webco from August 1994 to July 1995. Ms. Weber served as Chief Financial Officer and Treasurer of Webco from 1986 to June 1990. Ms. Weber has been with Webco, or its predecessors, in various positions since 1977. Ms. Weber served on the Board of C-CAM prior to October 2002. Since October 2002, Ms. Weber is no longer involved with C-CAM in any official capacity. Ms. Weber is the daughter of F. William Weber.

     Christopher L. Kowalski has been a Director of Webco since June 1998. Mr. Kowalski’s term as a Director of Webco expires in December 2006. Mr. Kowalski is president of Phillips & Johnston, Inc. (“P&J”), a wholly owned subsidiary of Webco. Mr. Kowalski joined P&J in 1979 and has served as its President since 1987. Prior to his employment with P&J, Mr. Kowalski worked for Central Steel & Wire, Inc.

     Bradley S. Vetal has been a Director of Webco since December 2000. Mr. Vetal’s term as a Director of Webco expires in December 2006. Mr. Vetal has served as Chairman and Chief Executive Officer, President, and Director of Matrix Service Company since March 1999. Mr. Vetal has been with Matrix Service Company since January 1987 and has served as President of Matrix Service, Inc. since June 1, 1992. From June 1996 to March 1999, Mr. Vetal was Vice President — Tank Division of Matrix Service Company and from June 1991 through May 1992, Mr. Vetal served as Vice President of Eastern Operations of Matrix Service Mid-Continent, Inc. Mr. Vetal graduated Cum Laude from the University of Michigan with a degree in Mechanical Engineering. Matrix is publicly traded on the Nasdaq National Market System.

     Dr. Kenneth E. Case has been a Director of Webco since July 1995. Dr. Case’s term as a Director of Webco expires in December 2004. Dr. Case is a Regents Professor of Industrial Engineering and Management and has been at Oklahoma State University since August 1975. He is a licensed professional engineer and was named the Outstanding Engineer in Oklahoma in 1987. His primary specialties are in the fields of quality and reliability. Dr. Case was a Senior Examiner on the Malcolm Baldrige National Quality Award from 1988 to 1990, and on the Panel of Judges from 1991 to 1993. He is a member of the National Academy of Engineering and the International Academy for Quality. He is a Fellow and currently Chairman of the Board of the 100,000-member American Society for Quality. He is a Fellow and 1986-7 president of the Institute of Industrial Engineers. In 2002, Dr. Case became the 29th recipient of the Frank and Lillian Gilbreth Industrial Engineering Award, the IIE’s highest honor.

     Jack D. McCarthy has been a Director of Webco since December 2001. Mr. McCarthy’s term as a Director of Webco expires in December 2004. From 1992 and until his retirement in 2003, Mr. McCarthy served as Senior Vice President and Chief Financial Officer of The Williams Companies, Inc. Mr. McCarthy joined The Williams

Companies in 1986, serving as Executive Director of Taxation and Vice President and Treasurer. Mr. McCarthy also held various executive and director positions in taxation and finance for Tenneco, Inc., El Paso Natural Gas, Inc., and Phillips Petroleum Company. Prior to those employments, Mr. McCarthy worked for the independent accounting firm, Ernst & Young, and a law firm. Mr. McCarthy holds a Juris Doctorate from Wayne State University, and a MBA and BBA from the University of Michigan. The Williams Companies, Inc. is publicly traded on the New York Stock Exchange.

     David E. Boyer is Senior Vice President — Tubing Operations of Webco since May 2001. Mr. Boyer has been the Secretary of Webco since November 1993. Mr. Boyer previously served as Webco’s Vice President of Sales and Marketing from July 1992 to May 2001; General Manager-Stainless Products Division from June 1991 to July 1992; Product Manager, Stainless Products, from February 1989 to June 1991; and in various other positions with Webco since 1984.

     Michael P. Howard is Chief Financial Officer, Senior Vice President - Finance and Administration, Treasurer and Assistant Secretary, responsibilities he assumed when joining Webco in January 1997. Mr. Howard was Vice President of Finance and Administration and Chief Financial Officer for Multimedia Games, Inc. from January 1996 to January 1997. From May 1985 to January 1996 Mr. Howard was with the international accounting firm of Coopers & Lybrand LLP, where he worked in the Business Assurance Group and served as the audit manager on Webco’s audit during five years of that period. Mr. Howard is a Certified Public Accountant.

     Stuart D. Keeton has been Vice President and General Manager — Stainless Products Division of Webco in Mannford, Oklahoma, since November 1995. Mr. Keeton was previously the General Manager of Stainless Operations of Webco from July 1992 to November 1995, and has been with Webco in various positions since December 1980.

     Yong J. Kim is Vice President – Strategic Business Development and Improvement of Webco since July 2003. Mr. Kim previously served as Director of OEM Products from January 2000 to July 2003, Director of Technical Services from November 1996 to January 2000, and Director of Corporate Quality Management from June 1992 to November 1996, and in various other positions with Webco since 1983.

     William F. Obermark is Senior Vice President — Corporate Development and Manufacturing Technology of Webco since December 1998. From November 1995 until 1998, he was the Vice President and General Manager — Southwest Tube Division. Mr. Obermark previously was Vice President of Engineering, a position he had held with Webco since June 1984. Mr. Obermark has been with Webco in various positions since 1980, and has been in the specialty tubing industry since 1969. Mr. Obermark is a licensed professional engineer.

     Randyl D. Watson has been Vice President and General Manager — Carbon Operations since August 2004. From January 2000 to August 2004, Mr. Watson was the Vice President and General Manager—Southwest Tube Division of Webco in Sand Springs, Oklahoma, since January 2000. From 1998 to January 2000, Mr. Watson was the General Business Manager of Weld Mill Operations and then all Operations at Southwest Tube. From 1993 to 1997, Mr. Watson was the Chief Engineer and Plant Manager for Southwestern Pipe in Houston Texas. In addition to his current tenure, Mr. Watson was employed by Webco as its Production Engineering Manager in Sand Springs from 1989 to 1993 when he left to join Southwestern Pipe.

     Thomas M. Willey has been Vice President — Materials Management of Webco since March 1995. Mr. Willey has been with Webco in various purchasing and materials acquisition and management positions since May 1980.

     Jeffrey W. Williams is Commercial Vice President – OEM Sales of Webco since August, 2003. A 24-year industry veteran, Mr. Williams previously served as Vice President – Strategic Sales for P&J from August 1999 to July 2003; Vice President of Sales for P&J from January 1997 to August 1999; and Regional Sales Manager for P&J from August 1992 to December 1996. Prior to joining Webco and P&J, Mr. Williams had a 13-year career with LTV Steel Tubular Products Company holding various sales and marketing positions.

     Except as set forth above, there are no family relationships among any of the directors or principal officers. The business address and telephone number of each director and executive officer is c/o Webco Industries, Inc., 9101 West 21st Street, Sand Springs, Oklahoma 74063, (918) 241-1000.

Certain Transactions

C-Cam International, LLC

     Webco charged C-CAM, an entity owned by F. William Weber, for certain shared benefits and services, including telephones and technical assistance prior to fiscal 2004. The outstanding receivable balance was $881,000 at July 31, 2004. As of the end of fiscal year 2003, Webco had discontinued all sharing of such benefits and services with C-CAM.

Diversified Plastics, Inc.

     Webco purchases certain specialty packaging and shipping material from Diversified, an entity formerly owned by F. William Weber. Payments made by Webco totaled $167,200 during the fiscal year ended July 31, 2004. In addition, Webco charges Diversified for certain shared benefits and services, including telephone and technical assistance. During the fiscal year ended July 31, 2004, Webco charged Diversified $2,000 for such shared services and received payments of $2,000. There was no outstanding receivable from Diversified at July 31, 2004. Mr. Weber sold Diversified in September 2002; however he continues to serve on the board of directors and holds a note receivable for the purchase price, with full recourse, from the new owners.

Advances to Officers

     F. William Weber had an outstanding advance from Webco during the fiscal year ended July 31, 2004, in the amount of $1,200,000. The advance is evidenced by a promissory note from Mr. Weber and is collateralized by Common Stock and is also a personal obligation. The note bears interest at 3.97%, which is payable upon the note’s maturity, June 30, 2007. Accrued interest on this note was $760,000 at July 31, 2004, of which $48,000 accrued during the fiscal year ended July 31, 2004. Webco received no payments on the note during fiscal 2004.

     Webco has made advances to certain other executives. As of July 31, 2004, such advances included $168,000 to William F. Obermark, $175,000 to David E. Boyer and $175,000 to Michael P. Howard. The advances are evidenced by promissory notes and are collateralized by company stock and are also personal obligations of the respective officers. Interest on the advances is charged at the rate of 3.97%. At July 31, 2004, accrued interest on Mr. Boyer’s note was $32,000. The notes are due on December 31, 2006.

     If the Transaction is completed, it is contemplated that Webco will lend F. William Weber $1,495,000, Dana S. Weber $105,000 and David E. Boyer $280,000 in order to repay loans to third parties secured by the Common Stock. See “Special Factors—Interests of Webco’s Directors and Executive Officers in the Transaction,” beginning on page 36.

Lease of Facility

     Webco leases a warehouse in Nederland, Texas, that is owned by a partnership, the principals of which include Messrs. Howard, Keeton, Boyer and Obermark, each a vice president of Webco and H. Lee Beard, an employee of Webco. During the year ended July 31, 2004, Webco paid $66,000 to the partnership in rentals. The rental payments were established based on an independent evaluation.

     Webco’s subsidiary, Phillips & Johnston, Inc., leases a warehouse in Lyndon, IL from an entity in which Mr. Kowalski is a thirty-four percent owner. During the year ended July 31, 2004, P&J paid $96,000 to the entity in rentals.

     See also “Special Factors—Interests of Webco’s Directors and Executive Officers in the Transaction” beginning on page 36.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The table below sets forth the beneficial ownership of the Common Stock as of October 1, 2004, by (i) each person known by Webco to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director, (iii) each of the executive officers of Webco, and (iv) all directors and executive officers of Webco as a group.

		Amount and Nature of Beneficial				Percent of Class Minimum Number Assumed
Name	Position	Ownership		Before	1,000	800	500	200
F. William Weber	Chairman of the Board and Chief Executive Officer	3,365,466	(1)	47.5%	48.6%	48.4%	48.3%	47.9%
Dana S. Weber	Vice Chairman of the Board, President and Chief Operating Officer	3,365,466	(1)	47.5	48.6	48.4	48.3	47.9
Kimberly A.W. Frank	Stockholder	3,365,466	(1)(3)	47.5	48.6	48.4	48.3	47.9
Christopher L. Kowalski	Director and President of Phillips & Johnston, Inc.	419,000	(2)(3)	5.9	6.0	6.0	6.0	6.0
Dr. Kenneth E. Case	Director	28,700	(3)	*	*	*	*	*
Jack D. McCarthy	Director	15,000	(3)	*	*	*	*	*
Bradley S. Vetal	Director	19,500	(3)	*	*	*	*	*
David E. Boyer	Vice President – Tubing Operations and Secretary	154,371	(3)	2.2	2.2	2.2	2.2	2.2
Michael P. Howard	Chief Financial Officer, Senior Vice President — Finance and Administration, Treasurer and Assistant Secretary	108,268	(3)	1.5	1.6	1.5	1.5	1.5
Stuart D. Keeton	Vice President, General Manager - Stainless Products Division	63,867	(3)	*	*	*	*	*
Yong J. Kim	Vice President – Strategic Business Development and Improvement	10,677	(3)	*	*	*	*	*
William F. Obermark	Senior Vice President — Corporate Development and Manufacturing Technology	84,801		1.2	1.2	1.2	1.2	1.2
Strong Capital Management, Inc	Institutional Investor	737,783	(4)	10.4	10.7	10.6	10.6	10.5
Randy D. Watson	Vice President, General Manager – Carbon Operations	31,400	(3)	*	*	*	*	*
Thomas M. Willey	Vice President – Materials Management	60,072	(3)	*	*	*	*	*
Jeffrey W. Williams	Commercial Vice President — OEM Sales	12,800	(3)	*	*	*	*	*
P. David Reed	Vice President – Information Technology	19,000	(3)	*	*	*	*	*

All directors and executive officers of Webco as a group (15 persons)		4,389,453		59.1%	60.4%	60.2%	60.1%	59.7%

* -	Less than 1%

(1)	Each of F. William Weber, Martha A. Weber, Dana S. Weber and Kimberly A.W. Frank (the “Weber Family”) holds his or her shares in a revocable living trust. F. William Weber and Martha A. Weber are husband and wife and are co-trustees of the trusts established by each other. Certain members of the Weber Family (F. William Weber, Martha A. Weber, Dana S. Weber, Ashley R. Weber and Kimberly A.W. Frank) may be deemed to be a “group,” as such term is used in Section 13(d) of the 1934 Act, and the rules promulgated thereunder, and to share beneficial ownership of the shares owned by each other member of the Weber Family. Each member of the Weber Family disclaims beneficial ownership of the shares owned by each other member of the Weber Family, except Mr. and Mrs. F. William Weber as to the shares owned by the other (shares shown in the table for each member of the Weber Family include shares as to which beneficial ownership is disclaimed as aforesaid). Members of the Weber Family disclaim beneficial ownership of certain shares included in the table as being owned by them, as follows: (a) Mr. and Mrs. F. William Weber disclaim beneficial ownership of 271,641 shares held in trust for the benefit of Ashley R. Weber, 812,146 shares held in trust for the benefit of Dana S. Weber, 398,186 shares held in trust for the benefit of Kimberly A. W. Frank, 12,000 shares held in trust for the benefit of their minor grandchildren and 2,000 shares that Kimberly A. W. Frank had the right to acquire as of October 1, 2004; (b) Dana S. Weber disclaims beneficial ownership of 1,869,493 shares held in trust for the benefit of Mr. and Mrs. F. William Weber, 398,186 shares held in trust for the benefit of Kimberly A. W. Frank, 271,641 shares held in trust for the benefit of Ashley R. Weber, 4,600 shares held in trust for the benefit of her daughter, 7,400 shares held in trust for the benefit of the children of Kimberly A.W. Frank and 2,000 shares that Kimberly A. W. Frank had the right to acquire as of October 1, 2004; and (c) Kimberly A.W. Frank disclaims beneficial ownership of 1,869,493 shares held in trust for the benefit of Mr. and Mrs. F. William Weber, 812,146 shares held in trust for the benefit of Dana S. Weber, 271,641 shares held in trust for the benefit of Ashley R. Weber, 7,400 shares held in trust for the benefit of her children, and 4,600 shares held in trust for the benefit of the child of Dana S. Weber. The address of each such stockholder is c/o Webco Industries, Inc., 9101 West 21st Street, Sand Springs, Oklahoma 74063.

(2)	The address of Christopher L. Kowalski is c/o Webco Industries, Inc., 9101 West 21st Street, Sand Springs, Oklahoma 74063. See also Footnote (3) below.

(3)	Includes shares of Common Stock that directors and executive officers had the right to acquire within 60 days after October 1, 2004, as follows: Christopher L. Kowalski, 4,000; Dr. Kenneth E. Case, 27,000; Jack D. McCarthy, 15,000; Bradley S. Vetal, 19,500; Kimberly A.W. Frank, 2,000; David E. Boyer, 56,000; Michael P. Howard, 56,000; Stuart D. Keeton, 48,400; Yong J. Kim, 10,500; Randyl D. Watson 31,400; Thomas M. Willey, 41,100; Jeffrey W. Williams, 11,000 and P. David Reed, 19,000.

(4)	According to a Schedule 13G dated April 7, 2004. The address of Strong Capital Management, Inc. is 100 Heritage Reserve, Menomonee Falls, Wisconsin 53051.

OTHER INFORMATION

Incorporation by Reference

     Webco’s Current Report on Form 8-K, dated October 19, 2004, is attached as Appendix B to this proxy statement and is incorporated by reference in this proxy statement. Webco’s audited consolidated financial statements as of July 31, 2003 and 2004, and for each of the three fiscal years ended July 31, 2004, the report of the independent registerd public accounting firm thereon and the accompanying footnotes on pages 33 to 46 of Webco’s Annual Report on Form 10-K are attached as Appendix C to this proxy statement. Such Annual Report on Form 10-K is incorporated by reference in this proxy statement. The information incorporated by reference should be considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement.

Where You Can Find More Information

     The Transaction will result in a “going private” transaction subject to Rule 13e-3 of the 1934 Act. Webco has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the 1934 Act with respect to the Transaction. The Schedule 13E-3 contains additional information about Webco. Copies of the Schedule 13E-3 are available for inspection and copying at the principal executive offices of Webco during regular business hours by any interested stockholder of Webco, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Michael P. Howard, Webco’s Chief Financial Officer and Senior Vice President, at the following address: Webco Industries, Inc., P. O. Box 100, Sand Springs, Oklahoma 74063.

     Webco is currently subject to the information requirements of the 1934 Act and files periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to its business, financial and other matters.

     Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. For further information concerning the SEC’s public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC’s Internet address at “http://www.sec.gov.” The Common Stock is listed on the American Stock Exchange under the symbol “WEB.”

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS

     To reduce the expenses of delivering duplicate proxy materials, Webco is taking advantage of the SEC’s “householding” rules that permit it to deliver only one set of proxy materials to stockholders who share an address unless otherwise requested. Any record stockholder who shares an address with another record stockholder and has received only one set of proxy materials, may receive a separate copy of these materials without charge upon written request addressed to Investor Relations, Webco Industries, Inc., P. O. Box 100, Sand Springs, Oklahoma 74063. If a record stockholder who shares an address with another record stockholder and currently receives only one set of proxy materials and/or one annual report wishes in the future to receive separate copies, please notify Investor Relations at the above address or by calling (918) 241-1000 and asking for Investor Relations. If record stockholders who share an address currently receive multiple copies of proxy materials and/or annual reports, they can request only one copy by notifying the Corporate Secretary at the above address or telephone number.

STOCKHOLDER PROPOSALS

     If the Transaction is not consummated and Webco remains a public reporting company, proposals of stockholders intended to be presented at the next annual meeting must be received by Webco at its principal executive offices not later than    , in order to be included in the proxy statement for the next annual meeting. Any such proposal should be addressed to Webco’s Corporate Secretary and delivered to Webco’s principal executive offices at 9101 West 21st Street, Sand Springs, Oklahoma 74063, or mailed to P. O. Box 100, Sand Springs, Oklahoma 74063. Any stockholder proposal to be considered at next year’s annual meeting but not included in this proxy statement must be submitted in writing by    or the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the meeting.

OTHER MATTERS

     In accordance with Oklahoma law and Webco’s Bylaws relating to special meetings of stockholders, no other business may be presented at the Special Meeting other than matters set forth herein which will be presented for consideration at the Meeting or which are incidental to the conduct of the Meeting.

By Order of the Board of Directors, F. William Weber

CHAIRMAN OF THE BOARD OF DIRECTORS

Sand Springs, Oklahoma

        , 2004

APPENDIX A

     November 3, 2004

Board of Directors
Special Committee
Webco Industries, Inc.
9001 West 21st Street
Sand Springs, Oklahoma 74063

Dear Board and Committee Members:

     Webco Industries, Inc. (the “Company”) proposes to effect a reverse stock split (the “Reverse Split”) of its common stock in which the holders of less than one share following the Reverse Split will receive cash in lieu of their fractional shares to be followed immediately by a forward split in which all holders of fractional shares after the forward split will receive cash in lieu thereof (the “Transaction”). You have requested our opinion as to the fairness from a financial point of view to stockholders other than directors and officers of the Company and other members of the Weber family (“Unaffiliated Stockholders”) of the $6.50 per pre-Reverse Split share they will receive in lieu of their fractional shares.

     Southwest Securities, Inc. (“SWS”), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     We are acting as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Transaction and will receive a fee for our services. The opinion fee is not contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of business, SWS may, for its own account and the accounts of its customers, trade the securities of the Company and, accordingly, may hold a long or short position in such securities.

     In the course of performing our review and analysis for rendering this opinion, we have: (i) reviewed drafts of the Company’s proxy statement pertaining to the Transaction (the “Proxy Statement”); (ii) reviewed and analyzed certain publicly available financial and other data with respect to the Company and certain other relevant historical operating data relating to the Company made available to us from published sources and from the internal records of the Company; (iii) conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook of the Company; (iv) visited certain

Southwest Securities, Inc. • 1201 Elm Street, Suite 3500 • Dallas, Texas 75270-2180 • 214.859.1800 • www.swst.com
MEMBER: NEW YORK STOCK EXCHANGE

Board of Directors
Special Committee
Webco Industries, Inc.
November 3, 2004

facilities and the business offices of the Company; (v) reviewed current and historical market prices and trading activity of the common stock of the Company; (vi) compared certain financial information for the Company with similar information for certain other companies, the securities of which are publicly traded; (vii) reviewed the financial terms, to the extent publicly available, of selected precedent transactions that we deemed generally comparable to the Company and the Transaction; and (viii) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

     With respect to the data and discussions relating to the business prospects and financial outlook of the Company, we have assumed that such data have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such financial data and estimates. We have further relied on the assurances of senior management of the Company that they are unaware of any facts that would make such business prospects and financial outlook incomplete or misleading. The business prospects and financial outlook are based upon numerous variables and assumptions that are inherently uncertain, including factors relating to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the business prospects and financial outlook reviewed by us.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by the Company (including the financial statements and related notes thereto of the Company), and have not assumed responsibility for independently verifying and have not independently verified such information. We have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities of the Company, and we have not been furnished with any such valuations or appraisals. Additionally, we have not been asked and did not consider the possible effects of any litigation or other legal claims. We have also assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Proxy Statement without any regulatory restrictions, conditions, amendments or modifications.

     Our opinion is subject to the assumptions and conditions set forth herein, speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal or other circumstances or events of any kind or nature that may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

     Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee and the Board of Directors of the Company in connection with their consideration of the Transaction. Copies of this opinion may be included in

Board of Directors
Special Committee
Webco Industries, Inc.
November 3, 2004

the Proxy Statement and shown or provided to stockholders of the Company and any properly interested regulatory agencies (such as the Securities and Exchange Commission) in connection with the Transaction; however, copies may not be shown or provided to any other person (except attorneys and accountants for the Company) without the prior written approval of SWS. Further, this opinion may not be quoted in part, paraphrased, summarized or described in any writing, including the foregoing Proxy Statement, provided to any person who is not an employee or director of the Company or an attorney or accountant for the Company without the prior written approval of that portion of such writing by SWS.

     Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of the Transaction compared to any alternative business strategy in which the Company might engage. Our opinion addresses solely the fairness of the Transaction. We are not expressing any opinion herein as to the prices or price ranges at which the Company’s common stock has traded or may trade in the future. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on the proposed Transaction or any other matter being voted upon by the Company’s stockholders.

     Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the $6.50 per pre-Reverse Split share to be paid in the Transaction for fractional shares is fair from a financial point of view to the Unaffiliated Stockholders receiving cash in the Transaction.

Very truly yours,

Southwest Securities, Inc.

By:	/s/ Michael D. Craig

Michael D. Craig
Managing Director

[FRONT OF FORM]

WEBCO INDUSTRIES, INC.
9101 West 21st Street
(Post Office Box One)
Sand Springs, Oklahoma 74063(2)

Proxy Solicitation for common stock on Behalf of the Board of Directors of Webco for the Special Meeting of Stockholders on          , 2004

     The undersigned hereby appoints Mr. Jack D. McCarthy and Dr. Kenneth E. Case and each or either of them, as proxies, with full power of substitution and resubstitution, to vote all shares of the common stock of Webco Industries, Inc. which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held on         , 2004, and at any adjournment thereof, upon the items described in the Notice of Special Meeting of Stockholders and Proxy Statement mailed to Stockholders on or about         , 2004, and upon any other business that may properly come before the Special Meeting of Stockholders or any adjournment thereof. The undersigned hereby acknowledges prior receipt of the Notice of Special Meeting of Stockholders and of the Proxy Statement.

     The shares of common stock represented by this proxy will be voted as directed, or if directions are not indicated, will be voted FOR the Amendment to Webco’s Certificate of Incorporation in the manner described in the proxy statement accompanying this proxy card. This proxy is revocable any time prior to its use. The Board of Directors recommends a vote FOR the proposal.

(continued and to be signed on other side)

[REVERSE SIDE OF FORM]

1.	Amendment to Webco Industries, Inc. Certificate of Incorporation to effect a one-for-200 reverse stock split and a 20-for-1 forward stock split of the Common Stock.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	Amendment to Webco Industries, Inc. Certificate of Incorporation to effect a one-for-500 reverse stock split followed immediately by a 50-for-one forward stock split of the Common Stock.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Amendment to Webco Industries, Inc. Certificate of Incorporation to effect a one-for-800 reverse stock split followed immediately by a 80-for-one forward stock split of the Common Stock.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Amendment to Webco Industries, Inc. Certificate of Incorporation to effect a one-for-1000 reverse stock split followed immediately by a 100-for-one forward stock split of the Common Stock.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Signature	Date
Signature	Date

Please complete, date and sign this proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting on ____________, 2004. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy.

NOTE: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.